Exhibit 10.9

AMENDED AND RESTATED LOAN AGREEMENT

dated as of March 20, 2009

among

MATTRESS INTERMEDIATE HOLDINGS, INC.,
as Borrower,

THE LENDERS PARTY HERETO
and

TCW/CRESCENT MEZZANINE PARTNERS IV, L.P.,
as Administrative Agent

i

TABLE OF CONTENTS

Page

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Note
Exhibit C	Form of Non-Bank Certificate
Exhibit D	Form of Opinion of Ropes & Gray LLP

AMENDED AND RESTATED LOAN AGREEMENT

This AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) dated as of March 20, 2009, among MATTRESS INTERMEDIATE HOLDINGS, INC., a Delaware corporation, as borrower (“Borrower”), the Lenders (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), and TCW/CRESCENT MEZZANINE PARTNERS IV, L.P., a Delaware limited partnership (“TCW IV”), as administrative agent for the Lenders (in such capacity, “Administrative Agent”).

RECITALS:

WHEREAS, Mattress Holding Corp., a Delaware corporation and an indirect Wholly Owned Subsidiary of the Borrower (“Opco”), Mattress Holdco, Inc., a Delaware corporation and a Wholly Owned Subsidiary of the Borrower (“Holdings”), the Administrative Agent and the Lenders previously entered into that certain Senior Subordinated Loan Agreement, dated as of January 18, 2007 (as amended by that certain senior subordinated loan amendment and payoff, dated as of February 16, 2007, and as further amended, supplemented or modified through the date hereof, the “Existing Loan Agreement”), under which the Lenders extended credit in the form of senior subordinated loans on the Closing Date in an aggregate principal amount of $120,000,000;

WHEREAS, the Borrower and Opco have requested that the Lenders agree, pursuant to the terms of the Assumption Agreement, to (a) the assignment and assumption of all rights and obligations of Opco under the Existing Loan Agreement to the Borrower and (b) the corresponding release and discharge of all obligations of Opco and the Guarantors (as defined in the Existing Loan Agreement), on the Restatement Date;

WHEREAS, the Lenders are willing to agree to the foregoing assignment, assumption and release under the Assumption Agreement subject to, amongst other things, the terms and conditions set forth herein;

WHEREAS, the Borrower and the Lenders desire to amend and restate the Existing Loan Agreement in the form hereof to, among other things, set forth the terms and conditions under which the Lenders have agreed to the assignment and assumption of all rights and obligations thereunder to the Borrower from Opco, and to make certain other amendments thereto; and

WHEREAS, the effectiveness of the amendment and restatement of the Existing Loan Agreement pursuant to the terms of this Agreement is subject to the terms and conditions of the Assumption Agreement.

NOW, THEREFORE, the Administrative Agent, the Lenders and the Borrower agree to amend and restate the Existing Loan Agreement on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01     Defined Terms.  As used in this Agreement (including the recitals above), the following terms shall have the meanings specified below:

“Accepted Loans” shall have the meaning assigned to such term in Section 6.06(f).

“Acquired Indebtedness” shall mean (a) with respect to any person that becomes a Subsidiary after the Closing Date as a result of an acquisition, Indebtedness of such person and its subsidiaries existing at the time such person becomes a Subsidiary that was not incurred in connection with, or in contemplation of, such acquisition and (b) with respect to Borrower or any Subsidiary, any Indebtedness of a person (other than Borrower or a Subsidiary) existing at the time such person is merged with or into Borrower or a Subsidiary in connection with an acquisition, or Indebtedness expressly assumed by Borrower or any Subsidiary in connection with an acquisition, which Indebtedness was not, in any case, incurred by such other person in connection with, or in contemplation of, such acquisition.

“Acquisition” shall mean the acquisition of Opco pursuant to the Acquisition Agreement.

“Acquisition Agreement” shall mean the merger agreement, dated as of January 10, 2006 (as amended, supplemented or otherwise modified from time to time) among Mattress Holdings, LLC, Mattress Acquisition, Inc. (as predecessor in interest to Opco), a Delaware corporation, Sun Mattress, LLC, a Delaware limited liability company, Gary Fazio, R. Stephen Stagner and Jim Black.

“Acquisition Documents” shall mean the Acquisition Agreement and each agreement, certificate, instrument, letter or other document related thereto (including in each case each exhibit, schedule, annex or attachment thereto).

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 6.09.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“AHYDO Amount” shall mean, with respect to each Loan as of any date, the minimum dollar amount of such Loan that if prepaid would be sufficient to ensure that such Loan is not an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code.

“Alternate Offer” shall have the meaning assigned to such term in Section 5.14(d).

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 6.20.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ares” shall mean Ares Capital Corporation or any other entity known by the Lender to be an Affiliate of Ares Capital Corporation.

“Asset Sale” shall mean (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback or merger or consolidation) of Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions) (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law), in each case, other than:

(1)           a disposition of cash or Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of business of Borrower and its Restricted Subsidiaries;

(2)           the disposition of all or substantially all of the assets of Borrower and its Restricted Subsidiaries, taken as a whole, in a manner permitted pursuant to Section 6.06;

(3)           the granting of a Lien permitted by Section 6.02;

(4)           for purposes of Section 6.06 only, the making of a Permitted Investment (except to the extent such transaction results in the receipt of cash or cash equivalents by Borrower or its Restricted Subsidiaries) or any other disposition of cash or cash equivalents that is otherwise a Restricted Payment permitted by Section 6.04;

(5)           any disposition of assets by Borrower or a Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $3.0 million;

(6)           any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Borrower or by Borrower or a Restricted Subsidiary to another Restricted Subsidiary;

(7)           the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(8)           foreclosures on or expropriations of assets;

(9)           disposition of an account receivable in connection with the collection or compromise thereof;

(10)         the sale of Permitted Investments (other than sales of Equity Interests of any of the Restricted Subsidiaries) made by the Borrower or any Restricted Subsidiary after the Closing Date, if such Permitted Investments were (a) received in exchange for, or purchased out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of Borrower (other than Disqualified Stock) or (b) received in the form of, or were purchased from the proceeds of, a substantially concurrent contribution of common equity capital to Borrower; and

(11)         the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Capital Stock that is permitted by Section 6.01.

“Asset Sale Offer” shall have the meaning assigned to such term in Section 6.06(d).

“Asset Sale Offer Amount” shall have the meaning assigned to such term in Section 6.06(d).

“Asset Sale Payment” shall have the meaning assigned to such term in Section 6.06(d).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee thereof (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A, or any other form approved by the Administrative Agent.

“Assumption Agreement” shall mean the Assignment, Assumption and Release Agreement dated as of the Restatement Date by and among Borrower, Holdings, Opco, various Subsidiaries of Opco, Lenders and Administrative Agent, effecting, among other things, the assignment to, and assumption by, the Borrower of the rights and duties of Opco (including all Obligations under the Existing Loan Agreement) and the amendment and restatement of the Existing Loan Agreement as set forth herein.

“Black Diamond” shall mean Black Diamond Asset Management or any other entity known by the Lender, after due inquiry, making an assignment or selling a participation pursuant to Section 10.04 to be an Affiliate of Black Diamond Asset Management.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person and (ii) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean a borrowing comprised of Loans.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Calculation Date” shall have the meaning assigned to such term in the definition of “Fixed Charge Coverage Ratio”.

“Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by Borrower and its Restricted Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property from proceeds not otherwise required to be used to prepay the Senior Secured Loans pursuant to Section 2.10(f) or Section 2.10(c) of the Senior Secured Loan Documents and (ii) any portion of such expenditures attributable solely to acquisitions of property, plant and equipment in connection with any permitted acquisition or other Permitted Investment.  For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit, Eurodollar time deposits or bankers’ acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) demand deposit and savings deposit accounts maintained in the ordinary course of business; and (g) in the case of Foreign Subsidiaries, Investments made locally of a type comparable to those described in clauses (a) — (f) of this definition.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

A “Change of Control” shall be deemed to have occurred if:

(a)           Borrower at any time ceases to own, directly or indirectly, 100% of the Equity Interests of each of Holdings and Opco;

(b)           Holdings at any time ceases to own 100% of the Equity Interests of Opco;

(c)           prior to an IPO, the Permitted Holders (collectively) cease, directly or indirectly, to own, or to have the power to vote or direct the voting of, Voting Stock of Borrower, Holdings or Opco representing a majority of the voting power of the total outstanding Voting Stock of Borrower, Holdings or Opco, as the case may be;

(d)           upon and following an IPO, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders for purposes of determining such “person” or “group”, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Borrower, Holdings or Opco representing more than 35% of the voting power of the total outstanding Voting Stock of Borrower, Holdings or Opco, as the case may be and (ii) the Permitted Holders (collectively) shall, directly or indirectly, own, or have the power to vote or direct the voting of, Voting Stock of Borrower, Holdings or Opco representing a lesser percentage of the voting power of the total outstanding Voting Stock of Borrower, Holdings or Opco, as the case may be, than such “person” or “group”;

(e)           upon and following an IPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower, Holdings or Opco (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Borrower, Holdings or Opco, as the case may be, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower, Holdings or Opco, as the case may be; provided, that a Change of Control under this clause (e) shall not be deemed to have occurred if and for so long as the Permitted Holders own, directly or indirectly, or have the power to vote or direct the voting of, Voting Stock with sufficient voting power to elect a majority of directors to the Board of Directors of Borrower, Holdings or Opco; or

(f)            any change of control (or similar event, however, denominated) shall occur under and as defined in any of the Senior Secured Loan Documents.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change of Control Offer” shall have the meaning assigned to such term in Section 5.14(a).

“Change of Control Prepayment Date” shall have the meaning assigned to such term in Section 5.14(a).

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Closing Date” shall mean January 18, 2007.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Loan in the amount advanced by such Lender on the Closing Date or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The aggregate amount of the Lenders’ Commitments on the Closing Date was $120.0 million.  On the Restatement Date, the aggregate amount of the Lenders’ Commitments is $0.

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Companies” shall mean Borrower and its Restricted Subsidiaries; and “Company” shall mean any one of them.

“Consolidated Amortization Expense” shall mean, for any period, with respect to any person the amortization expense of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, with respect to any person, the depreciation expense of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, with respect to any person, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Opco (other than a Subsidiary that is a guarantor under the Credit Agreement) only if a corresponding amount would be permitted at the date of determination to be distributed to Opco by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organizational Documents and all agreements or instruments (excluding any Loan Document) and Requirements of Law applicable to such Subsidiary or its equityholders):

(a)           Consolidated Interest Expense for such period,

(b)           Consolidated Amortization Expense for such period,

(c)           Consolidated Depreciation Expense for such period,

(d)           Consolidated Tax Expense for such period,

(e)           any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs, any costs or expenses incurred by such person or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, so long as such costs or expenses (other than non-cash charges) are funded with cash proceeds contributed to the capital of such person or net cash proceeds of an issuance of Equity Interests of such person (other than Disqualified Equity Interests),

(f)            the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, and

(g)           Board of Directors expenses, the management fees, the closing fee and reimbursement of expenses to Sponsor paid in compliance with Section 6.09(h) or (j), and

(y) subtracting therefrom:

(i)            the aggregate amount of all non-cash items increasing Consolidated Net Income (other than (A) the accrual of revenue or recording of receivables in the ordinary course of business and (B) the reversal of any accrual of a reserve referred to in the parenthetical in clause (f) of this definition (other than any such reversal that results from a cash payment)) for such period; and

(ii)           all other non-recurring items increasing Consolidated Net Income for such period.

“Consolidated Interest Expense” shall mean, for any period, with respect to such person, the total consolidated interest expense of such person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a)           imputed interest on Capital Lease Obligations of such person and its Restricted Subsidiaries for such period;

(b)           commissions, discounts and other fees and charges owed by such person or any of its Restricted Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(c)           amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by such person or any of its Restricted Subsidiaries for such period including, without limitation, net costs under Hedging Agreements dealing with interest rates and any commitment fees payable thereunder;

(d)           cash contributions to any employee stock ownership plan or similar trust made by such person or any of its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

(e)           all interest paid or payable with respect to discontinued operations of such person or any of its Restricted Subsidiaries for such period;

(f)            the interest portion of any deferred payment obligations of such person or any of its Restricted Subsidiaries for such period;

(g)           all interest on any Indebtedness of such person or any of its Restricted Subsidiaries of the type described in clause (f) or (k) of the definition of “Indebtedness” for such period; and

(h)           the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such person and its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such person (other than Disqualified Capital Stock) or to such person or a Restricted Subsidiary of such person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

provided that, other than for purposes of calculating Consolidated EBITDA, (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, with respect to any person, the consolidated net income (or loss) of such person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)           the net income (or loss) of any person (other than a Restricted Subsidiary of Borrower) in which any person (other than Borrower and its Restricted Subsidiaries) has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by such person or (subject to clause (b) below) any of its Restricted Subsidiaries during such period;

(b)           the net income of any Subsidiary of Opco (other than any Subsidiary that is a guarantor under the Credit Agreement) during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period, except that Opco’s equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(c)           any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by such person or any of its Restricted Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by such person or any of its Restricted Subsidiaries;

(d)           gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(e)           earnings resulting from any reappraisal, revaluation or write-up of assets;

(f)            unrealized gains and losses with respect to Hedging Obligations for such period;

(g)           costs and expenses related to any equity offering, permitted Investment, acquisition, disposition or any incurrence (or early extinguishment) of Indebtedness permitted by this Agreement (in each case whether or not consummated) or directly incurred in connection with the Transactions;

(h)           to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with the Transactions or any acquisition consummated prior to the Closing Date or, to the extent permitted hereunder, thereafter;

(i)            to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 120 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 120 days), expenses with respect to liability or casualty events or business interruption;

(j)            all other non-recurring items reducing Consolidated Net Income for such period, including store shut-down costs; provided that the aggregate amount of all non-recurring cash items added back for such period shall not exceed $5.0 million; and

(k)           any extraordinary or non-recurring gain (or extraordinary or non-recurring loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by such person or any of its Restricted Subsidiaries during such period.

For purposes of this definition of “Consolidated Net Income,” Consolidated Net Income shall be reduced (to the extent not already reduced thereby) by the amount of any payments to or on behalf of such person made pursuant to Section 6.04(b)(10).

Notwithstanding any of the foregoing, Consolidated Net Income shall be calculated for any period without giving effect to purchase accounting or similar adjustments required or permitted by GAAP in connection with the Transactions or any acquisition.

“Consolidated Tax Expense” shall mean, for any period, with respect to such person, the tax expense of such person and its Restricted Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Contribution Indebtedness” shall mean Indebtedness of any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than (i) Excluded Contributions and amounts applied to make a Restricted Payment in accordance with Section 6.04(b)(2) and (ii) cash contributions, the proceeds of which have been or are to be used to prepay Loans in accordance with the terms of this Agreement) made to the capital of any Restricted Subsidiary following the Closing Date; provided that:

(1)           if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the Companies, the amount of such excess shall be Indebtedness with a maturity date later than the Maturity Date, and

(2)           such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date of the incurrence thereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in any direct or indirect parent of Borrower or other portfolio companies.

“Credit Agreement” means the senior secured credit agreement, dated as of the January 18, 2007, by and among Opco, Holdings, the other guarantors party thereto, the lenders party thereto, UBS AG, Stamford Branch, as administrative agent, and the other agents party thereto, and any related notes, mortgages, collateral documents, letters of credit, guarantees, instruments and agreements executed in connection therewith including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” shall mean one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely in exchange for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 6 months following the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to 6 months following the Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations other than repurchase obligations with respect to common Equity Interests of any Company or any direct or indirect parent of any Company issued to employees and directors of Borrower and its Restricted Subsidiaries upon death, disability, retirement, severance or termination of employment or service and which provide that any repurchase obligation shall not be effective during the continuance of an Event of Default or if such purchase of Borrower’s Equity Interest would not otherwise be permitted by this Agreement or would result in an Event of Default under this Agreement and customary change of control or asset sale proceeds repurchase obligations and which may come into effect prior to payment in full of all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable and for which no events or claims that could give rise thereto are then pending or outstanding).

“dollars” or “$” shall mean lawful money of the United States.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.21.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Cure Documents” shall mean the Equity Support Letter and the Equity Side Letter.

“Equity Cure Provider” shall mean J.W. Childs Equity Partners III, L.P.

“Equity Financing” shall mean the cash common equity investment directly or indirectly in Holdings by the Equity Investors as the same was further invested in cash equity in Opco on the Closing Date, in the amount of $134.0 million.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Investors” shall mean, collectively, the Permitted Holders, Affiliates of Permitted Holders and Sponsor, any co-investor existing on the Closing Date, any co-investor which acquired equity in an amount not to exceed $30.0 million within 90 days of the Closing Date and officers, employees and directors of Borrower or any of its Subsidiaries.

“Equity Support Letter” shall mean that certain letter agreement, dated as of the Restatement Date, as amended, supplemented or otherwise modified from time to time, among the Equity Cure Provider, Mattress Interco, Inc. and such other parties thereto, pursuant to which the Equity Cure Provider has agreed to make certain equity investments to Mattress Interco, Inc. to be contributed as capital directly or indirectly to Opco pursuant to the terms and conditions thereof.

“Equity Side Letter” shall mean that certain letter agreement, dated as of the Restatement Date, as amended, supplemented or otherwise modified from time to time among the Administrative Agent and the Equity Cure Provider.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 412 or 430 of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its

ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Proceeds” shall have the meaning assigned to such term in Section 6.06(d).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” shall mean net cash proceeds, marketable securities or Qualified Proceeds, in each case received by any Restricted Subsidiary from:

(1)           contributions to its common equity capital; and

(2)           the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of any Company) of Equity Interests (other than Disqualified Capital Stock and Preferred Stock);

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of Section 6.04(a)(v).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income taxes (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized, having its principal office or otherwise doing business or, in the case of any Lender, its applicable lending office in such jurisdiction (other than a business solely arising from or deemed to solely arise from any of the Transactions contemplated by this Agreement or any other Loan Documents) and (b) in the case of a Foreign Lender, any U.S. federal withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a) or (y) if such Foreign Lender is an assignee pursuant to a request by Borrower under Section 2.16; provided that this subclause (b)(i) shall not apply to any Tax imposed on a

Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.14(d), (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), or (iii) is attributable to a U.S. Lender’s failure to comply with Section 2.15(g).

“Executive Order” shall have the meaning assigned to such term in Section 6.20.

“Existing Lien” shall have the meaning assigned to such term in the definition of “Permitted Lien”.

“Existing Loan Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Fixed Charge Coverage Ratio” means, for any period, with respect to any person, the ratio of Consolidated EBITDA for such period to the Consolidated Interest Expense for such period.  In the event that such person or any Restricted Subsidiary incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made occurred (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)           acquisitions that have been made by such person or any of its Restricted Subsidiaries, including through mergers or consolidations, or such person or any of its Restricted Subsidiaries acquired by such person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect (in accordance with Regulation S-X under the Securities Act but giving effect to Pro Forma Cost

Savings) as if they had occurred on the first day of the four-quarter reference period;

(b)           the Consolidated EBITDA attributable to operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date shall be excluded.  The Fixed Charges attributable to operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges shall not be obligations of such person or any of its Restricted Subsidiaries following the Calculation Date;

(c)           any Person that is a Restricted Subsidiary on the Calculation Date (or would become a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated EBITDA) shall be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(d)           any Person that is not a Restricted Subsidiary on the Calculation Date (or would cease to be a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated EBITDA) shall be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(e)           if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation (as defined in the Credit Agreement) applicable to such Indebtedness if such Hedging Obligation (as defined in the Credit Agreement) has a remaining term as at the Calculation Date in excess of 12 months).

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“General Investment Basket” shall mean, at any time of determination, $20.0 million.

“General Partner” shall mean J.W. Childs Advisors III, L.P.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Hazardous Materials” shall mean the following:  hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall have the meaning assigned to such term in the recitals hereto

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued (other than the deferral of fees pursuant to the Management Services Agreement); (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) [Intentionally Omitted], (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above.  The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.  In no event will obligations or liabilities in respect of any Qualified Capital Stock constitute Indebtedness hereunder.  For the purposes of Section 6.01(b), Indebtedness shall include Disqualified Capital Stock and Preferred Stock issued by a Restricted Subsidiary.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Intellectual Property” shall mean, with respect to any Company, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted.

“Interest Payment Date” shall mean the last Business Day of each April, July, October and January to occur during any period in which the Loan is outstanding and the Maturity Date.

“Investments” means, with respect to any person, all direct or indirect investments by such person in other persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If the Borrower or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Borrower’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the penultimate paragraph of Section 6.04.  The acquisition by the Borrower or any Restricted Subsidiary of a person that holds an Investment in a third person shall be deemed to be an Investment by the Borrower or such Restricted Subsidiary in such third person in an amount equal to the fair market value of the Investments held by the acquired person in such third person in an amount determined as provided in the penultimate paragraph of Section 6.04.  Except as otherwise provided in this Agreement, the amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value.  Notwithstanding the foregoing, Restricted Payments of the type described in Section 6.04(a)(ii) shall not be deemed to be Investments.

“IPO” shall mean the first underwritten public offering by Borrower (or any direct or indirect parent of Borrower), Holdings or Opco of its Equity Interests after the Closing

Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether in existence on the Closing Date or thereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lenders” shall mean (a) the persons that are a party hereto and (b) any person that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such person that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, collateral assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities (other than securities representing an interest in a joint venture), any purchase option, call or similar right of a third party with respect to such securities.

“Loan” shall mean the loans made by the Lenders party to the Existing Loan Agreement on the Closing Date, as the same continue to exist after the transfer of all Obligations therefor to the Borrower on the Restatement Date pursuant to the Restatement Date Transactions, and, for the avoidance of doubt, shall include any amount added to the principal thereof pursuant to the Existing Loan Agreement or this Agreement.

“Loan Documents” shall mean this Agreement, the Notes (if any), the Assumption Agreement and the Equity Support Documents.

“Management Services Agreement” shall mean the management agreement by and among Sponsor, Borrower, Opco and Mattress Firm, Inc., dated as of January 18, 2007, as amended on the Restatement Date, and as further amended, supplemented or otherwise modified from time to time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or condition, financial or otherwise, of Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Borrower to fully and timely perform any of its payment obligations under any Loan Document; or (c) material impairment of the rights of or benefits or remedies available to the Lenders under any Loan Document.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans) or Hedging Obligations of Borrower or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $5.0 million.

“Material Subsidiary” shall mean Holdings, Opco and any other Restricted Subsidiary of Borrower whose consolidated net income accounts for more than 5% of the consolidated net income of Borrower and its Restricted Subsidiaries, or the value of whose net assets exceeds 5% of consolidated total assets of Borrower and its Restricted Subsidiaries.

“Maturity Date” shall mean January 18, 2015.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean, with respect to any Asset Sale, the cash proceeds received by Borrower or any of its Restricted Subsidiaries (including cash proceeds subsequently received (as and when received by Borrower or any of its Restricted Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Borrower or any of its Restricted Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 365 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 365 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any obligations which are secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties).

“Non-Recourse Debt” shall mean Indebtedness:

(1)           as to which neither Borrower nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)           no default with respect to which would permit upon notice, lapse of time or both any holder of any Indebtedness of Borrower or any Restricted Subsidiary to declare a default on such Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Maturity Date; and

(3)           as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Borrower or any Restricted Subsidiary.

“Notes” shall mean any notes evidencing the Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit B.

“Obligations” shall mean (i) the unpaid principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower under this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 6.20(a).

“Officers’ Certificate” shall mean, as to any person, a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer, the president or any one of the Financial Officers of such person, each in his or her official (and not individual) capacity.

“Opco” shall have the meaning assigned to such term in the recitals hereto.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including related interest, fines, penalties and additions to tax) arising from any payment made or required to be made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Patriot Act” shall have the meaning assigned to such term in Section 10.13.

“Payment Default” shall have the meaning assigned to such term in Section 8.01(f)(i)

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Business” shall mean any business conducted by any Restricted Subsidiary on the Closing Date and any businesses that, in the good faith judgment of the Board of Directors of Borrower, are reasonably related, ancillary or complementary thereto, or reasonable extensions thereof.

“Permitted Debt” shall have the meaning assigned to such term in Section 6.01(b).

“Permitted Holders” shall mean J.W. Childs Associates, L.P., J.W. Childs Equity Partners III, L.P., JWC Fund III Co-Invest, LLC, JWC Mattress Holdings, LLC, Mr. John W. Childs, Gary T. Fazio, Jim R. Black, R. Stephen Stagner, Lehman Brothers Co-Investment Partners L.P., Lehman Brothers Co-Investment Capital Partners L.P., Lehman Brothers Co-Investment Group L.P., Lehman Brothers Fund of Funds XVIII — Co-Investment Holding, LP, TCW Group, another investor that is an assignee of any of J.W. Childs Associates, L.P., J.W. Childs Equity Partners III, L.P., JWC Fund III Co-Invest, LLC, JWC Mattress Holdings, LLC or Mr. John W. Childs and that is reasonably satisfactory to the Administrative Agent and, in each case, their respective Controlled Investment Affiliates.

“Permitted Investments” shall mean:

(1)           any Investment in Cash Equivalents;

(2)           any Investment in Borrower or in a Restricted Subsidiary;

(3)           any Investment by Borrower or any Restricted Subsidiary in a person, if as a result of such Investment:

(a)           such person becomes a Restricted Subsidiary; or

(b)          such person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Borrower or a Restricted Subsidiary;

(4)           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.06;

(5)           any Investment made for consideration consisting of Qualified Capital Stock;

(6)           any Investment received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with persons that are not Affiliates;

(7)           Investments represented by Hedging Obligations permitted under this Agreement;

(8)           loans or advances to employees of Borrower or any of its Subsidiaries (x) in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any time outstanding or (y) in connection with the purchase by such persons of Equity Interests of Borrower or any direct or indirect parent of Borrower so long as the cash proceeds of such purchase received by any direct or indirect parent of Borrower are contemporaneously contributed to the common equity capital of Borrower;

(9)           Investments in existence on the Restatement Date;

(10)         Investments in prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(11)         pledges or deposits permitted under the definition of Permitted Liens;

(12)         receivables owing to Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms as Borrower or such Restricted Subsidiary deems reasonable under the circumstances;

(13)         other Investments in any person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the General Investment Basket

(14)         Guarantees by any Restricted Subsidiary of obligations of franchisees or any of their Affiliates in an aggregate outstanding amount (including any such guaranteed obligations outstanding on the Closing Date) not to exceed $5.0 million;

(15)         Guarantees by any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(16)         Investments consisting solely of Contingent Obligations permitted under Section 6.01(b)(19); and

(17)         Any portion of an Investment otherwise accounted for as a Capital Expenditure under Section 6.13.

“Permitted Liens” shall mean:

(1)           inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(2)           Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(3)           any Lien of any Restricted Subsidiary in existence on the Restatement Date and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by clause (ii) of subsection (2) above, does not secure an aggregate principal amount of Indebtedness, if any, greater than that secured on the Restatement Date and (ii) does not encumber any property other than the property subject thereto on the Restatement Date (any such Lien, an “Existing Lien”);

(4)           easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether in existence on the Closing Date or thereafter, not (i) securing Indebtedness or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies (taken as a whole);

(5)           Liens arising out of judgments, attachments or awards not resulting in an Event of Default;

(6)           Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(7)           Leases, subleases, licenses and sublicenses entered into or granted in the ordinary course of business;

(8)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(9)           Liens of any Restricted Subsidiary securing Indebtedness incurred pursuant to Section 6.01(b)(4); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of such Restricted Subsidiary;

(10)         bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management, other account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(11)         Liens on property of a person existing at the time such person or the property of such person is acquired or merged with or into or consolidated with any Company to the extent permitted under Section 6.05 (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(12)         Liens of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary that is incurred pursuant to the Credit Facilities and/or securing Hedging Obligations related thereto not in violation of Section 6.01(b);

(13)         licenses of Intellectual Property granted in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(14)         the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods and similar arrangements;

(15)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(16)         Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.04;

(17)         the filing of unauthorized financing statements or other similar notices for which there is no underlying security interest granted by any Company;

(18)         Liens in favor of Borrower and any Restricted Subsidiary on assets of a Restricted Subsidiary;

(19)         Liens securing secured Indebtedness of any Restricted Subsidiary permitted under Section 6.01(b)(13) and other Liens incurred in the ordinary course of business of any Company with respect to obligations that do not in the aggregate exceed $25.0 million at any time outstanding;

(20)         any interest or title of a lessor under leases entered into by Borrower or any of its Restricted Subsidiaries in the ordinary course of business; and

(21)         Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, other Indebtedness of any Restricted Subsidiary; provided that:

(1)           the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)           such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (excluding the effect of nominal amortization or any prepayment in respect thereof);

(3)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)           such Indebtedness is incurred by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, unlimited company or government or other entity.

“PIK Period” shall have the meaning assigned to such term in Section 2.06(d).

“PIK Portion” shall have the meaning assigned to such term in Section 2.06(d).

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether outstanding on the Closing Date or issued after the Closing Date.

“Prepayment Premium” shall mean a premium equal to (a) until the third anniversary of the Closing Date, 101% of principal amount thereof and (b) after the third anniversary of the Closing Date, 100% of principal amount thereof.

“Pro Forma Cost Savings” shall mean adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such asset acquisition or asset disposition, and may reflect additional operating expense reductions and other additional operating improvements or synergies that would not be includable in pro forma financial statements prepared in accordance with Regulation S-X but that are reasonably anticipated by Borrower to be realizable in connection with such asset acquisition or asset disposition in the 12-month period following the consummation of such asset acquisition or asset disposition are estimated on a good faith basis by Borrower, and are reasonably satisfactory to the Administrative Agent or have otherwise been permitted under the Credit Facilities (or otherwise agreed to by the lenders under the Credit Facilities).  Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail, which, for the avoidance of doubt, in the case of any requirement under the Credit Facilities for a similar certificate, shall be satisfied by delivery of the same certificate as required and accepted under the Credit Facilities.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether in existence or owned on the Closing Date or thereafter entered into or acquired, including all Real Property.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any person engaged in, a Permitted Business.

“Qualified Survivor” shall mean any person (a) surviving a consolidation or merger with Holdings, Opco or Borrower or to which Holdings, Opco or Borrower sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of its properties or assets taken as a whole and (b) which is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold or other estate) in and to any and all parcels of or interests in real property owned or leased by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures.

“Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness of Holdings any of its Restricted Subsidiaries on the Closing Date.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all outstanding principal amounts in respect of the Loans.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person or any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restatement Date” shall mean March 20, 2009.

“Restatement Date Transactions” shall mean the transactions to occur on or about the Restatement Date, including (a) the execution and delivery of the Assumption Agreement and the assignment and assumption of the Obligations thereunder, (b) the exchange of all notes issued pursuant to the Existing Loan Agreement for Notes and (c) the payment of all related fees and expenses.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.04(a).

“Restricted Subsidiary” shall mean Holdings, Opco and any other direct or indirect Subsidiary of Borrower that is not an Unrestricted Subsidiary.

“Rollover Equity” shall mean the continued common equity interest (including by sale or redemption for cash on the Closing Date with substantially contemporaneous reinvestment) of certain existing stockholders of Opco in Holdings (or in any direct or indirect parent of Holdings).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Secured Loan Documents” shall mean the Loan Documents (as defined in the Credit Agreement) as in effect on the Closing Date, or as amended, restated, supplemented, refinanced or replaced from time to time.

“Senior Secured Loans” shall mean Opco’s Senior Secured Loans extended pursuant to the Credit Agreement.

“Sponsor” shall mean J.W. Childs Associates, L.P. and its Affiliates.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Successor Administrative Agent Agreement” shall mean the Successor Administrative Agent Agreement dated as of February 4, 2009 by and among the Borrower, UBS AG, Stamford Branch, Lenders and Administrative Agent, effecting, among other things, the resignation of UBS AG, Stamford Branch as the administrative agent under the Existing Loan Agreement and the appointment of TCW IV as the successor administrative agent under the Existing Loan Agreement.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCW Group” shall mean, collectively, TCW/Crescent Mezzanine Partners IV, L.P., a Delaware limited partnership, TCW/Crescent Mezzanine Partners IVB, L.P., a Delaware limited partnership, and their respective Affiliates.

“TCW IV” shall have the meaning assigned to such term in the preamble hereto.

“Transaction Documents” shall mean the Acquisition Documents, the Senior Secured Loan Documents, the Existing Loan Agreement, the Successor Administrative Agent Agreement, this Agreement and the other Loan Documents.

“Transactions” shall mean, collectively, (i) the transactions that occurred on or about the Closing Date pursuant to the applicable Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution, delivery and performance of the Existing

Loan Agreement and the promissory notes issued thereunder and the initial borrowings thereunder on the Closing Date; (c) the Refinancing; (d) the Equity Financing; (e) the Rollover Equity; (f) the execution, delivery and performance of the Senior Secured Loan Documents and the borrowings thereunder; and (g) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing and (ii) the Restatement Date Transactions.

“U.S. Person” shall mean any person that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“United States” shall mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of Borrower (other than Holdings or Opco) that is designated by the Board of Directors of Borrower as an Unrestricted Subsidiary pursuant to a resolution by the Board of Directors, but only to the extent that such Subsidiary:

(1)           has no Indebtedness other than Non-Recourse Debt;

(2)           except as permitted by Section 6.09, is not party to any agreement, contract, arrangement or understanding with Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Borrower or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of Borrower;

(3)           is a person with respect to which neither Borrower nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such person’s financial condition or to cause such person to achieve any specified levels of operating results; and

(4)           has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Borrower or any Restricted Subsidiary.

Any designation of a Subsidiary of Borrower as an Unrestricted Subsidiary shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution by the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 6.18.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.01, Borrower shall be in default of such covenant.  The Board of Directors of Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 6.01, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect members of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02     Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Except as expressly stated otherwise, “fair market value” shall be deemed to be as determined in the good faith of the Borrower.

SECTION 1.03     Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

SECTION 1.04     Resolution of Drafting Ambiguities.  The Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

SECTION 2.01     Commitments.  On the Closing Date each Lender party to the Existing Loan Agreement, severally and not jointly, made Loans to Opco in the principal amount equal to its Commitment on the Closing Date.  Amounts paid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02     Loans.  Each Loan was made on the Closing Date as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments.  On the Restatement Date, the aggregate principal amount of the Loans outstanding is $85,578,311.88, of which $5,578,311.88 constitutes the amount previously added to, and the amount of interest accrued but not yet added to, the principal amount of the Loans made on the Closing Date pursuant to the Existing Loan Agreement.  Schedule A hereto sets forth the outstanding principal amount of the Loans held by each Lender on the Restatement Date.

SECTION 2.03     [Intentionally Omitted].

SECTION 2.04     Evidence of Debt; Repayment of Loans.

(a)           Promise to Repay.  Borrower hereby unconditionally promises to pay to each Lender, the principal amount of each Loan of such Lender on the Maturity Date.  Borrower shall provide to the Administrative Agent notice of any such payment promptly upon payment, which notice shall detail the amount of such payment and the Lenders to whom such payment was made.

(b)           Lender and Administrative Agent Records.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan hereunder; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by each Lender of which the Administrative Agent is aware.  The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

(c)           Promissory Notes.  Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that its Loans be evidenced by a promissory note.  In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit B.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05     [Intentionally Omitted].

SECTION 2.06     Interest on Loans.

(a)           Interest Rate.  Subject to the provisions of Section 2.06(c), the Loan shall bear interest at a rate equal to 16.00% per annum compounded quarterly.

(b)           [Intentionally Omitted].

(c)           Default Rate.  Notwithstanding the foregoing, during the continuance of an Event of Default occurring under Section 8.01(a), (b), (g) or (h), all Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 (in either case, the “Default Rate”).

(d)           Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.  On each Interest Payment Date prior to the Interest Payment Date in the month of April 2014 (such period, the “PIK Period”), Borrower shall (subject to its election in the succeeding sentence), in lieu of the payment in cash in whole of interest due on the Loans (other than interest accrued pursuant to Section 2.06(c)), pay up to all (the “PIK Portion”) of the interest due on such Interest Payment Date by adding such PIK Portion to the principal amount of the Loans on such Interest Payment Date.  If, during the PIK Period, Borrower elects to pay any or all of the PIK Portion in cash it shall deliver to the Administrative Agent, within five Business Days of each relevant Interest Payment Date, written notice of such election (it being understood that in the absence of any such notice with respect to an Interest Payment Date the Borrower shall be deemed to have elected not to pay interest due in cash).  On the Interest Payment Date in the month of April 2014, and on all Interest Payment Dates thereafter, Borrower shall pay the interest due on each such date in cash.  For all purposes under this Agreement, all amounts in respect of the PIK Portion for which the Borrower has not elected to make payment in cash shall be treated as additional principal amounts of the Loans and all references in this Agreement to Loans shall include the amount of such PIK Portion.  Amounts in respect of the PIK Portion shall be allocated ratably to the principal amounts of the loans of each Lender in accordance with the aggregate principal amount of outstanding Loans of such Lender at such Interest Payment Date.

(e)           Interest Calculation.  All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first but excluding the last day).

SECTION 2.07     Termination of Commitments.

The Commitments automatically terminated at 5:00 p.m., New York City time, on the Closing Date.

SECTION 2.08     [Intentionally Omitted]

SECTION 2.09     [Intentionally Omitted]

SECTION 2.10     Optional and Mandatory Prepayments of Loans.

(a)           Optional Prepayments.  Borrower shall have the right at any time and from time to time to prepay the Loans, in whole or in part, at the Prepayment Premium, provided that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 or, if less, the outstanding principal amount of such Borrowing.

(b)           Mandatory AHYDO Prepayment.  On each Interest Payment Date occurring after the fifth anniversary of the Restatement Date, Borrower shall prepay a portion of each Loan outstanding on such Interest Payment Date equal to the AHYDO Amount on such Interest Payment Date at a prepayment price equal to 100% of the portion so prepaid.  Concurrently with such prepayment, Borrower shall deliver to the Administrative Agent and each Lender a statement setting forth, in reasonable detail, the calculation of such AHYDO Amount.

(c)           [Intentionally Omitted].

(d)           [Intentionally Omitted].

(e)           [Intentionally Omitted].

(f)            [Intentionally Omitted].

(g)           Notice of Prepayment.  Borrower shall notify the Administrative Agent by written notice of any prepayment made pursuant to Section 2.10 not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with the consummation of a transaction, such notice of prepayment may be conditioned on the consummation of such transaction, and such notice of prepayment may be revoked if such transaction is not effected as contemplated in such notice.  Each such notice shall specify the prepayment date, the principal amount of the Loans to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice the Administrative Agent shall advise the Lenders of the contents thereof.  Such notice to the Lenders may be by telecopier or electronic mail.  Each partial prepayment of the Loans shall be in an amount that would be permitted, except as necessary to apply fully the required amount of a mandatory prepayment Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06(d).

SECTION 2.11     [Intentionally Omitted]

SECTION 2.12     Yield Protection.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender; or

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction suffered.

(b)           Capital Requirements.  If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof) .

SECTION 2.13     [Intentionally Omitted]

SECTION 2.14     Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)           Payments Generally.  Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments due to the Administrative Agent shall be made to the Administrative Agent and all such payments due to a Lender shall be made to such Lender, as applicable, at its payment office set forth on Schedule A or such other office as provided to the Borrower from time to time.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b)           Pro Rata Treatment.

(i)            Each payment of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders; and

(ii)           Each payment on account of principal of the Loans shall be allocated among the Lenders pro rata based on the principal amount of the Loans held by the Lenders.

(c)           Insufficient Funds.  If at any time insufficient funds are received by and available to any Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder in accordance with the amounts of interest and fees then due to such Lender, and (ii) second, toward payment of principal then due hereunder  in accordance with the amounts of principal then due to such Lender.

(d)           Sharing of Set-Off.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.  If under applicable bankruptcy, insolvency or any similar law any Lender receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Lender shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Lender is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e)           Lender Default.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the

Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid.

SECTION 2.15            Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)           Payment of Other Taxes by Borrower.  Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)           Indemnification by Borrower.  Borrower shall indemnify the Administrative Agent and each Lender within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent or such Lender, as the case may be, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.  If Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent or such Lender shall, upon the Borrower’s request and at the expense of the Borrower, provide such documents to the Borrower in form and substance satisfactory to the Administrative Agent, as the Borrower may reasonably request, to enable the Borrower to contest such Indemnified Taxes or Other Taxes pursuant to appropriate proceedings then available to the Borrower (so long as neither such contest nor the provision of such documents to the Borrower shall, in the good faith determination of the Administrative Agent or the Lender, have a reasonable likelihood of resulting in any liability of, or a material adverse consequence to the Administrative Agent or such Lender and doing so is otherwise permitted under applicable law as determined by the Administrative Agent or such Lender). This Section 2.15(c) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other person.

(d)           Evidence of Payments.  As soon as practicable (but in no event later than 30 days) after any payment of Indemnified Taxes or Other Taxes by Borrower to a

Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  To the extent that a Foreign Lender is legally entitled to do so, such Foreign Lender shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed original copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)           duly completed original copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit C, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower to determine the withholding or deduction required to be made.

(f)            Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person.  Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

(g)           U.S. Lenders.  Each Lender who is a U.S. Person on or prior to the date of its execution and delivery of this Agreement, on or prior to the date on which it becomes a Lender, in the case of an assignee, and from time to time thereafter if requested in writing by Borrower or the Administrative Agent, shall provide Borrower and the Administrative Agent with duplicate executed originals of Internal Revenue Service Form W-9, or any successor form, certifying that such Lender is entitled to exemption from United States backup withholding tax.

SECTION 2.16            Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.12, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender.  Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate setting forth in reasonable detail such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, or if Borrower exercises its replacement rights under Section 10.02(d), then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts;

(ii)           in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(iii)          such assignment does not conflict with applicable Requirements of Law; and

(iv)          each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section 2.16, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and such notes deemed cancelled.

A Lender shall not be required to make any such assignment or delegation if, with respect to an exercise by Borrower of its rights under this Section 2.16(b) resulting from a claim for compensation by such Lender under Section 2.12, such Lender withdraws or waives such claim within 10 Business Days of such Lender’s receipt of the notice to such Lender of Borrower’s intent to exercise of its rights under this Section 2.16(b) referred to above.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

SECTION 3.01            Organization; Powers.  Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Company is in compliance with its Organizational Documents and, with respect to any such Organizational Documents which are multiparty agreements, there is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

SECTION 3.02            Authorization; Enforceability.  The Restatement Transactions are within Borrower’s powers and have been duly authorized by all necessary action on the part of Borrower.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03            No Conflicts.  The execution, delivery and performance of the Loan Documents by Borrower (a) will not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of Borrower, (c) will not violate in any material respect any Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon Borrower or its property, or give rise to a right thereunder to require any payment to be made by Borrower, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of Borrower.

SECTION 3.04            No Liabilities.  Except as set forth in the financial statements most recently delivered prior to the Restatement Date under the Existing Loan Agreement pursuant to Section 5.01 thereof, after giving effect to the Restatement Date Transactions, there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents and the Senior Secured Loan Documents.  Since January 31, 2008 and after giving effect to the Restatement Date Transactions, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05            Properties.

(a)           Generally.  Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.  The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b)           Real Property.  Schedule 3.05(b) contains a true and complete list of each interest in Real Property (i) owned by any Company as of the Restatement Date and describes the type of interest therein held by such Company and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased, licensed or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Restatement Date and describes the type of interest therein held by such Company and, in each of the cases described in clauses (i) and (ii) of this Section 3.05(b), whether any Lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Restatement Transactions.

(c)           Assets.  Each Company owns or has rights to use all of its assets and all rights with respect to thereto, in each case used in, necessary for or material to each Company’s business as currently conducted.  The use by each Company of its assets and all rights with respect thereto do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No claim has been made and remains outstanding that any Company’s use of any of its assets does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06            Intellectual Property.

(a)           Ownership/No Claims.  Each Company owns, or is licensed to use, all Intellectual Property, except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No written claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Company know of any valid basis for any such claim.  The use of such Intellectual Property by each Company does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Registrations.  Except pursuant to licenses and other user agreements entered into by each Company in the ordinary course of business, on and as of the Restatement Date (i) each Company owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any of its Intellectual Property and (ii) all registrations with respect to each Company’s Intellectual Property are valid and in full force and effect.

(c)           No Violations or Proceedings.  To each Company’s knowledge, on and as of the Restatement Date, there is no material violation by others of any right of such Company with respect to any copyright, patent or trademark pledged by it under the name of such Company.

SECTION 3.07            Equity Interests and Subsidiaries.

(a)           Equity Interests.  Schedule 3.07(a) sets forth a list of (i) all the Subsidiaries of Borrower and their jurisdictions of organization as of the Restatement Date and

(ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Restatement Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Restatement Date.  All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Borrower or joint ventures permitted by this Agreement, are owned by Borrower, directly or indirectly through Wholly Owned Subsidiaries.  All Equity Interests of Borrower are owned directly by Mattress Interco, Inc., a Delaware corporation.  Each Company is the record and beneficial owner of, and has good and marketable title to, its Equity Interests listed on Schedule 3.07(a), free of any and all Liens, rights or claims of other persons, except Permitted Liens, and, with respect to the Equity Interests of each Company, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b)           Organizational Chart.  An accurate organizational chart, showing the ownership structure of each Company and its Subsidiaries on the Restatement Date, and after giving effect to the Restatement Transactions, is set forth on Schedule 3.07(b).

SECTION 3.08            Litigation; Compliance with Laws.  Except as set forth on Schedule 3.08, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or any of the Transactions or (ii) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09            Agreements.  No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.  No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

SECTION 3.10            Federal Reserve Regulations.  No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  No part of the proceeds of any Loan were used or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

SECTION 3.11            Investment Company Act.  No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to registration under, the Investment Company Act of 1940, as amended.

SECTION 3.12            Use of Proceeds.  The proceeds of the Loans were used to finance a portion of the Acquisition consideration and the Refinancing and to pay fees, commissions and expenses in connection therewith.

SECTION 3.13            Taxes.  Except as set forth on Schedule 3.13, each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected, withheld or remitted or caused to be duly and timely paid, collected, withheld or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible, withholdable or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP and (ii) which could not, individually or in the aggregate, have a Material Adverse Effect.  Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.14            No Material Misstatements.  No information, report, financial statement, certificate, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading in any material respect as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection or pro forma adjustment, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that forecasts are subject to uncertainties and contingencies and that no representation or warranty is given that any forecast will be realized).

SECTION 3.15            Labor Matters.  As of the Restatement Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened.  The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect.  All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The consummation of the Restatement Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

SECTION 3.16            Solvency.  Immediately after the consummation of the Restatement Transactions to occur on the Restatement Date, (a) the fair value of the properties of each Company (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Company (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Company (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Company (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Restatement Date.

SECTION 3.17            Employee Benefit Plans.  Each Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Company or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Company.  The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1.0 million the fair market value of the property of all such underfunded Plans.  Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18            Environmental Matters.  Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a)           The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law; and under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to comply with applicable Environmental Laws during the next five years;

(b)           The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years;

(c)           There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability by the Companies under any applicable Environmental Law;

(d)           There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim;

(e)           No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation;

(f)            No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(g)           No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(h)           No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies;

(i)            The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and

(j)            The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.

SECTION 3.19            Insurance.  Schedule 3.19 sets forth a true, complete and correct description of all insurance maintained by each Company as of the Restatement Date.  All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation or cancellation thereof, except, in such case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.20            Anti-Terrorism Law.

(a)           No Company and, to the knowledge of the Companies, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)           No Company and to the knowledge of the Companies, no Affiliate or broker or other agent of any Company acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)      a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)     a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)    a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)    a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)     a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)           No Company and, to the knowledge of the Companies, no broker or other agent of any Company acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV

CONDITIONS TO EFFECTIVENESS

SECTION 4.01            Restatement Date.  On the Restatement Date:

(a)           Assumption Agreement.  The Assumption Agreement shall have become effective in accordance with its terms.

(b)           Exchange of Notes.  Each outstanding note issued pursuant to the Existing Loan Agreement shall have been exchanged for a Note having a principal amount equal to the original principal amount of such outstanding note plus the amount of interest added to and the amount of interest accrued but not yet added to, the principal thereof prior to such Restatement Date.

(c)           Corporate Documents.  The Administrative Agent shall have received:

(i)            a certificate of the secretary or assistant secretary of Borrower dated the Restatement Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of Borrower certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Borrower authorizing the execution, delivery and performance of the Loan Documents to which Borrower is a party and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of Borrower (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii)           a certificate as to the good standing of Borrower (in so-called “long-form” if available) as of a recent date, from the Secretary of State (or other applicable Governmental Authority) of its state or organization and other jurisdictions reasonably requested by the Administrative Agent; and

(iii)          such other documents as the Lenders or the Administrative Agent may reasonably request.

(d)           Officers’ Certificate.  The Administrative Agent shall have received a certificate, dated the Restatement Date and signed by a Responsible Officer of Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01.

(e)           [Intentionally Omitted].

(f)            Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself, and the Lenders, a written opinion of Ropes & Gray LLP, special counsel for Borrower, substantially in the form of Exhibit D.

(g)           Requirements of Law.  The Lenders shall be satisfied that Borrower and the Restatement Date Transactions shall be in full compliance with all material Requirements of Law, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(h)           Consents.  The Lenders shall be satisfied that all requisite material Governmental Authorities and third parties shall have approved or consented to the Restatement Transactions (other than such consents and approvals the failure to obtain could not reasonably be expected to have a Material Adverse Effect), and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Restatement Transactions or the other transactions contemplated hereby.

(i)            [Intentionally Omitted].

(j)            USA Patriot Act.  The Lenders shall have received, to the extent requested, sufficiently in advance of the Restatement Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including the information described in Section 10.13.

(k)           No Default.  Borrower shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to this Agreement and the transactions contemplated hereof, no Default or Event of Default shall have occurred and be continuing on such date.  Immediately prior to the Restatement Date, no Default or Event of Default (in each case as defined in the Existing Loan Agreement) shall exist under the Existing Loan Agreement.

(l)            Representations and Warranties.  Each of the representations and warranties made by Borrower set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Restatement Date; provided that:

(i)            to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; and

(ii)           any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(m)          No Legal Bar.  No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations not then due and payable), unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of its Restricted Subsidiaries to:

SECTION 5.01            Financial Statements, Reports, etc.  Furnish to each Lender the following:

(a)           Annual Reports.  As soon as available and in any event within 105 days after the end of the fiscal year ending January 31, 2009 and each fiscal year thereafter, (i) the consolidated balance sheet of Opco as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by an opinion of Crow Chizek and Company LLC or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Opco as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Opco for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year and budgeted amounts, (iii) the balance sheet of Borrower (on an individual and consolidated basis) as of the end of such fiscal year and related statements of income, cash flows and stockholders’ equity of Borrower (on an individual and consolidated basis) for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with the audited financial statements referred to in clause (a)(i) of this Section, and (iv) a narrative report and management’s discussion and analysis in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Borrower and Opco for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-K);

(b)           Quarterly Reports.  As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, (i) the consolidated balance sheet of Opco as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, all prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Opco as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with the audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments and the absence of footnotes, (ii) the balance sheet of Borrower as of the end of such fiscal quarter prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such balance sheet fairly presents, in all material respects, the financial condition of Borrower as of the date specified in accordance with GAAP consistently applied, (iii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Opco for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts, and (iv) a narrative report and management’s discussion and analysis in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-Q);

(c)           Monthly Reports.  Within 30 days after the end of the first two months of each fiscal quarter, the consolidated balance sheet of Opco as of the end of each such month and the related consolidated statements of income and cash flows of Opco for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated results of operations and cash flows of Opco as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(d)           Interest Certificate.  Within 30 days after the end of each fiscal year of Borrower, a certificate of a Financial Officer setting forth the aggregate amount of PIK Portion paid by Borrower to each Lender during such fiscal year in cash and/or by adding such PIK Portion to the principal amount of such Lender’s Loans.

(e)           [Intentionally Omitted].

(f)            Public Reports.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Material Indebtedness pursuant to the terms of the documentation governing such Material Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(g)           Management Letters.  Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(h)           Budgets.  Within 60 days after the beginning of each fiscal year of Opco, a budget for Opco in form reasonably satisfactory to the Administrative Agent, but to include balance sheets, statements of income and sources and uses of cash, for each month of such fiscal year prepared in detail, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Opco to the effect that the budget of Opco is a reasonable estimate for the periods covered thereby;

(i)            [Intentionally Omitted].

(j)            Other Information.  Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02            Litigation and Other Notices.  Furnish to each Lender written notice of the following promptly (and, in any event, within five Business Days of the occurrence thereof):

(a)           any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)           the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document, and promptly (and no more than 15 days after receiving such request) provide copies to the Administrative Agent and upon written request of the Administrative Agent of all pleadings and judgments related to such item; and

(c)           promptly (and, in any event, within five Business Days of the occurrence thereof) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03            Existence; Businesses and Properties.

(a)           Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; (ii) comply with all material agreements except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect; (iii) comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether in effect on the Closing Date or thereafter enacted, except, where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and (iv) at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business and subject to casualty and condemnation events) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.04            Insurance.  Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to each Company’s Real Property and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated businesses) with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

SECTION 5.05            Taxes.

(a)           Payment of Taxes.  Pay its Indebtedness and other obligations promptly and in accordance with their terms, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

(b)           Filing of Returns.  Timely and correctly file all material Tax Returns required to be filed by it and withhold, collect and remit all material Taxes that it is required to collect, withhold or remit.

(c)           Tax Shelter Reporting.  Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Code Section 6707A or Treasury Regulation Section 1.6011-4.  In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

SECTION 5.06            Employee Benefits.  (a) Comply with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 30 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $5.0 million or in the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan maintained by any Company; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan maintained by any Company (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.

SECTION 5.07            Maintaining Records; Access to Properties and Inspections; Annual Meetings.  Keep proper books of record and account (i) in which full, true and correct entries in conformity with all Requirements of Law, (ii) in form permitting financial statements conforming with GAAP to be derived therefrom and (iii) in which of all dealings and transactions in relation to its business and activities are recorded.  Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Company upon reasonable prior notice during regular business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants), all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any Lender may request; provided that in the absence of an Event of Default, no more than one such visit for the Administrative Agent and the Lenders will be permitted in a year.  So long as no Default or Event of Default has occurred and is continuing, Borrower shall be permitted to coordinate the visits and inspections of individual Lenders to minimize inconvenience.

SECTION 5.08            [Intentionally Omitted]

SECTION 5.09            [Intentionally Omitted]

SECTION 5.10            Compliance with Environmental Laws; Environmental Reports.

(a)           Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)           If a Default caused by reason of a breach of Section 3.18 or Section 5.10(a) shall have occurred and be continuing for more than 30 days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 60 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response required by law to address them.

SECTION 5.11            [Intentionally Omitted]

SECTION 5.12            [Intentionally Omitted]

SECTION 5.13            [Intentionally Omitted]

SECTION 5.14            Change of Control.

(a)           If a Change of Control occurs, make an offer to prepay the Loans in full as described below (the “Change of Control Offer”).  In the Change of Control Offer, Borrower shall offer a payment in cash equal to (i) 101%, if such Change of Control occurs on or prior to the third anniversary after the Closing Date or (ii) 100%, thereafter, in each case, of the aggregate principal amount of Loans to be prepaid plus accrued and unpaid interest, if any, to the date of prepayment.  Within thirty days following any Change of Control, Borrower shall mail or cause to be mailed a notice to each Lender describing the transaction or transactions that constitute the Change of Control and offering to prepay the Loans on the date specified in the notice, which date shall be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Prepayment Date”), pursuant to the procedures described below.  Such notice shall state:

(i)            that the Change of Control Offer is being made pursuant to this Section 5.14(a);

(ii)           the purchase price (including the amount of accrued interest) and the Change of Control Prepayment Date;

(iii)          that any Loan not prepaid shall continue to accrue interest;

(iv)          that, unless Borrower defaults in making payments therefor, any Loan accepted for prepayment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Prepayment Date;

(v)           that Lenders electing to have Loans prepaid pursuant to a Change of Control Offer shall be required to provide notice of their election of prepayment to Borrower at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Prepayment Date; and

(vi)          that Lenders shall be entitled to withdraw their election if Borrower receives, not later than the second Business Day prior to the Change of Control Prepayment Date, a telegram, facsimile transmission or letter setting forth the name of the Lender, the principal amount of the Loans the Lender requested for prepayment and a statement that such Lender is withdrawing his election to have such Loans prepaid.

(b)           [Intentionally Omitted].

(c)           Borrower shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by Borrower and prepays all Loans properly requested to be prepaid and not withdrawn under such Change of Control Offer or (2) a notice of prepayment of all outstanding Loans has been given pursuant to Section 2.10, and such prepayment is consummated in accordance with Section 2.10 on or prior to the date that the Change of Control Offer is required to be made to Lenders.

(d)           Notwithstanding the foregoing, Borrower shall not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to prepay (an “Alternate Offer”) all Loans at a cash price equal to or higher than the Change of Control Prepayment and has prepaid all Loans properly requested to be prepaid in accordance with the terms of such Alternate Offer.  A Change of Control Offer may be made in advance of a Change of Control or conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations not then due and payable), unless the Required Lenders shall otherwise consent in writing:

SECTION 6.01            Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)           The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness), and the Borrower shall not issue Disqualified Capital Stock and shall not permit any Restricted Subsidiary to issue any Disqualified Capital Stock or any shares of Preferred Stock; provided, however, that any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue Disqualified Capital Stock or issue Preferred Stock, if the Fixed Charge Coverage Ratio of Opco for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Capital Stock or Preferred Stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Capital Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)           Notwithstanding Section 6.01(a), the incurrence of any of the following items of Indebtedness shall be permitted (collectively, “Permitted Debt”):

(1)           (A)          the incurrence by the Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate amount at any time outstanding under this clause (1)(A) (with letters of credit being deemed to have an amount equal to the maximum potential liability of the Restricted Subsidiaries thereunder) not to exceed $295.0 million; and

(B)           the incurrence by the Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate amount at any time outstanding under this clause (1)(B) (with letters of credit being deemed to have an amount equal to the maximum potential liability of the Restricted Subsidiaries thereunder), together with any Permitted Refinancing Indebtedness in respect of any Indebtedness under this clause (1)(B), not to exceed the amount, if any, by which (x) 3.0 times Consolidated EBITDA of Opco for its most recently ended four full fiscal quarters for which internal financial statements are available exceeds (y) $295.0 million;

(2)           the incurrence by the Restricted Subsidiaries of Indebtedness outstanding on the Restatement Date as set forth on Schedule 6.01(b) other than Indebtedness incurred pursuant to Section 6.01(b)(1);

(3)           Indebtedness represented by the Loans;

(4)           the incurrence by any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used or useful in the business of any Restricted Subsidiary, and refinancings thereof, in an aggregate amount not to exceed $12.5 million at any time outstanding;

(5)           the incurrence by any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, Indebtedness (other than intercompany Indebtedness) permitted to be incurred under Sections 6.01(a), (b)(1)(B), (b)(2) or (b)(5) or the incurrence by Borrower of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, Indebtedness permitted to be incurred under Section 6.01(b)(3);

(6)           the incurrence by any Restricted Subsidiary of intercompany Indebtedness between or among any other Restricted Subsidiary; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a person other than a Restricted Subsidiary and (b) any sale or other transfer of any such Indebtedness to a person that is not a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by such Restricted Subsidiary that is not permitted by this clause (6);

(7)           the issuance by any of the Restricted Subsidiaries to any other Restricted Subsidiary of Preferred Stock; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a person other than a Restricted Subsidiary and (b) any sale or other transfer of any such Preferred Stock to a person that is not a Restricted Subsidiary shall be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that is not permitted by this clause (7);

(8)           the incurrence by any Restricted Subsidiary of Hedging Obligations in the ordinary course of business;

(9)           the guarantee by any Restricted Subsidiary of Indebtedness of any other Restricted Subsidiary that was permitted to be incurred by another provision of this Section 6.01;

(10)         the incurrence by any Restricted Subsidiary of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, indemnities, bankers’ acceptances, performance, completion and surety bonds or guarantees, and similar types of obligations in the ordinary course of business;

(11)         the incurrence by any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)         the incurrence by any Restricted Subsidiary of Indebtedness consisting of guarantees, earn-outs, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Equity Interests; provided that the maximum aggregate liability in respect of all such obligations outstanding under this clause (12) shall at no time exceed (a) in the case of an acquisition, $10.0 million (provided that the amount of such liability shall be deemed to be the amount thereof, if any, reflected on the consolidated balance sheet of Holdings (e.g., the amount of such liability shall be deemed to be zero if no amount is reflected on such balance sheet)) and (b) in the case of a disposition, the gross proceeds actually received by the Restricted Subsidiaries in connection with such disposition;

(13)         the incurrence by any Restricted Subsidiary of additional Indebtedness in an aggregate amount at any time outstanding, including all Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $25.0 million;

(14)         [Intentionally Omitted];

(15)         (a) Indebtedness or Preferred Stock of persons that are acquired by any Restricted Subsidiary or merged into a Restricted Subsidiary pursuant to an acquisition permitted under this Agreement (provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of such acquisition or merger or amalgamation) or (b) unsecured Indebtedness incurred by any Restricted

Subsidiary in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by such Restricted Subsidiary of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Equity Interests of, or merger, amalgamation or consolidation with, any person owning such assets); provided that after giving effect to such incurrence of Indebtedness either (A) the Companies would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a) or (B) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(16)         Contribution Indebtedness;

(17)         Indebtedness consisting of promissory notes issued by any Restricted Subsidiary to current or former officers, directors, consultants and employees, their respective estates, assigns, heirs, permitted transferees, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent of Holdings permitted by Section 6.04; provided that (i) such Indebtedness shall have no covenants or events of default other than in respect of the obligation to make scheduled principal and interest payments and (ii) the interest rate applicable to such Indebtedness shall not exceed the corporate base rate applicable at the time of issuance of such Indebtedness;

(18)         Indebtedness of any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit; and

(19)         Contingent Obligations of any Restricted Subsidiary in respect of Indebtedness permitted under Section 6.01.

(c)           For purposes of determining compliance with this Section 6.01, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) of Section 6.01(b), or is entitled to be incurred pursuant to Section 6.01(a), the Borrower is permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 6.01.  Indebtedness under Credit Facilities outstanding on the Restatement Date shall initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1)(A) of Section 6.01(b).

(d)           The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this Section 6.01; provided, in each such case, that the amount thereof is included in Consolidated Interest Expenses of Borrower as accrued.  Notwithstanding any other provision of this Section 6.01, the maximum amount of Indebtedness that Borrower or any Restricted Subsidiary may incur pursuant to this Section 6.01 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e)           The amount of any Indebtedness outstanding as of any date shall be:

(1)           the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)           the principal amount of the Indebtedness, in the case of any other Indebtedness.

SECTION 6.02            Liens.  Borrower shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or permit to exist, directly or indirectly, any Lien other than Permitted Liens on the property of any Restricted Subsidiary owned on the Closing Date or thereafter acquired by it or on any income or revenues or rights therein.

SECTION 6.03            [Intentionally Omitted]

SECTION 6.04            Limitations on Restricted Payments.

(a)           Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(i)            declare or pay any dividend or make any other payment or distribution on account of the Equity Interests of Borrower or any Restricted Subsidiary (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving Borrower or any Restricted Subsidiary) or to the direct or indirect holders of the Equity Interests of Borrower or any Restricted Subsidiary in their capacity as such (other than (A) dividends or distributions payable in Qualified Capital Stock and (B) dividends or distributions payable to Borrower or any Restricted Subsidiary);

(ii)           purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, amalgamation or consolidation involving Borrower) any Equity Interests of Borrower or any direct or indirect parent of Borrower;

(iii)          make any principal prepayment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Borrower other than the Loans; or

(iv)          make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of a Restricted Subsidiary that is contractually subordinated to the

Loans (excluding any Indebtedness owed to and held by Borrower or any Restricted Subsidiary), other than (x) payments of interest or principal at the stated maturity thereof and (y) payments, purchases, redemptions, defeasances or other acquisitions or retirements for value in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case, due within one year of the stated maturity thereof; or

(v)           make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (v) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)           no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)           Opco would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a); and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Companies since the Closing Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14), (15), (16) and (17) of Section 6.04(b)), is not greater than the sum, without duplication, of:

(A)          50% of the Consolidated Net Income of Opco for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Closing Date occurred to the end of Opco’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B)           100% of the aggregate net cash proceeds received by Opco, and 100% of the fair market value at the time of receipt of assets other than cash, if any, received by Holdings, after the date of this Agreement as a contribution to its common equity capital (other than pursuant to the Equity Cure Documents) or from the issue or sale of Qualified Capital Stock or from the issue or sale (other than to a Subsidiary of any Company) of convertible or exchangeable Disqualified Capital Stock or convertible or exchangeable debt securities of Holdings that have been converted into or exchanged for Qualified Capital Stock; in each case other than (1) any Excluded Contributions and (2) cash proceeds and marketable securities received from the sale of Equity Interests of Holdings (or as a cash capital contribution to its common equity capital (other than pursuant to the Equity Cure Documents)) to members of management, directors or consultants of Holdings, any of its Subsidiaries or any direct or indirect parent of Holdings after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (5) of Section 6.04(b); plus

(C)           to the extent that any Restricted Investment that was made after the date of this Agreement is sold for cash or Borrower or a Restricted Subsidiary otherwise receives Cash Equivalents therefor, the return of capital in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of disposition, if any); plus

(D)          to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of this Agreement, the fair market value of the Investment of Borrower and the Restricted Subsidiaries in such Subsidiary as of the date of such redesignation.

(b)           The preceding provisions shall not prohibit:

(1)           the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Agreement;

(2)           the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of any Company) of, Qualified Capital Stock or from the substantially concurrent contribution of common equity capital to Holdings; provided that the amount of any such net cash proceeds that is utilized for any such Restricted Payment shall be excluded from clause (3)(B) of the preceding paragraph;

(3)           the payment, defeasance, redemption, repurchase or other acquisition or retirement for value of Indebtedness of any Restricted Subsidiary with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)           the payment of any dividend (or, in the case of any partnership, limited liability company or unlimited company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis taking into account the relative preferences, if any, of the various classes of equity interests in such Restricted Subsidiary;

(5)           the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Borrower or any Restricted Subsidiary, or payments by Borrower or any Restricted Subsidiary to any direct or indirect parent of Borrower to permit, and which are used by, such direct or indirect parent of Borrower to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of such direct or indirect parent of Borrower, in each case, held by any current or former officer, director, consultant or employee of Borrower or any Restricted Subsidiary (or permitted transferees, assigns, estates or heirs of any of the foregoing), and Restricted Payments in the form of distributions to pay principal or interest on promissory notes that were issued in lieu of cash payments for the repurchase, redemption or other acquisition or retirement for value of such Equity Interests; provided that the aggregate amount of Restricted Payments made in respect of such repurchased, redeemed, acquired or retired Equity Interests or payments of principal or interest on promissory notes may not exceed $5.0 million in any calendar year (excluding for purposes of calculating such amount the Restricted Payments made in respect of Equity Interests repurchased, redeemed, acquired or retired or payments of principal or interest on promissory notes with the proceeds from the repayment of loans by Borrower or a Restricted Subsidiary made for the purpose of purchasing such Equity Interests), with unused amounts being available to be used in the following three calendar years, but not in any succeeding calendar year (with any amounts being deemed to first reduce the longest outstanding unused amount); and provided, that, that such amounts may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Capital Stock) of any Company (or capital contributions in respect thereto) and, to the extent contributed to Borrower, Equity Interests of any of its direct or indirect parents, in each case to members of management, directors or consultants of Borrower, any of its Subsidiaries or any of its direct or indirect parents that occurs after the Closing Date plus (B) the cash proceeds of key man life insurance policies received by Borrower or its Restricted Subsidiaries after the Closing Date; provided that Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4); and provided, further, that cancellation of Indebtedness owing to Borrower in connection with and as consideration for a repurchase of Equity Interests of Borrower or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this Section 6.04 or any other provision of this Agreement;

(6)           the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of the Borrower or any Restricted Subsidiary issued or incurred in compliance with Section 6.01 to the extent such dividends are included in the definition of “Consolidated Interest Expense” for such person;

(7)           [Intentionally Omitted];

(8)           repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9)           Restricted Payments that are made with Excluded Contributions after the Closing Date; provided that in the case of any Excluded Contributions which are not made in cash, any Restricted Payment (other than any Investment) with such Excluded Contributions are of substantially similar property to the property contributed;

(10)         the declaration and payment of dividends to, or the making of loans to, any direct or indirect parent of Borrower in amounts required for such party to pay:

(A)          franchise taxes and other fees, taxes and expenses required to maintain its legal existence;

(B)           federal, state and local income taxes to the extent such income taxes are attributable to the income of the Borrower and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower and its Restricted Subsidiaries would be required to pay in respect of federal, state and local income taxes for such fiscal year were the Borrower and the Restricted Subsidiaries to pay such taxes as a stand-alone taxpayer, less any federal, state and/or local income taxes actually payable directly by the Borrower and/or the Restricted Subsidiaries;

(C)           customary and reasonable salary, bonus, severance and other benefits payable to officers and employees of any direct or indirect parent of the Borrower to the extent such salaries, bonuses, severances and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(D)          general overhead expenses (including professional and administrative expenses) for any direct or indirect parent of the Borrower to the extent such expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(E)           to pay fees and expenses related to any unsuccessful equity or debt offering not prohibited by this Agreement (which, in the case of any payment to an Affiliate, shall otherwise comply with Section 6.09 hereof);

(11)         the declaration and payment of dividends by any Restricted Subsidiary to Borrower in amounts required for Borrower to pay any amounts due and owing to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents;

(12)         cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Borrower or any direct or indirect parent of the Borrower; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 6.04 (as determined in good faith by the Board of Directors of Borrower);

(13)         [Intentionally Omitted];

(14)         the declaration and payment of dividends on Preferred Stock in accordance with the certificate of designations therefor; provided that at the time of issuance of such Preferred Stock, the Companies would, after giving pro forma effect thereto as if such issuance had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a);

(15)         payments made to purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Borrower or any Restricted Subsidiary or any Indebtedness of a Restricted Subsidiary, in each case, pursuant to provisions requiring such person to offer to purchase, redeem, defease or otherwise acquire or retire for value such Equity Interests or Indebtedness upon the occurrence of a “change of control” or with the proceeds of “asset sales” as defined in the charter provisions, agreements or instruments governing such Equity Interests or Indebtedness; provided, however, that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and the Borrower has purchased all Loans validly tendered in connection with that Change of Control Offer or Asset Sale Offer; and

(16)         payments pursuant to Section 6.09; and

(17)         other Restricted Payments in an aggregate amount not to exceed $10.0 million since the Closing Date;

provided that in the case of any Restricted Payment pursuant to clause (5), (14), (15) or (17), no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Restricted Payment.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this Section 6.04, if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (17) above or is entitled to be made according to Section 6.04(a), Borrower may, in its sole discretion, classify the Restricted Payment in any manner that complies with this Section 6.04.

SECTION 6.05            Mergers and Consolidations.

(a)           Borrower shall not, and shall not permit Holdings or Opco to, (1) consolidate or merge with or into another person (whether or not such person is the surviving person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of such person taken as a whole, in one or more related transactions, to another person; provided, however, such restrictions shall not apply to Borrower, Opco or Holdings if:

(A)          (i) in the case of Opco, (x) Opco or a Qualified Survivor is the surviving person of any such transaction and (y) after giving effect to any such transaction, the Borrower continues to own directly or indirectly, 100% of the Equity Interests of Opco or such Qualified Survivor, as applicable, (ii) in the case of Holdings, (x) Holdings or a Qualified Survivor is the surviving person of such transaction and (y) after giving effect to any such transaction, the Borrower continues to own directly or indirectly, 100% of the Equity Interests of Holdings or such Qualified Survivor, as applicable, and Opco or (iii) in the case of Borrower, (x) Borrower or a Qualified Survivor is the surviving person of any such transaction, (y) after giving effect to any such transaction, the Borrower or the Qualified Survivor, as applicable, continues to own directly or indirectly, 100% of the Equity Interests of Holdings and Opco and (z) the Qualified Survivor (unless Borrower survives any such transaction) assumes all the obligations of the Borrower under the Loan Documents;

(B)           immediately after such transaction, no Default or Event of Default exists; and

(C)           (i) in the case of Borrower, (x) Borrower or the Qualified Survivor, as applicable, shall, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 or (y) the Fixed Charge Coverage Ratio of Borrower or the Qualified Survivor, as applicable, after giving effect to the transaction and any related financings, would not be less than the Fixed Charge Coverage Ratio of Borrower immediately prior to such transaction, (ii) in the case of Opco, (x) Opco or the Qualified Survivor, as applicable, shall, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a) or (y) the Fixed Charge Coverage Ratio of Opco or the Qualified Survivor, as applicable, after giving effect to the transaction and any related financings, would not be less than the Fixed Charge Coverage Ratio of Opco immediately prior to such transaction or (iii) in the case of Holdings, (x) Holdings or the Qualified Survivor, as applicable, shall, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a) or (y) the Fixed Charge Coverage Ratio of Opco or the Qualified Survivor, as applicable, after giving effect to the transaction and any related financings, would not be less than the Fixed Charge Coverage Ratio of Opco immediately prior to such transaction.

In addition, the Borrower shall not, and shall not permit Holdings or Opco to, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other person.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Borrower, Holdings or Opco, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower, Holdings or Opco, as the case may be.

(b)           [Intentionally Omitted].

(c)           This Section 6.05 shall not apply to a merger of Borrower or any Restricted Subsidiary with an Affiliate solely for the purpose, and with the effect, of reincorporating such person in another jurisdiction of the United States so long as the Affiliate surviving any such merger (i) is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia and (ii) in the case of a merger of Borrower, assumes all the obligations of Borrower under the Loan Documents.  In addition, nothing in this Section 6.05 shall prohibit any Restricted Subsidiary from consolidating or amalgamating with, merging with or into or conveying, transferring or leasing, in one transaction or a series of transactions, all or substantially all of its assets to Borrower or another Restricted Subsidiary.

SECTION 6.06            Limitations on Asset Sales.

(a)           Borrower shall not, and shall not permit any Restricted Subsidiary to, consummate an Asset Sale; provided, however, any Restricted Subsidiary may consummate an Asset Sale if:

(1)           such Restricted Subsidiary (in the case of a sale of its property or assets or the issuance of its Equity Interests (other than in a merger or consolidation)) or another Restricted Subsidiary or the Borrower (in the case of a merger or consolidation) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)           at least 75% of the consideration received in the Asset Sale by such Restricted Subsidiary (in the case of a sale of its property or assets or the issuance of its Equity Interests (other than in a merger or consolidation)) or another Restricted Subsidiary or the Borrower (in the case of a merger or consolidation) is in the form of cash or Cash Equivalents.

(b)           For purposes of this provision, each of the following shall be deemed to be cash:

(1)           any liabilities, as shown on the Borrower’s most recent consolidated balance sheet, of any Restricted Subsidiary that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases such Restricted Subsidiary from such liabilities;

(2)           any securities, notes or other obligations received by the Borrower or any Restricted Subsidiary from such transferee that are, within 180 days of the Asset Sale, converted by such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(3)           any stock or assets of the kind referred to in clause (2) or (4) of Section 6.06(c).

(c)           Within twelve (12) months and five (5) Business Days after the receipt of any Net Cash Proceeds from an Asset Sale, or, with respect to clauses (2) and (3) of this Section 6.06(c), if a contract for such investment has been entered into within twelve (12) months and five (5) Business Days after the receipt of any Net Cash Proceeds from an Asset Sale, within 180 days of the date of such contract (but only if such 180th day occurs later than the end of such twelfth month), the Borrower may cause its Restricted Subsidiary to apply those Net Cash Proceeds at its option:

(1)           to repay any secured Indebtedness (other than Indebtedness owed to Borrower or a Restricted Subsidiary) permitted to be incurred under Credit Facilities and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)           to acquire all or substantially all of the assets of, or any Equity Interests of, a person engaged in a Permitted Business; provided that in the case of acquisition of Equity Interests of any person, such acquisition is permitted by Section 6.04 (without giving effect to clause (4) of the definition of “Permitted Investments”);

(3)           to make a capital expenditure permitted by Section 6.13; or

(4)           to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Cash Proceeds, a Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by this Agreement.

(d)           When the aggregate amount of Net Cash Proceeds not applied or invested in accordance with the preceding paragraph (“Excess Proceeds”) exceeds $15.0 million, the Borrower will make an offer (an “Asset Sale Offer”) to all Lenders with such Net Cash Proceeds, on a pro rata basis, to repay the outstanding principal amount of the Loans with the remaining Excess Proceeds (the “Asset Sale Offer Amount”).  In any Asset Sale Offer, the offer to prepay the Loans will be in an amount equal to 100% of principal amount thereof, plus accrued and unpaid interest, to the date of such prepayment (the “Asset Sale Payment”), and will be payable in cash; provided that, notwithstanding the foregoing, the Borrower shall not be required to make an Asset Sale Offer with the Net Cash Proceeds of any Asset Sale that constitutes a Change of Control if the Borrower makes a Change of Control Offer in respect of such Change of Control in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement and prepays the principal amount of Loans properly requested by the Lenders and not withdrawn under such Change of Control Offer.

(e)           Pending the final application of any Net Cash Proceeds, the Borrower may permit any Restricted Subsidiary to temporarily reduce revolving credit borrowings or otherwise may invest the Net Cash Proceeds in any manner that is not prohibited by this Agreement.

(f)            If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Borrower may allow any Restricted Subsidiary to use those amounts for any purpose not otherwise prohibited by this Agreement.  If the aggregate principal amount of Accepted Loans exceeds the pro rata amount of Excess Proceeds allocable to the Accepted Loans, the Administrative Agent will select the Accepted Loans to be repaid on a pro rata basis.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(g)           Upon the commencement of an Asset Sale Offer (which shall remain open for a period of at least twenty (20) Business Days following its commencement (the “Offer Period”)), the Borrower shall send, by first class mail, postage prepaid, a notice to each Lender at its address appearing in the Register, with a copy to the Administrative Agent, on the date of the Asset Sale Offer.  The notice shall contain all instructions and materials necessary to enable such Lender to accept the Asset Sale Offer with respect to its Loans.  Any Asset Sale Offer shall be made to all Lenders.  The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(1)           that the Asset Sale Offer is being made pursuant to this Section 6.06;

(2)           the aggregate principal amount of Indebtedness subject to the Asset Sale Offer to be made pursuant to Section 6.06(d) and the amount of Excess Proceeds available to consummate the Asset Sale Offer and that, on the fifth (5th) Business Day following the expiration of the Offer Period (the “Asset Sale Payment Date”), the Borrower shall prepay at par all Loans in respect of which the applicable Lender has validly accepted and not withdrawn the offer to prepay (the “Accepted Loans”) pursuant to this Section 6.06;

(3)           that any Loan not accepted for payment shall continue to accrue interest;

(4)           that, unless the Borrower defaults in making such payment, Accepted Loans shall cease to accrue interest after the Asset Sale Payment Date;

(5)           that Lenders electing to have a Loan prepaid pursuant to a Asset Sale Offer may elect to have all or any portion of such Loan prepaid;

(6)           that Lenders electing to have a Loan prepaid pursuant to any Asset Sale Offer shall be required to execute and deliver to the Administrative Agent such consent documentation as the Borrower may reasonably request;

(7)           that Lenders shall be entitled to withdraw their election if the Administrative Agent receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Lender, the aggregate principal amount of the Accepted Loans of such Lender and a statement that such Lender is withdrawing its election to have such Loans prepaid; and

(8)           that if the aggregate principal amount of Accepted Loans exceeds the pro rata amount of Excess Proceeds allocable to the Accepted Loans (determined based on the principal amount of Accepted Loans that has accepted a prepayment offer with respect to such Excess

Proceeds), the Accepted Loans shall be prepaid on a pro rata basis (based upon the outstanding principal amount accepted for prepayment pursuant to this Section 6.06).

On the Asset Sale Payment Date, the Borrower shall apply the lesser of (1) 100% of the Excess Proceeds available in accordance with this Section 6.06 and (2) the aggregate principal amount of Accepted Loans to prepay the outstanding principal amount of the Accepted Loans.

SECTION 6.07            [Intentionally Omitted]

SECTION 6.08            [Intentionally Omitted]

SECTION 6.09            Transactions with Affiliates.  Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among one or more of the Borrower and the Restricted Subsidiaries) (“Affiliate Transaction”), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a)           any Affiliate Transaction involving aggregate consideration not to exceed $5.0 million;

(b)           any Affiliate Transaction on terms that are not materially less favorable to Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Borrower or such Restricted Subsidiary with an unrelated person so long as Borrower delivers to the Administrative Agent:

(1)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Borrower set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this subsection (b) and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors; and

(2)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to Borrower or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States;

(c)           payments or loans (or cancellations of loans) to employees, officers, directors or consultants of Borrower or any of its direct or indirect parents or any Restricted Subsidiary which are otherwise permitted under this Agreement;

(d)           payments made or performance under any agreement or instrument as in effect as of the Restatement Date (other than the Management Services Agreement) and set forth on Schedule 6.09(d) or any amendment thereto (so long as any such amendment is not less advantageous to Borrower or its Restricted Subsidiaries or the Lenders in any material respect than the original agreement as in effect on the Restatement Date);

(e)           if otherwise not prohibited hereunder, the issuance of Equity Interests (other than Disqualified Capital Stock) of Borrower to any direct or indirect parent of Borrower or to any Permitted Holder or to any director, officer, employee or consultant of Borrower, its Subsidiaries or any direct or indirect parent of Borrower;

(f)            Restricted Payments and Investments permitted by Section 6.04;

(g)           transactions permitted by Section 6.05;

(h)           reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit and equity incentive plans) and indemnification and reimbursement arrangements, in each case, approved by the Board of Directors of Borrower;

(i)            transactions with customers, clients, suppliers, joint venture partners, franchisees or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(j)            so long as no Event of Default pursuant to Section 8.01(a), (b), (g) or (h) exists and is continuing, the payment of (i) Board of Directors expenses (not included in clause (c) above), (ii) expenses to Sponsor permitted under the Management Services Agreement, including fees and disbursements of consultants and advisors retained by Sponsor and (iii) management fees to Sponsor in the amounts and at the times specified in the Management Services Agreement, as in effect on the Restatement Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Restatement Date; provided that payments under this clause (j)(iii) shall in any event not exceed $500,000 per fiscal year plus the amount of Restricted Payments permitted (but not made) in prior years since the Closing Date pursuant to this clause (j)(iii); and

(k)           the Transactions as contemplated by the Transaction Documents.

SECTION 6.10            [Intentionally Omitted]

SECTION 6.11            [Intentionally Omitted]

SECTION 6.12            Dividend and Other Payment Restrictions Affecting Subsidiaries.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)            pay dividends or make any other distributions on its Equity Interests to Borrower or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Borrower or any Restricted Subsidiary;

(ii)           make loans or advances to Borrower or any Restricted Subsidiary; or

(iii)          transfer any of its properties or assets to Borrower or any Restricted Subsidiary.

However, the preceding restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

(1)           agreements governing Indebtedness of any Restricted Subsidiary outstanding on the Restatement Date as set forth on Schedule 6.01(b) and Credit Facilities as in effect on the Restatement Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Restatement Date;

(2)           this Agreement and the Loans;

(3)           applicable law, rule, regulation or order;

(4)           any instrument governing Indebtedness or Equity Interests of a person acquired by any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(5)           customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)           purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of the preceding paragraph;

(7)           any agreement for the sale or other disposition of a Restricted Subsidiary or an asset that restricts distributions by that Restricted Subsidiary or transfers of such asset pending the sale or other disposition;

(8)           Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)           Liens permitted to be incurred under this Agreement that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)         provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors of Borrower, which limitation is applicable only to the assets that are the subject of such agreements;

(11)         restrictions on cash or other deposits or net worth imposed under contracts entered into in the ordinary course of business; and

(12)         agreements governing Indebtedness permitted to be incurred pursuant to Section 6.01; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are not materially more restrictive to Opco or Holdings, as applicable, as determined by the Board of Directors of the Opco or Holdings, as applicable, in its reasonable and good faith judgment, than the provisions contained in the Credit Agreement as in effect on the Restatement Date.

SECTION 6.13            Limitations on Capital Expenditures.  Borrower shall not permit the aggregate amount of Capital Expenditures made during the fiscal year ending on January 31, 2010 to exceed $15.0 million; provided, however, that such amount may be increased by the amount of cash contributions received under the Equity Cure Agreement.

SECTION 6.14            [Intentionally Omitted]

SECTION 6.15            Business.

(a)           Borrower shall not engage in any business activities or have any properties or liabilities, other than (i) its ownership of the Equity Interest of Holdings, (ii) obligations under the Loan Documents, (iii) the maintenance of its legal existence, and (iv) activities and properties incidental to the foregoing clauses (i), (ii) and (iii).

(b)           Borrower shall not permit any Restricted Subsidiary to, engage (directly or indirectly) in any business other than those businesses in which its Restricted Subsidiaries are engaged on the Restatement Date and businesses that are similar, complementary or reasonably related to or are reasonable extensions thereof.

SECTION 6.16            Limitation on Accounting Changes.  Borrower shall not, and shall not permit any Restricted Subsidiary to, make or permit any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect or are required by GAAP.

SECTION 6.17            Fiscal Year.  Borrower shall not, and shall not permit any Restricted Subsidiary to, change its fiscal year-end to a date other than January 31.

SECTION 6.18            Limitations on Designation of Restricted and Unrestricted Subsidiaries.  The Board of Directors of Borrower may not designate (a) Holdings or Opco as an Unrestricted Subsidiary or (b) any other Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would cause a Default or an Event of Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Borrower and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of the designation and shall reduce the amount available for Restricted Payments under Section 6.04 or under one or more clauses of the definition of “Permitted Investments,” as determined by Borrower.  That designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  The Board of Directors of Borrower may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

SECTION 6.19            [Intentionally Omitted]

SECTION 6.20            Anti-Terrorism Law; Anti-Money Laundering.  Borrower shall not, and shall not permit any Restricted Subsidiary to:

(a)           Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of (1) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), (2) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order, (3) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), (4) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or (5) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign

Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Laws, including the Executive Order, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Borrower’s compliance with this Section 6.20); or

(b)           Cause or permit any of the funds of the Borrower that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

SECTION 6.21            Embargoed Person.  Borrower shall not, and shall not permit any Restricted Subsidiary to, cause or permit (a) any of the funds or properties of the Borrower that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Borrower (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Borrower, with the result that the investment in the Borrower (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

ARTICLE VII

[INTENTIONALLY OMITTED]

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01            Events of Default.  Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a)           default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b)           default shall be made in the payment of any interest on any Loan or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of ten (10) Business Days;

(c)           [Intentionally Omitted];

(d)           default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 5.02 (excluding clauses (a) or (c)), 5.03(a) or 5.08 or in Article VI;

(e)           default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 45 days after written notice thereof from the Administrative Agent to Borrower;

(f)            default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrower or any Restricted Subsidiary (or the payment of which is guaranteed by), whether such Indebtedness or guarantee existed on the Closing Date or was created thereafter, if that default:

(i)            is caused by a failure to pay any such Indebtedness at its stated final maturity after giving effect to any applicable grace periods (a “Payment Default”); or

(ii)           results in the acceleration of such Indebtedness prior to its stated final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary, or of a substantial part of the property of the Borrower or any Material Subsidiary, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property of any such person; or (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property of any such person; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate, except as permitted under Section 6.05;

(i)            one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $10.0 million (exclusive of amounts covered by insurance for which coverage is not denied) shall be rendered against the Borrower or any Material Subsidiary or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;

(j)            (i) the Equity Cure Provider shall default in its obligation to make or cause there to be made an equity investment pursuant to the Equity Support Letter within the required time period and subject to the other terms and conditions thereof or (ii) either Mattress Interco, Inc. or Borrower shall default in its obligations to make or cause there to be made a capital contribution pursuant to the Equity Support Letter within the required time period and subject to the other terms and conditions thereof;

(k)           Mattress Interco, Inc. shall default in its obligation to deliver any request for an equity investment required under Section 1(a) of the Equity Support Letter and such breach shall remain unremedied or shall not be waived for a period of 5 Business Days after written notice thereof from the Administrative Agent to the Borrower;

(l)            default shall be made in the due observance or performance by the Equity Cure Provider, the General Partner, Mattress Interco, Inc. or the Borrower of any covenant, condition or agreement contained in any Equity Cure Document (other than those specified in paragraphs (j) and (k) above) and such default shall continue unremedied or shall not be waived for a period of 20 Business Days after written notice thereof from the Administrative Agent to the Borrower; or

(m)          any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced (i) by the Borrower or any of its Affiliates or by any Governmental Authority seeking to establish the invalidity or unenforceability of any Loan Document (other than an Equity Cure Document) or any material provisions of any such Loan Document (exclusive of questions of interpretation of any provision thereof) or (ii) by the Equity Cure Provider, the General Partner, Mattress Interco, Inc. or the Borrower or by any Governmental Authority seeking to establish the invalidity or unenforceability of any Equity Cure Document or any material provisions thereof that would prevent the making of any equity investment required under the terms and conditions of the Equity Support Letter (exclusive of questions of interpretation of any provision thereof), or the Borrower shall repudiate or deny any portion of its liability or obligation for the Obligations, or the Equity Cure Provider shall repudiate or deny any portion of its liability or obligation to make or cause there to be made an equity investment pursuant to the Equity Support Letter within the required time period and subject to the other terms and conditions thereof;

then, and in every such event (other than an event described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times:  declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event described in paragraph (g) or (h) above, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02             Rescission.  If at any time after acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders and written notice to Borrower, the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.01             Appointment and Authority.  Each of the Lenders hereby irrevocably appoints TCW IV, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

SECTION 9.02             Rights as a Lender.  Each person serving as an Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Administrative Agent hereunder in its individual capacity.  Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03             Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 9.04             Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05             Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent.

SECTION 9.06             Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a person with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring

Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through an Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)           The Borrower or Required Lenders may give any notice on behalf of an Administrative Agent under clause (a) above deeming the applicable Administrative Agent to have requested resignation and commencing the process of replacement in accordance with the provisions of clause (a) above if any of the events set forth in Sections 8.01(g) or (h) shall have occurred mutatis mutandis with respect to the Administrative Agent.

SECTION 9.07             Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender further represents and warrants that it has reviewed each document made available to it in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08             Equity Cure Documents.  Each Lender hereby directs the Administrative Agent to enter into the Equity Cure Documents and to act as Administrative Agent under the Equity Cure Documents on such Lender’s behalf.  Each of the Lenders and the Administrative Agent hereby agree and acknowledge that, notwithstanding anything herein to the contrary, the Administrative Agent shall act under the Equity Cure Documents solely at the direction of all of the Lenders.  Each Lender hereby acknowledges and agrees that the

Administrative Agent, and the actions taken or not taken by the Administrative Agent under the Equity Cure Documents, shall be subject to and afforded the same protections and rights as the Administrative Agent has under this Agreement (including, without limitation, the other sections of this Article IX).

ARTICLE X

MISCELLANEOUS

SECTION 10.01          Notices.

(a)           Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows:

(i)            if to Borrower at:

Mattress Firm
5815 Gulf Freeway
Houston, TX 77023
Attention: CFO
Telecopier No.: 713-921-4053

with copies to:

J.W. Childs Associates, L.P.
111 Huntington Avenue
Suite 2900
Boston, MA  02199-7610
Attention: Adam Suttin
Telecopier No.: 617-753-1101
email: asuttin@jwchilds.com

(ii)           if to the Administrative Agent, to it at:

TCW/Crescent Mezzanine, LLC
1251 Avenue of the Americas, Suite 4700

New York, NY 10020
Attention:  Daniel Honeker
Telecopier No.:  212-771-4551
E-mail:  daniel.honeker@tcw.com

with copies to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154

Attention:  Kevin Eisenberg
Telecopier No.: (212) 504-9579
Email:  keisenberg@loeb.com

(iii)          if to a Lender, to it at its address (or telecopier number) set forth on Schedule A hereto or the signature page of its Assignment and Assumption or to such other address (or telecopier number) as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent and the Lenders; provided however that the foregoing shall not apply to any notices that a Lender or the Administrative Agent has notified the Borrower that such Lender or Administrative Agent does not wish to receive electronically. The Administrative Agent, any Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent or any Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d)           Posting.  The Borrower hereby agrees that it will provide to the Administrative Agent and each Lender all information, documents and other materials that it is obligated to furnish to the Administrative Agent and such Lender pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent or such Lender at its address set forth on Schedule A hereto or at such other e-mail address(es) provided to Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent or such Lender shall require.  In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent and each Lender in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as such Lender shall require.  Nothing in this Section 10.01 shall prejudice the right of the Administrative Agent, any Lender or the Borrower to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as the Administrative Agent or any Lender shall require.

To the extent consented to by the Administrative Agent and each Lender in writing from time to time, the Administrative Agent and such Lender agrees that receipt of the Communications by the Administrative Agent or such Lender at its e-mail address(es) set forth on Schedule A hereto shall constitute effective delivery of the Communications to the Administrative Agent or such Lender for purposes of the Loan Documents.

SECTION 10.02          Waivers; Amendment.

(a)           Generally.  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.  No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b)           Required Consents.  Subject to Section 10.02(d), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the

Administrative Agent and the Borrower, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i)            increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii)           reduce the principal amount of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii)          (A) change the scheduled final maturity of any Loan or (B) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), without the written consent of each Lender;

(iv)          [Intentionally Omitted];

(v)           permit the assignment by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi)          [Intentionally Omitted];

(vii)         modify or change any provision of this Agreement or the related definitions affecting the subordination of the Loans without the written consent of each Lender directly affected thereby;

(viii)        change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Section 2.02(a), without the written consent of each Lender;

(ix)           change any provision of this Section 10.02(b) or Section 10.02(d), without the written consent of each Lender directly affected thereby;

(x)            change the percentage set forth in the definition of “Required Lender” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of

Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi)           modify or change Prepayment Premiums or instances in which they apply, without the prior written consent of each Lender directly affected thereby;

(xii)          change or waive any provision of Article X as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the written consent of the Administrative Agent;

(xiii)         in the event that the obligation to make a Change of Control Offer or an Asset Sale Offer has arisen, amend, change or modify in any material respect the obligation of Borrower to make and consummate such Change of Control Offer or such Asset Sale Offer, without written consent of each Lender.

(c)           [Intentionally Omitted].

(d)           Dissenting Lenders.  If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination; provided, however, that Borrower shall pay any Prepayment Premium above par to each non-consenting Lender at the time of such assignment.  Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption or deliver any such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and such Notes shall be deemed cancelled.

(e)           Certain Amendments without Lender Consent.  If the Administrative Agent and Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.  Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

SECTION 10.03          Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  Borrower shall pay from time to time upon demand on and after the Closing Date (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents (including, if any Lender requests the Borrower to obtain CUSIP numbers, the cost of obtaining and maintaining CUSIP numbers for the Loans) or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, which shall be limited to one primary counsel, any local counsel and any other counsel deemed necessary by the Administrative Agent in the event of a conflict of interest under applicable rules of legal ethics), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) all documentary and similar taxes and charges in respect of the Loan Documents.

(b)           Indemnification by Borrower.  Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or any Company, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the failure of the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Company, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that Borrower for any reason fails to pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans.

(d)           Waiver of Consequential Damages, etc.  To the fullest extent permitted by applicable Requirements of Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than 5 Business Days after demand therefor.

SECTION 10.04          Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by Borrower or any Lender shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees (other than Black Diamond or Ares) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that

(i)            except in the case of an assignment of the entire remaining amount of the assigning the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1.0 million, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents in writing (each such consent not to be unreasonably withheld or delayed);

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis;

(iii)          each of the Administrative Agent and Borrower consents to such assignment, which consents shall not be unreasonably withheld; provided that (x) no consents shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund with respect to a Lender, the Borrower or any of Borrower’s Affiliates or Subsidiaries and (y) no consent of Borrower shall be required during an Event of Default under Section 8.01(a), (b), (g) or (h);

(iv)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(v)           TCW Group and their respective Affiliates shall not be permitted to effect any assignment which would result in such persons, in the aggregate, holding less than a majority of the outstanding principal amount of the Loans, without the consent of the other Lenders; and

(vi)          the Administrative Agent shall deliver a copy of the Assignment and Assumption to the Borrower, along with the address for notices for the assignee thereunder.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any person (other than a natural person, Black Diamond or Ares)  (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and (iv), in the event that the Borrower or any of its Affiliates are the Participant, the other Lenders have been offered the opportunity to sell participations to such Participant on a pro-rata basis.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15

(subject to the requirements of that Section) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e)           Limitations on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent that the entitlement to any greater payment results from any change in Requirements of Law after the participant becomes a Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.05          Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof; provided that, with respect to Section 10.12, the survival thereof shall expire upon the one year anniversary of the termination of this Agreement.

SECTION 10.06          Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07          Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08          Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower on the Closing Date or thereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09          Governing Law; Jurisdiction; Consent to Service of Process.

(a)           Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)           Submission to Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may on the Closing Date have had or may thereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier or electronic mail) in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10          Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 10.11          Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12          Treatment of Certain Information; Confidentiality.  The Administrative Agent and each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process (provided, unless prohibited by applicable law in the opinion of its counsel or court order, the Administrative Agent or Lender, as applicable, shall make reasonable efforts to notify Borrower of any such requirement or subpoena), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to this Section 10.12 or a written agreement containing provisions substantially the same as those of this Section 10.12 or a written confirmation of the same, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender or (g) with the written consent of Borrower.  For purposes of this Section, “Information” means all information concerning Borrower or any of its Subsidiaries or any of its direct or indirect shareholders, or any of their respective employees, directors or Affiliates (including, without limitation, the Permitted Holders) received by the Administrative Agent or any Lender on a confidential basis from Borrower or any other person under or pursuant to this Agreement or any other Loan Document, including, without limitation, financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by or on behalf of Borrower or any other person on a confidential basis in connection with this Agreement and the Loan Documents, but does not include any such information that (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) was acquired or becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower or any of its direct or indirect shareholders, or any of their respective employees, directors, Subsidiaries or Affiliates (including, without limitation, the Permitted Holders) or any of their respective agents or representatives.  Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.13          USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14          Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15          [Intentionally Omitted].

SECTION 10.16          Effect of Restatement.  This Agreement shall, except as otherwise expressly set forth herein, supersede the Existing Loan Agreement from and after the Restatement Date with respect to the transactions hereunder and with respect to the Loans outstanding under the Existing Loan Agreement as of the Restatement Date.  The parties hereto acknowledge and agree, however, that except to the extent contemplated under the Assumption Agreement and this Agreement, (i) this Agreement and all other Loan Documents executed and delivered herewith do not constitute a novation, payment and reborrowing or termination of the Obligations under the Existing Loan Agreement and the other Loan Documents as in effect immediately prior to the Restatement Date and (ii) such Obligations, as assumed by the Borrower, are in all respects continuing with only the terms being modified as provided in the Assumption Agreement, this Agreement and the other Loan Documents.

SECTION 10.17          Obligations Absolute.  To the fullest extent permitted by applicable Requirements of Law, all obligations of the Borrower hereunder shall be absolute and unconditional irrespective of:

(a)           any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Borrower;

(b)           any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against the Borrower;

(c)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)           any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)           any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)            any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Borrower.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MATTRESS INTERMEDIATE HOLDINGS, INC.

By:	/s/ Jim R. Black
Name:	Jim R. Black
Title:	Vice President, Chief Financial Officer, Secretary and Treasurer

TCW/CRESCENT MEZZANINE PARTNERS IV, L.P., as Administrative Agent

By:	TCW/Crescent Mezzanine Management IV, L.L.C., its Investment Manager.

By:	TCW Asset Management Company, its Sub-Advisor

By:	/s/ Daniel Honeker
Name:	Daniel Honeker
Title:	Senior Vice President

TCW/CRESCENT MEZZANINE PARTNERS IV, L.P.
TCW/CRESCENT MEZZANINE PARTNERS IVB, L.P.

By:	TCW/Crescent Mezzanine Management IV, L.L.C., its Investment Manager.

By:	TCW Asset Management Company, its Sub-Advisor

By:	/s/ Daniel Honeker
Name:	Daniel Honeker
Title:	Senior Vice President

SIGNATURE PAGE TO

AMENDED AND RESTATED

LOAN AGREEMENT

MAC CAPITAL, LTD.

By:	TCW Advisors, Inc., as attorney-in-fact

By:	/s/ Matthew A. Miller
	Name:	Matthew A. Miller
	Title:	Managing Director

By:	/s/ Julia K. Haramis
	Name:	Julia K. Haramis
	Title:	Vice President

SIGNATURE PAGE TO
AMENDED AND RESTATED
LOAN AGREEMENT

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:	CIGNA Investments, Inc. (authorized agent)

By:	/s/ Edward Lewis
	Name:	Edward Lewis
	Title:	Senior Managing Director

LIFE INSURANCE COMPANY OF NORTH AMERICA

By:	CIGNA Investments, Inc. (authorized agent)

By:	/s/ Edward Lewis
	Name:	Edward Lewis
	Title:	Senior Managing Director

SIGNATURE PAGE TO
AMENDED AND RESTATED
LOAN AGREEMENT

PARTNERS GROUP MEZZANINE FINANCE II, L.P.

By:	Partners Group (Guernsey) Limited, its General Partner

By:	/s/ Daniel Stopher
	Name:	Daniel Stopher
	Title:	Authorised Signatory

By:	/s/ Denis O’Malley
	Name:	Denis O’Malley
	Title:	Director

HSBC PARTNERS GROUP GLOBAL PRIVATE EQUITY

By:	Partners Group (Guernsey) Limited, under power of attorney

By:	/s/ Daniel Stopher
	Name:	Daniel Stopher
	Title:	Authorised Signatory

By:	/s/ Denis O’Malley
	Name:	Denis O’Malley
	Title:	Director

SIGNATURE PAGE TO
AMENDED AND RESTATED
LOAN AGREEMENT

Schedule A

Administrative Agent and Lenders

Agent/Lender	Address	Principal Amount

TCW/Crescent Mezzanine Partners IV, L.P., as Administrative Agent

TCW/Crescent Mezzanine, LLC

1251 Avenue of the Americas, Suite 4700

New York, NY 10020

Attn: Daniel Honeker

Phone: (212) 771-4555

Fax: (212) 771-4551

with a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Kevin Eisenberg

Phone: (212)-407-4123

Fax: (212) 504-9579

Email: keisenberg@loeb.com

		N/A

TCW/Crescent Mezzanine Partners IV, L.P., as a Lender	TCW/Crescent Mezzanine, LLC 1251 Avenue of the Americas, Suite 4700 New York, NY 10020 Attn: Daniel Honeker Phone: (212) 771-4555 Fax: (212) 771-4551 with a copy to: Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attention: Kevin Eisenberg Phone: (212)-407-4123 Fax: (212) 504-9579 Email: keisenberg@loeb.com Wire Instructions: Bank of New York ABA #021-000-018 IOC 565 A/C Name: Master Wire Account A/C #: 355-744 Contact: Lena Chan (213) 630-6403	$34,416,778.18

	Reference: Mattress Holdings

TCW/Crescent Mezzanine Partners IVB, L.P.	TCW/Crescent Mezzanine, LLC 1251 Avenue of the Americas, Suite 4700 New York, NY 10020 Attn: Daniel Honeker Phone: (212) 771-4555 Fax: (212) 771-4551 with a copy to: Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attention: Kevin Eisenberg Phone: (212)-407-4123 Fax: (212) 504-9579 Email: keisenberg@loeb.com Wire Instructions: Bank of New York ABA #021-000-018 IOC 565 A/C Name: Master Wire Account A/C #: 355-744 Contact: Lena Chan (213) 630-6403 Reference: Mattress Holdings	$25,274,094.36

MAC Capital, Ltd.	Trust Company of the West 11100 Santa Monica Boulevard, Suite 2000 Los Angeles, California 90025 Attn: Scott Fukumoto Phone: (310) 235-5954 Fax: (310) 235-5966 Email: scott.fukumoto@tcw.com with a copy to: Wells Fargo Corporate Trust 750 Bering, 5th Floor Houston, Texas 77057 Attention: Yasir Ahmad Phone: (713) 243-4078 Fax: (713) 243-4143 Email: yasir.ahmad@wellsfargo.com	$6,632,319.17

	Wire Instructions: Wells Fargo Bank, NA ABA #: 121-000-248 Account Name: CDO Clearing Account Account #: 6355067033 FFC Account #: 50928001 Reference: Mattress Holdings — MAC Capital Ltd.

Connecticut General Life Insurance Company	Connecticut General Life Insurance Company c/o CIGNA Investments, Inc. 900 Cottage Grove Road Wilde Building, A5PRI Bloomfield, CT 06002 Attn: Fixed Income Securities Fax: (860) 226-8400 For payment related notices, with a copy to: J.P. Morgan Chase Bank 14201 Dallas Parkway, 13th Floor Dallas, TX 75254 Attn: Jamshid Irshad, Mail Code TX1-J249 Phone: (469) 477-2036 Fax: (469) 477-1904 Wire Instructions:: J.P. Morgan Chase Bank BNF=CIGNA Private Placements/ AC=9009001802 ABA# 021000021	$9,627,560.09

Life Insurance Company of North America	Life Insurance Company of North America Connecticut General Life Insurance Company c/o CIGNA Investments, Inc. c/o CIGNA Investments, Inc. 900 Cottage Grove Road Wilde Building, A5PRI Bloomfield, CT 06002 Attn: Fixed Income Securities Fax: (860) 226-8400 For payment related notices, with a copy to: J.P. Morgan Chase Bank 14201 Dallas Parkway, 13th Floor Dallas, TX 75254	$3,209,186.69

	Attn: Jamshid Irshad, Mail Code TX1-J249 Phone: (469) 477-2036 Fax: (469) 477-1904 Wire Instructions: J.P. Morgan Chase Bank BNF=CIGNA Private Placements Account No.: 9009001802 ABA No.: 021000021

Partners Group Mezzanine Finance II, L.P.	Partners Group Mezzanine Finance II, L.P. c/o Partners Group (Guernsey) Limited Third Floor, Tudor House Le Bordage St Peter Port Guernsey GY1 1BT Email: pgadmin@partnersgroup.net With a copy to: Scott Essex Phone: 212-763-4718 email: scott.essex@partnersgroup.net Wire Instructions: Intermediary Bank: HSBC Bank USA, Inc. ABA: 021001088 Account No.: 000023868 Beneficiary Bank: HSBC Bank, Plc, London SWIFT: MIDLGB22 Account Name: Partners Group Mezzanine Finance II, L.P Account No: 59425181 IBAN: GB22MIDL40051559425181	$4,599,834.26

HSBC Partners Group Global Private Equity	HSBC Partners Group Global Private Equity c/o Partners Group (Guernsey) Limited Third Floor, Tudor House Le Bordage St Peter Port Guernsey GY1 1BT Email: pgadmin@partnersgroup.net With a copy to:	$1,818,539.12

Scott Essex

Phone: 212-763-4718

email: scott.essex@partnersgroup.net

Wire Instructions:

Intermediary Bank:

HSBC Bank USA, Inc.

ABA: 021001088

Account No.: 000023868

Beneficiary Bank:

HSBC Bank, Plc, London

SWIFT: MIDLGB22

Account Name: HSSL-HSBC Partners Group Global Private Equity

Account No: 58903855

IBAN: GB57MIDL400051558903855

Schedule 3.05(b)

Real Property

Active Locations

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
Corporate Office
0116	Wayside & Corporate	Super Center	Mattress Firm, Inc.	6/20/2005	5815 Gulf Fwy Houston, TX 77023-5341	Wayside I-45, Ltd. & Petro Guard Co., Inc
Open Warehouses
0100	Houston Warehouse	Warehouse	Mattress Firm, Inc.	6/27/2005	7909 Northcourt, #900 Houston, TX 77040-5611	CPI Holdings T-2, L.P.
0400	Walnut Creek Whse (Austin)	Warehouse	Mattress Firm, Inc.	9/26/2005	8701 Wall Street Austin, TX 78754-4402	ProLogis (Walnut Creek Corporate Center)
0500	Perrin Creek Whse	Warehouse	Mattress Firm, Inc.	6/21/2005	4848 Perrin Creek, Bldg 6, #600 San Antonio, TX 78217-3792	ProLogis (Perrin Creek Corporate Center)
0700	Atlanta Warehouse	Warehouse	Mattress Firm, Inc.	1/18/2007	1075 Northfield Court, #300 Roswell, GA 30076-4998	Stonecrest Station, LLC
0900	Lenexa Whse (KC)	Warehouse	Mattress Firm, Inc	10/7/2005	10572 Lackman Rd Lenexa, KS 66219-1224	Mill Creek Investors, LLC
1300	Raleigh/Greensboro Whse	Warehouse	Mattress Firm, Inc	2/1/2001	1013 Oake Wood St. Extension Mebane, NC 27302-7290	L. J. Rogers Trucking, Inc.
1800	ST Louis Whse	Warehouse	Mattress Firm, Inc.	9/8/2003	2075 Hitzert Court Fenton, MO 63026-2506	Altus-Hitzert, LLC
2000	World Park Whse (Cincinnati)	Warehouse	Mattress Firm, Inc.	10/4/2005	5428 Duff Dr, Bldg 15 Cincinnati, OH 45246-1323	Dugan Financing LLC
2200	St Rose LA Whse	Warehouse	Mattress Firm, Inc.	7/31/2006	161 W James DR #160 St Rose, LA 70087-4034	Lighthouse Group
2400	Charlotte Whse	Warehouse	Elite Management Team, Inc dba Mattress Firm	12/31/2004	1337 Wood Branch Drive, #H Charlotte, NC 28273-6420	Pine Brook Center, LP
3700	Lewis Center Whse	Warehouse	Mattress Firm, Inc.	5/18/2004	7719 Graphics Way Lewis Center, OH 43035-9667	Orange Point LLC
3800	Golden Oaks Warehouse	Warehouse	Mattress Firm, Inc.	1/18/2007	1095 Thousand Oak Blvd., Bld. 4, #203 Greenville, SC 29607-5659	RSL Associates, Inc.
4000	Charleston-Whse	Warehouse	Mattress Firm, Inc.	1/18/2007	3231 Power Dr. N. Charleston, SC 29418-8301	3231 Power Dr., LLC
4100	Oklahoma City-Whse	Warehouse	Mattress Firm	8/30/2000	120 South Vermont (4355 S Reno) Oklahoma City, OK 73107-6526	Value Investment Corp.
5200	Miami Warehouse	Warehouse	Mattress Firm, Inc.	3/19/2007	299 Bryan Road Dania Beach, FL 33004-	Broward International Commerce Park

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
2206
5300	Orlando Warehouse	Warehouse	Mattress Holding Corp. dba Mattress Firm	6/21/2007	7414 Kingspointe Parkway, #400 Orlando, FL 32819-6525	TR Crownpointe Corporation
5500	Birmingham Warehouse	Warehouse	Mattress Firm, Inc.	12/5/2008	2901 Shannon-Oxmoor Road 101 Shade Creek Circle, Suites A&B Birmingham, AL 35211	Oxmoor Partners, LLC
Open Stores
0105	Nasa	Super Center	Mattress Firm, Inc.	11/30/1990	20814 Gulf Frwy, #10 Webster, TX 77598-6400	Clear Lake Center, LP
0115	Sharpstown	Super Center	Malachi Mattress America, Inc.	4/15/1993	7090 Southwest Frwy. Houston, TX 77036-2005	MRO Mid-Atlantic Corp.
0124	Southwest	Super Center	The Mattress Firm, Inc.	3/27/1998	7411 SW Freeway Houston, TX 77074-1901	Beechnut Street, Inc./Fondren I
0129	North Freeway	Super Center	Malachi Mattress America	10/5/1999	5900 North Frwy, #146-A & B Houston, TX 77076-4000	Reddy Partnership/5900 North Freeway, LP
0130	Cutten	Super Center	Malachi Mattress America, Inc.	1/15/2000	7105 FM 1960 W Houston, TX 77069-3603	Pacific Century Trust
0138	Pearland	Super Center	Mattress Firm, Inc.	2/19/2004	10645 Broadway St. #109 Pearland, TX 77584-8008	The Crossing at 288 Phase I, Ltd.
0139	Riverpark Shopping Center	Super Center	Mattress Firm, Inc.	6/20/2003	20030 Southwest Fwy Sugar Land, TX 77479-6310	Inland Western Sugar Land Riverpark I LP
0140	West Oaks SuperCenter	Super Center	Mattress Firm, Inc.	3/10/2004	2505 Hwy 6, #A Houston, TX 77082-1752	Six Westheimer Retail, Ltd
0141	Buffalo Speedway	Super Center	Mattress Firm, Inc.	3/22/2004	9884 Buffalo Speedway (per permit) Houston, TX 77025-4500	H3 Buffalo Crossing LP
0142	1960 Clearance	Super Center	Mattress Firm, Inc.	4/6/2004	4485 FM 1960 W Houston, TX 77068-3409	Canit Northchase, LP C/O Unilev Management
0143	Galveston Clearance	Super Center	Mattress Firm, Inc.	4/30/2004	6202 Broadway St, #I Galveston, TX 77551-1098	Inland Western Galveston Galvez Limited Partnershi
0144	Humblewood	Super Center	Mattress Firm, Inc.	9/1/2004	10012 W FM 1960 Bypass, #D Humble, TX 77338-3516	Inland Western Humblewood Limited Partnership
0145	Tomball	Super Center	Mattress Firm, Inc.	11/12/2004	28531 Tomball Parkway Tomball, TX 77375-4545	Z&K Holdings, LP
0146	Cypress Towne Center	Super Center	Mattress Firm, Inc.	11/10/2004	25905 US Hwy 290, #J Cypress, TX 77429-1005	CT Center S.C., LP
0147	League City	Super Center	Mattress Firm, Inc.	11/24/2004	2204 E. Main Street League City, TX 77573-2741	Will Detering
0150	Hedwig Village	Super Center	Mattress Firm, Inc.	5/10/2005	9411 Katy Fwy Houston, TX 77024-1503	Levcal Hedwig Village, LP

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
0164	Fondren Clearance Center	Super Center	Mattress Firm Operating, Ltd.	1/18/2007	3001 Fondren Rd. Houston, TX 77063-4948	Jack J Turk
0165	North Humble	Super Center	Mattress Firm Operating, Ltd.	1/18/2007	20418 Hwy 59 N #A Humble, TX 77338-2411	G & I Deer Brook LLC
0173	Spring Cypress Commons	Super Center	Mattress Firm Operating, Ltd.	5/22/2007	21327 North Freeway Spring, TX 77022-3611	Spring Cypress Commons LP
0174	Bunker Hill	Super Center	Mattress Firm Operating, Ltd.	6/27/2007	NWC Katy Frwy & Bunker Hill Houston, TX 77024-0000	I-10/Bunker Hill Associates, L.P.
0175	Katy	Super Center	Mattress Firm, Inc.	10/24/2007	1220 Fry Rd, #D Houston, TX 77084-5807	EQYInvest Owner I, Ltd., LLP
0176	Champions	Super Center	Mattress Firm, Inc.	10/24/2007	5199 FM 1960 Rd W Houston, TX 77069-4504	K/B Fund IV
0177	West Oaks North	Super Center	Mattress Firm, Inc.	10/24/2007	2340 S Hwy 6 Houston, TX 77077-5248	Weingart Foundation
0183	Fairway Centre	Super Center	Mattress Firm Operating, Ltd.	10/9/2007	5669 Fairmont Parkway Pasadena, TX 77505-0000	Fairway Pads Ltd
0204	Mesquite Town Centre	Super Center	Mattress Firm, Inc.	2/25/2003	1344 N Town East Blvd, #300 Mesquite, TX 75150-4110	Price/Baybrook Ltd, c/o Kimco Realty Corp
0215	Denton	Super Center	Mattress Firm, Inc.	11/12/1996	1725 I-35 East Denton, TX 76205-6603	Santander San Jacinto, Ltd.
0220	Stemmons-Whse	Super Center	The Mattress Firm, Inc.	4/3/1998	10699 Stemmons Freeway Dallas, TX 75220-2427	EastGroup Properties LP
0229	City View	Super Center	Malachi American Mattress, Inc.	4/24/2000	4875 Bryan Irvin Rd. FT Worth, TX 76132-3615	City View Towne Crossing Shopping Center
0230	Cooper Street	Super Center	Mattress Firm	11/27/2000	3601 South Cooper St. Arlington, TX 76015-3467	Cooper Point Joint Venture
0236	LakePointe Towne Crossing	Super Center	Mattress Firm, Inc.	1/29/2003	717 Hebron Parkway, #100 Lewisville, TX 75057-5137	Inland Western Lewisville Lakepointe L.P.
0237	North Hills Village	Super Center	Mattress Firm, Inc.	5/19/2003	7580 NE Loop 820, #102 N Richland Hills, TX 76180-8345	Bromont Pavilion Midstar Master, LP
0241	Grapevine Crossing	Super Center	Mattress Firm, Inc.	11/21/2003	1505 SH-114 West Grapevine, TX 76051-8639	Inland Western Grapevine L.P. (Grapevine Crossing)
0242	Denton Crossing	Super Center	Mattress Firm, Inc.	12/11/2003	1400 S Loop 288, #120 Denton, TX 76205-4706	Inland Western Denton Crossing Limited Partnership
0244	Irving Clearance	Super Center	Mattress Firm, Inc.	2/19/2004	2605 West Airport Fwy Irving, TX 75062-6020	The Irving Center Shops, LLC
0245	Cedar Hill	Super Center	Mattress Firm, Inc.	3/8/2004	707 N Hwy 67, #140 Cedar Hill, TX 75104-2179	Inland Western Cedar Hill Pleasant Run L.P.
0246	Addison Walk	Super Center	Mattress Firm, Inc.	3/9/2004	5000 Belt Line Rd, #110 Addison, TX 75254-6789	SFERS Real Estate Corp. NN
0248	Grapevine Mills	Super Center	Mattress Firm, Inc.	9/8/2004	3300 Grapevine Mills Pkwy #B102	Land Capital Group, Inc.

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
Grapevine, TX 76051-0917
0250	McKinney Clearance	Super Center	Mattress Firm, Inc.	11/1/2004	2775 S. Central Expressway, #100 McKinney, TX 75070-7543	McKinney Coral Reef LLC

0251	Matlock	Super Center	Mattress Firm, Inc.	9/16/2005	111 Interstate 20 East Arlington, TX 76018-1117	WindStar Land Partners III, Ltd.
0259	Plano SuperCenter	Super Center	Mattress Firm, Inc.	10/24/2007	721 N Central Expwy #318 Plano, TX 75075-8843	Lyda Hunt-Caroline Trusts
0260	Preston Valley	Super Center	Mattress Firm, Inc.	10/24/2007	13338 Preston Rd Dallas, TX 75240-5208	Preston Valley View Ltd
0261	Stone Crest	Super Center	Mattress Firm, Inc.	10/24/2007	9288 SH 121 #400 Frisco, TX 75035-6093	FP II SC LLC
0263	North Richland Hills	Super Center	Mattress Firm, Inc.	10/24/2007	8253 Bedford-Euless Rd N Richland Hills, TX 76180-7213	Eagle-N R Hills LP
0265	Alta Mere	Super Center	Mattress Firm, Inc.	10/24/2007	750 Alta Mere Dr, #600 Ft Worth, TX 76116-1528	Timothy J Flathers & Richard M Flathers
0269	South Hulen St	Super Center	Mattress Firm, Inc.	9/6/2007	4801 S. Hulen St #168 Fort Worth, TX 76132-1422	RTG Furniture of Texas, L.P.
0273	Alliance Town Center	Super Center	Mattress Firm, Inc.	9/27/2007	9540 North Freeway Ft Worth, TX 76177-0000	Alliance Town Center I LP
0274	Preston Corners	Super Center	Mattress Firm, Inc.	1/31/2008	3131 Preston Rd #400 Frisco, TX 75034-0000	The Mody Group Ltd
0402	Capital Plaza	Super Center	Mattress Firm, Inc.	8/17/1995	5403 North IH 35 Austin, TX 78723-2429	Capital-Highway 35, Ltd
0407	Parmer & IH-35	Super Center	Malachi Mattress America, Inc., dba Mattress Firm	2/10/2003	12901 North IH-35, Bldg 13, Suite 1305 Austin, TX 78753-1019	DDR DB Tech Ventures LP
0408	Anderson Lane	Super Center	Mattress Firm, Inc.	6/9/2003	2900 W Anderson Lane #1305 Austin, TX 78757-1124	Northwood Properties, Ltd
0409	Bee Cave	Super Center	Mattress Firm, Inc.	6/1/2004	12700 Shops Parkway, Ste. #500 Austin, TX 78738-6599	Bee Cave Galleria I, LP & Bee Cave Galleria II, LP
0410	Slaughterway	Super Center	Mattress Firm, Inc.	11/16/2004	9300 S. IH-35 Service Rd. SB, #A-700 Austin, TX 78748-1740	Inland Western Austin Southpark Meadows LP
0411	Walden Oaks	Super Center	Mattress Firm, Inc.	12/1/2004	14005-B, US Hwy 183 N, Ste. 200 Austin, TX 78717-0000	Alison Walden Park, LLC
0414	Arbor Walk	Super Center	Mattress Firm, Inc.	2/24/2006	10515 N. Mopac Expwy NB, Shops at Arbor Walk Expwy Austin, TX 78759-5471	SPG Arbor Walk, LP
0415	San Marcos	Super Center	Mattress Firm, Inc.	4/10/2006	2223 IH 35 South San Marcos, TX 78666-5918	Lincoln PO Red Oak Village, LP

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
0417	Lakeway	Super Center	Mattress Firm, Inc.	10/12/2004	3620 Hwy 620 S #200 Village of Bee Cave, TX 78738-6855	ERA BC Partners Ltd
0422	Anderson West	Super Center	Mattress Firm, Inc.	10/24/2007	3200 W Anderson Lane #101 Austin, TX 78757-1010	Aberfeldy I Limited Partnership
0424	Walden Park	Super Center	Mattress Firm, Inc.	1/18/2007	14005 N US Hwy 183 #500 Austin, TX 78717-0000	Walden ERG Ltd
0501	Ingram	Super Center	Mattress Firm, Inc.	11/2/1995	6065 NW Loop 410, Ste. #145 San Antonio, TX 78238-3343	Ingram N Loop Shopping Center, L.P.
0508	Trendsetter	Super Center	Malachi American Mattress, Inc.	5/26/2000	15665 San Pedro Avenue San Antonio, TX 78232-3732	Highland/SA San Pedro, Ltd
0518	DeZavala North	Super Center	Malachi Mattress America, Inc.	11/29/2000	5229 DeZavala Road San Antonio, TX 78249-1712	Realty Income Texas Properties, L.P.
0521	Austin Hwy	Super Center	Mattress Firm, Inc.	12/24/2003	1432 Austin Hwy, Suite 105 San Antonio, TX 78209-4903	Lazy 9 Exchange Partners, Ltd.
0522	Allisons Corner	Super Center	Mattress Firm, Inc.	11/10/2003	2720 SW Military Dr, Ste 101 San Antonio, TX 78224-1013	Inland Western San Antonio Military Drive LP
0523	Brooks Corner	Super Center	Mattress Firm, Inc.	2/13/2004	3155 SE Military Dr, #103 San Antonio, TX 78223-3826	MB San Antonio Brooks Limited Partnership
0524	San Pedro Clearance	Super Center	Mattress Firm, Inc.	8/25/2004	125 NW Loop 410 #572 San Antonio, TX 78216-5302	Inland Southwest Management Corp
0525	Forum at Olympia Pkwy	Super Center	Mattress Firm, Inc.	9/24/2004	8215 Agora Pkwy Live Oak, TX 78154-1336	Forum Lone Star, LP
0529	US Hwy 281	Super Center	Mattress Firm, Inc.	11/7/2005	13103 San Pedro Ave San Antonio, TX 78216-2052	Mattsantex, LLC
0532	Terrell Heights	Super Center	Mattress Firm, Inc.	10/24/2007	1455 Austin Hwy #105 San Antonio, TX 78209-4455	CWS Retail on Austin Highway Ltd
0534	West Over	Super Center	Mattress Firm, Inc.	1/18/2007	8219 SH 151 #124 San Antonio, TX 78245-2194	DDR DB 151 Ventures LP
0537	Bandera Hwy	Super Center	Mattress Firm, Inc.	10/24/2007	6945 Bandera Rd Leon Valley, TX 78238-1361	Leon Valley Associates, Ltd
0538	Forum West	Super Center	Mattress Firm, Inc.	10/24/2007	14621 IH 35 N, Suite #101 Selma, TX 78154-3375	Forum West Ltd
0540	Dezavala West	Super Center	Mattress Firm, Inc.	8/10/2007	12840 IH 10 W San Antonio, TX 78230-	Dario Propertie Ltd

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
2210
0601	Cool Springs	Super Center	Malachi Mattress America, Inc.	6/5/1996	1745 Galleria Blvd, Ste.#2005 Franklin, TN 37067-1602	CBL & Associates Management, Inc.
0606	Thompson Square-Whse	Super Center	Malachi Mattress America, Inc., dba Mattress Firm	8/1/2000	2935 Nolensville Rd Nashville, TN 37211-2336	Ragland Corporation
0609	Riverchase	Super Center	Mattress Firm, Inc.	10/9/2006	2285 Gallatin Pike North Madison, TN 37115-2018	Northside Marketplace L.P.
0706	Barrett Center	Super Center	Mattress Firm, Inc.	1/18/2007	955 Barrett Prkwy. #B Kennesaw, GA 30144-4503	Rivermont Apartments, LLC, et al
0713	Norcross Supercenter	Super Center	Mattress Firm, Inc	1/18/2007	6448 Dawson Blvd Norcross, GA 30093-1103	Enterprises Ltd and Larry G. Hailey
0730	Stone Mountain	Super Center	Mattress Firm, Inc	10/18/2004	1825 Rockbridge Road Stone Mountain, GA 30087-3306	CA New Plan Venture Fund, LLC
0731	Marietta	Super Center	Mattress Firm, Inc	7/18/2005	280 Cobb Parkway S #B Marietta, GA 30060-6501	Marietta II (E&A), LLC (fka E&A Southeast, LP)
0737	Conyers Commons	Super Center	Mattress Firm, Inc	4/12/2006	2239 GA Hwy 20 #A Conyers, GA 30013-2092	IBG Conyers Commons, LLC
0738	Mt. Zion	Super Center	Mattress Firm, Inc	6/26/2006	1878 Mt. Zion Rd #110 Morrow, GA 30260-3016	Landquest XIII, LLC
0740	Cumberland	Super Center	Mattress Firm, Inc	10/9/2006	2980 Cobb Parkway Suite 100 - Cumberland Festival Atlanta, GA 30339-3158	Wilmer Family
0742	Decatur	Super Center	Mattress Firm, Inc	2/22/2007	2112 North Decatur Road Decatur, GA 30333-5367	Idlewood Properties, Inc.
0744	Kennesaw	Super Center	Mattress Firm, Inc	8/10/2007	390 Ernest Barrett Parkway, #A Kennesaw, GA 30144-4989	Alterman Town Center, LLC
0746	Deerfield Place	Super Center	Mattress Firm-Georgia, Inc. dba Mattress Firm	9/20/2007	13045 Hwy 9 North Milton, GA 30004-0000	Sembler Alpharetta I, LLC
0749	Fayetteville Pavilion	Super Center	Mattress Firm, Inc	10/19/2007	96 Pavilion Parkway #23 Fayetteville, GA 30214-4056	DDRTC Fayette I and II LLC
0903	Olathe Station	Super Center	Mattress Firm, Inc	7/13/1998	15245 W. 119th St. Olathe, KS 66062-5605	A. B./Olathe L.P.
0905	Metcalf	Super Center	Malachi Mattress America, Inc.	10/27/1999	11970 Metcalf Ave. Overland Park, KS 66213-1124	Lifeway Christian Stores
0911	Stateline Station	Super Center	Mattress Firm, Inc	5/27/2003	13550 Madison Kansas City, MO 64145-1669	Inland Western Kansas City Stateline, LLC
0912	Metcalf Center	Super Center	Mattress Firm, Inc	12/29/2004	7101 West 91st St Overland Park, KS 66212-2067	WSG Kansas City, LLC
1303	Glenwood	Super Center	Mattress Firm, Inc	10/7/1997	6812 Glenwood Ave.	Dual Carolinas of Raleigh

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
Raleigh, NC 27612-7133
1307	Cary	Super Center	Mattress Firm, Inc	1/5/1999	2330 Walnut Street Cary, NC 27518-9210	KIR Cary 002, LLC
1601	Blanding	Super Center	Malachi Mattress America, Inc.	12/1/1997	88 Blanding Blvd #106 Orange Park, FL 32073-2600	Deno P. Dikeou
1608	Beaches - Whse	Super Center	Malachi Mattress America, Inc. dba Mattress Firm	8/10/2001	11840 Beach Blvd Jacksonville, FL 32246-8470	EastGroup Property L.P.
1609	Regency Clearance	Super Center	Mattress Firm, Inc	3/19/2004	9321 Atlantic Blvd Jacksonville, FL 32225-8218	Mibarev Development I, LLC
1610	Mandarin Clearance	Super Center	Mattress Firm, Inc	4/22/2004	11105-1 San Jose Blvd. Jacksonville, FL 32223-7228	NP/I&G Riverplace, LLC
1614	River City Marketplace	Super Center	Mattress Firm, Inc	12/30/2005	840 Nautica Dr, Ste 101 Jacksonville, FL 32218-7243	Ramco Jacksonville LLC
1710	Kernersville	Super Center	Mattress Firm, Inc.	6/2/2006	1040 South Main St, Bldg D Kernersville, NC 27284-7440	Kernersville Redevelopment Company, LLC
1711	High Point Road	Super Center	Mattress Firm, Inc.	8/10/2007	3208 High Point Road, #D Greensboro, NC 27407-4986	3208 LLC
1804	Fairview Heights	Super Center	Mattress Firm, Inc.	5/1/2003	10830 Lincoln Trail Fairview Heights, IL 62208-2010	Lincoln Trail, L.L.C
1807	South County	Super Center	Mattress Firm, Inc.	7/13/2007	6940 South Lindbergh St Louis, MO 63125-0000	Festa Holdings, LLC
1809	North County	Super Center	Mattress Firm, Inc.	7/13/2007	8471 North Lindbergh St. Louis, MO 63031-0000	Festa Holdings II, LLC
1810	Mid Rivers Mall	Super Center	Mattress Firm, Inc.	1/18/2007	195 Mid Rivers Mall Drive St. Petersburg, MO 63376-4309	Mid Rivers West Development Company, LLC
1812	Cottonwood Square	Super Center	Mattress Firm, Inc.	8/28/2007	3901 Highway 159 Glen Carbon, IL 62034-0000	Cottonwood Square, LLC
1814	Creve Coeur	Super Center	Mattress Firm, Inc.	9/17/2007	11505 Olive Blvd Creve Coeur, MO 63141-7110	11505 Olive LLC
1815	Winding Woods	Super Center	Mattress Firm, Inc.	10/30/2007	313 Winding Woods Dr. O’Fallon, MO 63366-4170	Winding Woods Development LLC
2001	Kings Auto Mall	Super Center	Malachi Mattress America, Inc.	5/29/1998	9956 Kings Auto Mall Dr. Cincinnati, OH 45249-8234	OH Retail II LL, LLC, dba Kings Auto Mall
2002	Western Hills	Super Center	Malachi Mattress America, Inc.	6/30/1998	5555 Glenway Ave. Cincinnati, OH 45238-3445	OH Retail LL, LLC, dba Western Hills Marketplace
2009	Tricounty	Super Center	Mattress Firm, Inc.	11/7/2003	127 E Kemper Rd	Equity Alliance of Midwest Management Portfolio

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
Springdale, OH 45246-0000
2010	Colerain	Super Center	Mattress Firm, Inc.	2/26/2004	9860 Colerain Ave Cincinnati, OH 45251-1400	Redskin Investors, Ltd
2011	Voice of America	Super Center	Mattress Firm, Inc.	2/25/2004	7669 Voice of America Centre Drive West Chester, OH 45069-2795	VOA Development Company, LLC
2101	Speedway SuperCenter	Super Center	Malachi Mattress America, Inc. dba Mattress Firm	6/19/1998	6014 Crawfordsville Rd. Speedway, IN 46224-3710	Centro Bradley SPE 5 LLC
2107	Greenwood	Super Center	Mattress Firm, Inc.	5/26/2004	795 US Hwy 31 N, #A Greenwood, IN 46142-3938	Greenwood Pointe I, LLC
2109	Traders Point	Super Center	Mattress Firm, Inc.	5/5/2005	5630 W 86th St, Ste 152 Indianapolis, IN 46278-2023	Kite West 86th Steet II, LLC
2111	Cherry Tree	Super Center	Mattress Firm, Inc.	12/13/2006	9808 E. Washington St., Suite 100 Indianapolis, IN 46229-3043	Cherry Tree Crossing II, LLC
2113	Castleton East	Super Center	Mattress Firm, Inc.	6/15/2007	8516 Castleton Square Dr. Indianapolis, IN 46250-0000	Linens ‘n Things Plaza
2115	Noblesville	Super Center	Mattress Firm, Inc.	3/14/2008	14191 Town Center Blvd, #200 Noblesville, IN 46060-3351	Hamilton Town Center LLC
2201	Veterans	Super Center	Malachi Mattress America, Inc. dba Mattress Firm	7/1/1998	4421 Veterans Memorial Blvd Metairie, LA 70006-5321	Mary D. Maher & Eldred L. Maher
2203	West Bank	Super Center	Malachi Mattress America, Inc.	4/15/2000	1523 Manhattan Blvd, Su A-1 Harvey, LA 70058-5397	Manhattan Plaza Associates, LLC
2205	Covington	Super Center	Mattress Firm, Inc.	7/28/2006	1615 US 190 Highway North Covington, LA 70433-8968	Brett K. Oubre
2409	Gastonia	Super Center	Mattress Firm, Inc.	1/18/2007	2524 E. Franklin Blvd, #1-A Gastonia, NC 28056-0000	Southstar Holdings-Gastonia, LLC
2411	Afton Ridge	Super Center	Mattress Firm, Inc.	8/1/2006	301 George Bay Court Concord, NC 28027	CK Afton Ridge Retail LLC
2412	Rock Hill	Super Center	Mattress Firm, Inc.	10/11/2007	2564 Cherry Rd Rock Hill, SC 29732-2173	NSP Cherry Road LLC
2501	Brandon	Super Center	Mattress Firm, Inc.	5/21/1998	235 Brandon Town Center Brandon, FL 33511-4728	Plaza at Brandon Town Center
2507	North Dale Mabry CC	Super Center	Mattress Firm, Inc.	11/29/2000	6218 N Dale Mabry Tampa, FL 33614-3960	Realty Income Corporation, Bldg #1043
2509	St. Petersburg - Whse	Super Center	Mattress Firm, Inc.	8/7/2001	4301 34th St. North St. Petersburg, FL 33714-3742	William Higman Enterprises, LLC
2511	South Sarasota	Super Center	Mattress Firm	8/5/1999	4039 S. Tamiami Trail Sarasota, FL 34231-3623	Desco Property Manager
2515	Largo Clearance	Super Center	Mattress Firm, Inc.	6/12/2000	10500 Ulmerton Rd., #854	Weingarten Realty Investors

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
Largo, FL 33771-3540
2518	Bradenton	Super Center	Mattress Firm, Inc.	3/18/2003	4103 14th Street West Bradenton, FL 34205-6007	AEJ Associates
2524	Pinellas Park	Super Center	Mattress Firm, Inc.	10/6/2004	7390 US Hwy 19 North Pinellas Park, FL 33781-4600	KB Parkside, LLC
2706	Perimeter Mall - Whse	Super Center	Malachi Mattress America, Inc. dba Mattress Firm	4/12/2001	5244 Summer Ave Memphis, TN 38122-4409	Belz Investco GP
2707	Riverdale Clearance	Super Center	Mattress Firm, Inc.	3/16/2004	3530 Riverdale Rd Memphis, TN 38115-4421	Tisano Memphis, LLC
2710	Countrywood Crossing	Super Center	Mattress Firm, Inc.	10/3/2007	2257 Germantown Parkway, #107 Memphis, TN 38016-7405	Inland Continental Property Management Corp. #1386
2920	Stapley & Baseline	Super Center	Mattress Firm - Arizona, LLC	11/18/2002	1464 N Cooper, Suite C-102 Gilbert, AZ 85233-1236	Gilbert Commons Financial Group, LLC
2921	Lincoln Center - Whse	Super Center	Mattress Firm - Arizona, LLC	10/29/2003	2110 South 7th Ave, Su 100 Phoenix, AZ 85007-4167	Seventh Avenue I-IV, LLC
2922	Raintree	Super Center	Mattress Firm - Arizona, LLC	1/8/2004	14900 N Pima Rd, #101 Scottsdale, AZ 85260-2664	Mammoth Rock LLC
2923	Santan Gateway	Super Center	Mattress Firm - Arizona, LLC	8/10/2004	1305 S Arizona Ave Chandler, AZ 85286-6500	CTW-Santan South, LLC
2924	Superstition Gateway	Super Center	Mattress Firm - Arizona, LLC	7/13/2005	1826 S Signal Butte Rd, Ste 102 Mesa, AZ 85209-2731	DTD-Devco 8W, LLC
2928	Fiesta Mall	Super Center	Mattress Holding Corporation	1/18/2007	1457 W Southern Ave, Ste 15 Mesa, AZ 85202-4853	HJ Mesa, LLC
2954	Tramonto Marketplace	Super Center	Mattress Firm, Inc.	6/7/2007	34640 N. Valley Parkway, #115 Phoenix, AZ 85086-3248	BCB Group Investments and DIB Group Investments
3709	Morse Rd	Super Center	Mattress Firm, Inc.	5/1/2003	1959 Morse Rd Columbus, OH 43229-6663	1959-2007 Morse Rd Co Ltd
3710	Grove City	Super Center	Mattress Firm, Inc.	6/11/2004	1751 Stringtown Rd Grove City, OH 43123-9125	Stringtown South, LLC
3711	Hilliard	Super Center	Mattress Firm, Inc.	8/31/2004	1796 Hilliard Rome Rd, Ste #102 Hilliard, OH 43026-9067	MB Columbus Hilliard, LLC
3805	Shops at Greenridge	Super Center	Mattress Firm, Inc.	10/23/2006	1125 Woodruff Road, #N201 Greenville, SC 29607-4166	Shops at Greenridge, LLC
3806	Simpsonville	Super Center	Mattress Firm, Inc.	9/25/2007	673 Fairview Rd Simpsonville, SC 29680-6706	Milledgeville Associates, L.P.
4001	North Rivers	Super Center	Mattress Firm, Inc.	1/18/2007	7643 Rivers Ave. #E-1 Charleston, SC 29406-4073	North Rivers, LLC

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
4104	Norman	Super Center	Mattress Firm, Inc.	6/9/2000	3350 W Main St Norman, OK 73072-4805	James C. Miller/Deanna Burger
5102	Naples North	Super Center	Mattress Firm, Inc.	7/31/2007	4300 Tamiami Trail N. Naples, FL 34103-3105	Donald H. Brown and Nina S. Brown Trust
5205	Boca Federal	Super Center	Mattress Firm, Inc.	2/19/2007	1799 S. Federal Hwy #B Boca Raton, FL 33432-7412	Badger Wolverine, LLC
5211	Northlake	Super Center	Mattress Firm, Inc.	7/25/2007	300 US Highway 1 North Palm Beach, FL 33408-5512	BMS Real Estate Solutions, LLC
5216	Oakland Northridge	Super Center	Mattress Firm, Inc.	9/18/2007	75 E. Commercial Blvd. Oakland Park, FL 33334-3240	Weingarten Nostat
5217	Okeechobee SuperCenter	Super Center	Mattress Firm, Inc.	9/27/2007	4354 Okeechobee Blvd West Palm Beach, FL 33409-3206	Cross County Associates Limited Partnership
5301	Osceola	Super Center	Mattress Firm, Inc.	11/10/2006	1255 W. Osceola Parkway Kissimmee, FL 34741-7556	AO of Florida
5302	Casselberry Exchange	Super Center	Mattress Firm, Inc.	11/16/2006	174 S R 436, Ste D-102 Casselberry, FL 32707-4203	MSKP Casselberry Exchange, LLC
5303	Leesburg	Super Center	Mattress Firm, Inc.	12/29/2006	10700 Hwy 441, Ste 109-112 Leesburg, FL 34748-7267	1957 Holdings, Inc.
5308	Lady Lake	Super Center	Mattress Firm, Inc.	9/4/2007	13703 US Highway 441 Lady Lake, FL 32159-8981	Master Beds, LLC
5313	Seminole Towne Center	Super Center	Mattress Firm, Inc.	12/21/2007	695 Towne Center Blvd. Sanford, FL 32772	Sun Coast Retail LLC
5314	Posner Commons	Super Center	Mattress Firm, Inc.	2/5/2008	1206 Posner Blvd Blg J Davenport, FL 33837-3609	TC - MET Orlando LLC
5402	Rainbow	Super Center	Mattress Firm, Inc.	3/22/2007	1045 S Rainbow Las Vegas, NV 89145-6232	Weingarten Nostat
5408	Marks Street	Super Center	Mattress Holding Corporation dba Mattress Firm	3/22/2007	510 Marks St Las Vegas, NV 89014-8603	Retail Development Partners, LLC
5409	Industrial -Whse	Super Center	Mattress Firm, Inc.	3/22/2007	7570 S Dean Martin Dr (AKA Industrial Blvd) Las Vegas, NV 89139-5967	Jackson -Shaw/Warm Springs III Limited Partnership
5419	Serene	Super Center	Mattress Holding Corporation dba Mattress Firm	6/2/2005	1920 E Serene Ave (10075 Eastern) Las Vegas, NV 89123-0000	Eastern Beltway
5426	Centennial SuperCenter	Super Center	Mattress Firm, Inc.	11/30/2007	6515 N Buffalo Dr #120 Las Vegas, NV 89131-4075	Skypointe PHD LLC
0107	Rice	Regular Store	Mattress Firm, Inc.	6/5/1991	2428 Rice Blvd Houston, TX 77005-3203	Rice/Kelvin Partners, Ltd.
0117	Sugar Land	Regular Store	Mattress Firm, Inc.	6/15/1995	2685 Town Center Blvd Sugar Land, TX 77479-2319	Weingarten Realty Investors

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
0118	Galleria	Regular Store	Mattress Firm, Inc.	7/20/1995	5000 Westheimer #320 Houston, TX 77056-5616	Weingarten Realty Investors
0119	Copperwood	Regular Store	Mattress Firm, Inc.	11/17/1995	6591 Hwy 6 North Houston, TX 77084-1311	Copperwood Village, LP
0120	Edloe	Regular Store	Malachi Retail, Inc. dba The Mattress Firm	7/26/1996	3845 Southwest Freeway Houston, TX 77027-7515	Freeway Properties, Ltd
0122	Woodlands	Regular Store	Mattress Firm, Inc.	1/28/1998	1340 Lake Woodlands Dr, #B Woodlands, TX 77380-3227	CSHV Woodlands, LP
0123	Fry Road	Regular Store	Mattress Firm, Inc.	12/3/1997	19969 Katy Freeway Houston, TX 77094-1019	Caltim, Ltd
0125	Pasadena	Regular Store	Mattress Firm, Inc.	9/30/1998	5870 Fairmont Pkwy Pasadena, TX 77505-3908	Kimco Realty Corp.
0128	Gessner (FM 249)	Regular Store	Mattress Firm Operating, Inc.	10/21/1998	17375 Tomball Parkway #2C Houston, TX 77064-1145	CBL & Associates Mgmt, Inc (Willowbrook Plaza)
0131	Fondren	Regular Store	Malachi Mattress America, Inc.	4/1/2000	8821 Westheimer, #103 Houston, TX 77063-3625	Fondren Hawaii, LLC
0132	Northwest Market Place	Regular Store	Mattress Firm, Inc.	6/22/2000	13770 Northwest Freeway Houston, TX 77040-5202	MS Inland Fund, LLC
0133	Baytown.	Regular Store	Mattress Firm, Inc.	9/22/2000	4611 Garth Rd. #400 Baytown, TX 77521-2191	The Donna & Andrew Rosenberg Trust of 2002
0135	El Dorado	Regular Store	Malachi Mattress America, Inc., dba Mattress Firm	2/6/2001	102 West El Dorado Blvd #E Friendswood, TX 77546-6519	El Dorado MP #1, LP
0136	Conroe Towne Center	Regular Store	Mattress Firm	7/30/2001	1351 West Davis #B Conroe, TX 77304-2300	Towne Center Venture, L.L.P.
0148	Westheimer @ Shepherd	Regular Store	Mattress Firm, Inc.	2/9/2005	2071 Westheimer Rd, #C Houston, TX 77098-1559	M&L Properties, Inc.
0149	The Heights	Regular Store	Mattress Firm, Inc.	1/25/2005	1261 W 11th St, Bldg B Houston, TX 77008-6615	1048 North Shepherd, Ltd.
0151	Kirby	Regular Store	Mattress Firm, Inc.	8/31/2005	5320 Kirby Dr Houston, TX 77005-1349	Stewart A. Baker, dba University Shops
0152	First Colony	Regular Store	Mattress Firm, Inc.	12/5/2005	2109 State Highway 6, #D Sugar Land, TX 77478-4382	4909 Bissonnet Partners LP
0153	Conroe Marketplace	Regular Store	Mattress Firm, Inc.	3/16/2006	2956 IH-45 North, #300 Conroe, TX 77303-7902	Conroe Marketplace S.C. L.P.
0154	Atascocita	Regular Store	Mattress Firm, Inc.	4/10/2006	6947 FM 1960 E Humble, TX 77346-2705	Atascocita Commons Associates, LP
0157	Spring	Regular Store	Mattress Firm Operating, Ltd.	6/6/2007	20057 I-45 North Spring, TX 77388-6303	Cypresswood Assoc
0158	Echo	Regular Store	Mattress Firm Operating, Ltd.	6/6/2007	9355 Katy Freeway Houston, TX 77024-1516	Jim R. Smith

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
0160	North Fry Road	Regular Store	Mattress Firm Operating, Ltd	6/6/2007	1215 N Fry Rd Katy, TX 77449-3342	Price Plaza
0161	Baytown	Regular Store	Mattress Firm Operating, Ltd	6/6/2007	6560 Garth Rd. #300 Baytown, TX 77521-4763	Baytown Plaza - Phase 2
0162	Dairy Ashford	Regular Store	Mattress Firm Operating, Ltd dba Mattress Firm	6/6/2007	12602 Westheimer #A Houston, TX 77077-5748	9745 Interests, Ltd.
0166	Westpark	Regular Store	Mattress Firm Operating, Ltd.	3/17/2006	3320 S. Hwy 6 Houston, TX 77082-3102	Center 6 Westpark
0168	Dulles Sugarland	Regular Store	Mattress Firm Operating, Ltd.	6/6/2007	4675 Hwy 6 #F Sugar Land, TX 77478-5387	FB Real Property, LLC
0169	Baybrook	Regular Store	Mattress Firm Operating, Ltd.	6/6/2007	19325 Gulf Freeway #4 Webster, TX 77598-2808	Passage Realty, Inc.
0170	Eldridge	Regular Store	Mattress Firm, Inc.	4/2/2007	12625 FM 1960 Rd W Houston, TX 77065-4003	Eldridge Crossing, Ltd.
0171	Sawyer Heights	Regular Store	Mattress Firm, Inc.	4/2/2007	1901 Taylor Street, #I Houston, TX 77007-3959	Sawyer Heights Village, Ltd.
0178	Spring Cypress	Regular Store	Mattress Firm, Inc.	6/22/2007	25944 Highway 290 Cypress, TX 77429-1098	Main Winbern LLC
0179	Copperfield	Regular Store	Mattress Firm, Inc.		FM 529 @ Hwy 6 Houston, TX 77095-0000	EQYInvest Owner I, Ltd., LLP
0180	Victory Lakes	Regular Store	Mattress Firm, Inc.		2810 Gulf Freeway S # F League City, TX 77539-0000	A-S 85 Victory Lakes LP
0181	Rosenberg	Regular Store	Mattress Firm, Inc.		Brazos Town Center II Rosenberg, TX 77469-0000	A-S 92 Hwy 59-Reading Rd LP
0182	League City Marketplace	Regular Store	Mattress Firm, Inc.	10/18/2007	2980 Gulf Freeway South, Ste B League City, TX 77573-6751	FIT Development LP
0184	Meyerland	Regular Store	Mattress Firm, Inc.	7/12/2007	8705 West Loop South Suite 500 Houston, TX 77096-2008	FKM Partnership Ltd
0185	Westchase	Regular Store	Mattress Firm, Inc.	12/12/2007	10503 Westheimer Rd #TBA Houston, TX 77042-3502	Peterson Group Inc
0203	Preston	Regular Store	Malachi Mattress America, Inc., dba The Mattress F	6/21/2001	6049 LBJ Freeway #A Dallas, TX 75240-6316	RTG Furniture of Texas, L.P.
0209	Lewisville	Regular Store	Malachi Mattress America, Inc.	9/26/1994	2325 South I-35E, #301 Lewisville, TX 75067-2313	GRE Vista Ridge, LP
0210	West Plano	Regular Store	Mattress Firm, Inc.	1/25/1995	1713 Preston Rd, Ste. #B Plano, TX 75093-5155	Prudential Insurance Co. of America
0211	Ridgmar	Regular Store	Mattress Firm, Inc.	4/4/1995	6660 West Freeway (f/k/a 6600) Ft. Worth, TX 76116-2162	DBSI Plaza at Ridgmar LeaseCo LLC #84
0216	Plano	Regular Store	Mattress Firm, Inc.	6/4/1997	609 West 15th Street, #100 Plano, TX 75075-8876	Sigma Builders, Ltd

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
0217	Mockingbird	Regular Store	Mattress Firm, Inc.	11/6/1997	5400 E. Mockingbird, #101 Dallas, TX 75206-5381	The Weitzman Group
0219	Lovers	Regular Store	Mattress Firm, Inc.	3/31/1998	4401 West Lovers Lane University Park, TX 75225-6924	c/o Bolanz & Miller Realtors Inc.
0226	Rockwall	Regular Store	Malachi American Mattress, Inc.	8/27/1999	2671 Market Center Dr. Rockwall, TX 75032-6563	Weingarten Realty Investors
0227	Polo Towne Crossing	Regular Store	Malachi American Mattress, Inc., dba The Mattress	2/1/2000	2100 Dallas Parkway #122 Plano, TX 75093-4364	Polo Towne Crossing Plano, TX, LP
0228	Watauga Town Crossing	Regular Store	Malachi American Mattress, Inc.	5/10/2000	8004 Denton Highway #140 Watauga, TX 76148-2470	Watauga Towne Crossing, L.P.
0232	Frisco	Regular Store	Malachi Mattress America, Inc.	6/1/2001	3580 Preston Road, #100 Frisco, TX 75034-9467	Frisco Gate Shopping Center Dallas, Tx. LP
0234	Mesquite	Regular Store	Mattress Firm, Inc.	10/25/2001	18835 Interstate Highway 635 #A Mesquite, TX 75160-0000	The Holt Companies, Inc
0235	Colleyville	Regular Store	Malachi Mattress America, Inc. dba Mattress Firm,	10/30/2001	3001 Highway 121 #200 Euless, TX 76039-0000	Inland Western Euless LP (Heritage Towne Crossing)
0239	Knox Henderson	Regular Store	Mattress Firm, Inc.	6/18/2003	3010 Knox Street (aka 4605 Insurance Ln) Dallas, TX 75205-4028	McCrary Holdings Knox Street, LP
0240	North Garland Crossing	Regular Store	Mattress Firm, Inc.	10/6/2003	5435 N Garland Ave, #100 Garland, TX 75040-2745	North Garland Crossing, Ltd
0247	Southlake Corners	Regular Store	Mattress Firm, Inc.	7/7/2004	200 N Kimball Ave, #207 Southlake, TX 76092-6660	Ms Inland Fund, LLC
0249	Highlands Ranch	Regular Store	Mattress Firm, Inc.	11/1/2004	6100 Long Prairie Rd, Bldg 1, #500 Flower Mound, TX 75028-6215	Highlands 501 ( C ) (25) Inc
0252	Camp Wisdom	Regular Store	Mattress Firm, Inc.	6/22/2007	5220 S State Hwy 360 #140 Grand Prairie, TX 75052-0945	Kimco/Weber Lake Prairie TC, L.P.
0253	Fairview Central Park	Regular Store	Mattress Firm, Inc.	3/27/2006	3625 Central Expressway, #200 Plano, TX 75023-6923	James C. Roberts, Inc.
0254	Lake Worth	Regular Store	Mattress Firm, Inc.	11/1/2004	6636 Lake Worth Blvd #100 Lake Worth, TX 76135-3027	Inland Western Lake Worth Towne Crossing LP
0255	Hurst Pipeline	Regular Store	Mattress Firm Operating, Inc.	11/1/2006	1488 W. Pipeline Road, #100 Hurst, TX 76053-4603	Midbury Associates, LP
0256	McKinney Custer	Regular Store	Mattress Firm, Inc.	11/29/2006	8950 State Highway 121, #300 McKinney, TX 75070-3135	McKinney Town Crossing, LLP
0258	Central Lewisville	Regular Store	Mattress Firm, Inc.	10/24/2007	2240 S Stemmons Fwy #300 Lewisville, TX 75067-2332	DS Vista Creek LLC
0262	The Parks	Regular Store	Mattress Firm, Inc.	10/24/2007	1325 W IH 20, Suite #101	HWP Parks Arlington II, Ltd.

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
Arlington, TX 76015-0000
0264	Knox Park	Regular Store	Mattress Firm, Inc.	10/24/2007	3003 Knox St #103 Dallas, TX 75205-5590	Knox Park Village LP
0266	Flower Mound	Regular Store	Mattress Firm, Inc.	10/24/2007	5810 Long Prairie Rd Flower Mound, TX 75028-2584	Withers Family Trust
0267	Firewheel Plaza	Regular Store	Mattress Firm, Inc.	10/24/2007	Firewheel Plaza Garland, TX 75040-2751	Firewheel Plaza Ltd
0268	Burleson	Regular Store	Mattress Firm, Inc.	10/24/2007	12632 S. Freeway #100 Ft Worth, TX 76028-8443	McAlister Square Partners Ltd
0270	Pleasant Run	Regular Store	Mattress Firm, Inc.	7/10/2008	927 North Highway 67 Ft. Worth, TX 75104-1816	Master Beds, LLC
0271	Sherman Commons	Regular Store	Mattress Firm, Inc.	11/1/2007	3903 Hwy 75 N #600 Sherman, TX 75090-2577	Woodmont Sherman LP
0272	Allen Outlet	Regular Store	Mattress Firm, Inc.	12/18/2007	824 W. Stacy Rd #400 Allen, TX 75013-4811	Stacy Plaza Shopping Center LP
0401	Arboretum	Regular Store	Mattress Firm, Inc.	5/24/1995	10225 Research Blvd, #320 Austin, TX 78759-5743	Great Hills Retail, Inc.
0403	Sunset Valley	Regular Store	Mattress Firm, Inc.	5/7/1997	4970 US 290 West, #280 Austin, TX 78735-0000	Pyramid Properties, Inc.
0404	Lakeline Homestead	Regular Store	Malachi American Mattress, Inc.	9/15/1999	14010 N Hwy 183, #400 Austin, TX 78717-5917	Lakeline Homestead K/C, Ltd.
0406	Round Rock	Regular Store	Mattress Firm, Inc.	12/1/1999	116 Sundance Pkwy #100 Round Rock, TX 78681-7943	La Frontera Village, LP
0412	Wolf Ranch	Regular Store	Mattress Firm, Inc.	6/14/2005	1013 W University Ave #H01 update Georgetown, TX 78628-5340	SPG Wolf Ranch, LP
0413	Boardwalk	Regular Store	Mattress Firm, Inc.	7/29/2005	2541 S IH-35, Ste 800 Round Rock, TX 78664-7361	A&B Texas LLC
0416	Cedar Park	Regular Store	Mattress Firm, Inc.	4/13/2007	1335 E. Whitestone Blvd. #J-300 Cedar Park, TX 78613-7627	1890 Ranch, Ltd
0418	Sunset Brodie	Regular Store	Mattress Firm, Inc.	11/16/2004	5400 Brodie Lane #1010 Austin, TX 78745-2527	CFH Realty III/Sunset Valley LP
0419	Gateway SuperCenter	Regular Store	Mattress Firm, Inc.	1/7/2005	9333 Research Blvd # D300 Austin, TX 78759-6541	KIR Arboretum Crossing LP
0420	Parmer Village	Regular Store	Mattress Firm, Inc.	3/6/2006	13010 W Parmer Lane #300 Cedar Park, TX 78613-0000	Morteza Shafinury
0421	Stassney Heights	Regular Store	Mattress Firm, Inc.	10/24/2007	5510 S. IH-35, Bldg G, Suite #310 Austin, TX 78745-0000	TPRF/Stassney LP
0423	Slaughter South	Regular Store	Mattress Firm, Inc.	1/18/2007	9600 S IH 35 Service Rd #B-100	Inland Southwest Management Corp

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
Austin, TX 78748-3887
0425	Tech Ridge	Regular Store	Mattress Firm, Inc.	10/24/2007	500 Canyon Ridge Dr #J-350 Austin, TX 78753-1638	Tech Ridge Phase I LP
0426	Homestead Village	Regular Store	Mattress Firm, Inc.	8/6/2007	5207 Brodie Lane #150 Sunset Valley, TX 78745-2570	SVH-1 Partners Ltd
0427	North Round Rock	Regular Store	Mattress Firm, Inc.	5/1/2008	201 University Oaks Blvd # 400 Round Rock, TX 78664-0000	McNeil Retail Ltd
0428	Stone Hill Town Center	Regular Store	Mattress Firm Operating, Ltd.	12/3/2007	Hwy 45 & 130 Pflugerville, TX 00000-0000	A-S 93 SH 130-SH 45 LP
0503	Walzum	Regular Store	Mattress Firm, Inc.	7/8/1996	4907 Walzum Rd. San Antonio, TX 78218-2116	S & Y Partnership
0504	The Quarry	Regular Store	Malachi Mattress American, Inc dba Mattress Firm	8/19/1996	255 E. Basse Rd., Ste. 1520 San Antonio, TX 78209-8339	Alamo Vista Holdings, LLC & Alamo Stonecrest
0505	Northwoods	Regular Store	Mattress Firm, Inc.	4/5/1997	18138 US 281 North, Ste. #130 San Antonio, TX 78232-1424	Invesco Realty Advisors
0509	Bandera Pointe	Regular Store	Malachi Mattress America, Inc.	6/27/2000	11411 Bandera Road Suite 109 San Antonio, TX 78250-6830	DDR DB SA Ventures, LP
0517	Huebner Oaks	Regular Store	Mattress Firm, Inc.	1/26/1997	11745 IH-10 West Ste. 790 San Antonio, TX 78230-1050	MS Inland Fund, LLC
0526	Park North	Regular Store	Mattress Firm, Inc.	10/24/2005	842 NW Loop 410, Bldg 1, Ste 103 San Antonio, TX 78216-5613	PN Plaza Investments, LP
0527	Westpointe	Regular Store	Mattress Firm, Inc.	11/3/2005	8403 SH-151, Ste 112 San Antonio, TX 78245-2199	RN Investment Management LLC
0528	Legacy	Regular Store	Mattress Firm, Inc.	11/17/2005	1903 N Loop 1604 E #3101 San Antonio, TX 78259-1665	Santikos Legacy Ltd
0531	Vineyards	Regular Store	Mattress Firm, Inc.	10/24/2007	1207 N Loop 1604 W San Antonio, TX 78258-4628	Loop 1604 Group
0533	SW Military	Regular Store	Mattress Firm, Inc.	1/18/2007	2535 SW Military Dr #101 San Antonio, TX 78224-1411	SWM Market LP
0535	Culebra	Regular Store	Mattress Firm, Inc.	10/24/2007	6603 W LOOP 1604 N #101 San Antonio, TX 78254-0000	2004 Westwood Center Building B Ltd

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
0536	SE Military	Regular Store	Mattress Firm, Inc.	10/24/2007	3138 SE Military Dr #121 San Antonio, TX 78223-3895	PRU CB Limited Partnership
0539	Stone Oak	Regular Store	Mattress Firm, Inc.	5/15/2007	22610 Stone Oak Parkway #101 San Antonio, TX 78259-2772	DDR DB Stone Oak LP
0541	Alamo Ranch	Regular Store	Mattress Firm, Inc.	9/27/2007	5539 Loop 1604 #112 San Antonio, TX 78253-7300	W2005 CRM Real Estate Limited Partnership
0602	Rivergate	Regular Store	Malachi Mattress, Ltd.	3/1/1998	1587 Gallatin Pike North Madison, TN 37115-2158	Rivergate Festival Shopping Center
0603	Belle Meade	Regular Store	Mattress Firm, Inc.	12/22/2006	4309 Harding Rd. Nashville, TN 37205-2201	BMT Associates LLC
0605	Murfreesboro	Regular Store	Mattress Firm, Inc.	11/10/1999	2039 Old Fort Prkwy Murfreesboro, TN 37129-6908	DDR MDT Murfreesboro Towne Ctr., LLC
0607	Clarksville	Regular Store	Malachi Mattress America, Inc., dba Mattress Firm	4/6/2000	2864 Wilma Rudolph Blvd Clarksville, TN 37040-5001	Edens Realty Group, LLC (Hampton Plaza)
0610	Mt. Juliet	Regular Store	Mattress Firm, Inc.	12/18/2006	5011 Crossing Circle #B Mt. Juliet, TN 37122-8461	South Mt. Juliet Holdings LLC
0701	North Point	Regular Store	Mattress Firm, Inc.	1/18/2007	6270 Northpoint Pkwy, #320 Alpharetta, GA 30022-4844	Cousins Properties, Inc.
0702	Perimeter Pointe	Regular Store	Mattress Firm, Inc.	1/18/2007	1155 Mt. Vernon Hwy, Ste. #490 & 495 Atlanta, GA 30338-5441	DDR MDT Perimeter Pointe LLC
0705	Buckhead	Regular Store	Mattress Firm, Inc.	1/18/2007	3158 Peachtree Road #A Atlanta, GA 30305-0000	Selig Enterprises, Inc., a Georgia corporation
0712	Austell Commons	Regular Store	Mattress Firm, Inc.	1/18/2007	1757 East-West Connector, Ste. 430 Austell, GA 30106-0000	East West Commons, LLC
0714	Douglasville Pavilion	Regular Store	Mattress Firm, Inc	1/18/2007	2858 Chapel Hill Rd Douglasville, GA 30135-1766	DDRTC Douglasville Pavilion LLC
0716	Pleasant Hill - West	Regular Store	Mattress Firm, Inc	1/18/2007	2442 Pleasant Hill Rd, #2 Duluth, GA 30096-1700	BM Real Estate, LLC
0717	Mall of Georgia	Regular Store	Mattress Firm, Inc	1/18/2007	3310 Buford Dr, Ste. 20 Buford, GA 30519-8701	Mill Creek DEI, LLC
0718	Cumming	Regular Store	Mattress Firm, Inc	1/18/2007	880 Buford Hwy Cumming, GA 30041-2716	Heyward Family Business, LP
0719	Midtown Place	Regular Store	Mattress Firm, Inc	1/18/2007	650 Ponce de Leon Ave., #800A Atlanta, GA 30308-1862	Sembler Atlanta Development I, LLC
0720	Conyers	Regular Store	Mattress Firm, Inc	1/18/2007	1544A Dogwood Dr. Conyers, GA 30013-5041	NP/I&G Conyers Crossroads, LLC
0723	East Cobb	Regular Store	Mattress Firm, Inc	1/18/2007	4101 E. Roswell Rd., Ste. #801	SFERS Real Estate Corp. J

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
Marietta, GA 30062-6292
0724	John’s Creek	Regular Store	Mattress Firm, Inc	1/18/2007	3630 Peachtree Parkway, Bldg. 500 Suwanmuee, GA 30024-6049	Hendon/Atlantic Rim Johns Creek, LLC
0725	Hiram	Regular Store	Mattress Firm, Inc	1/18/2007	5140 Jimmy Lee Smith Parkway, #112 Hiram, GA 30141-2745	DDRTC Hiram Pavilion LLC
0727	Lithonia	Regular Store	Mattress Firm, Inc	1/18/2007	7105 Stonecrest Pkwy, Ste 109 Lithonia, GA 30038-6904	Seven Mall Shops Atlanta Associates LLC
0728	Barron’s Tower Place	Regular Store	Mattress Firm, Inc	12/3/2003	1850 Scenic Highway #105 Snellville, GA 30078-2115	Crown Group, LLC
0729	North DeKalb Mall	Regular Store	Mattress Firm, Inc	8/31/2004	2050 Lawrenceville Highway, Ste. #B02 Decatur, GA 30033-4314	Hendon North Dekalb, LLC
0732	Peachtree City	Regular Store	Mattress Firm, Inc	12/22/2005	1269 N Peachtree Parkway Peachtree City, GA 30269-0000	KRG Kedron Village, LLC
0733	Newnan	Regular Store	Mattress Firm, Inc	2/15/2006	379 Bullsboro Dr, #B Newnan, GA 30263-5841	Blue Ridge Investment Properties II, LLC
0734	Acworth	Regular Store	Mattress Firm, Inc	2/14/2006	3384 Cobb Pkwy #440 Acworth, GA 30301-8359	WRI Lakeside Marketplace, LLC
0735	Chamblee	Regular Store	Mattress Firm, Inc	3/20/2006	1851 Chamblee Tucker Rd. Chamblee, GA 30341-2737	Chamblee Retail Investment LLC
0736	Camp Creek	Regular Store	Mattress Firm, Inc	4/17/2006	3755 CarMia Dr SW, Ste 1210 Atlanta, GA 33031-6256	WRI Camp Creek Marketplace II, LLC
0739	Gainesville	Regular Store	Mattress Firm, Inc	8/18/2006	654 Dawsonville Hwy Gainesville, GA 30501-2612	SWM Westbrook, LLC
0741	Lawrenceville	Regular Store	Mattress Firm, Inc	9/25/2006	900 Duluth Hwy Ste 300 Lawrenceville, GA 30043-5431	Federal Trust Bank
0743	Edgewood	Regular Store	Mattress Firm, Inc	3/26/2007	1221 Caroline Street Atlanta, GA 30307-2769	R.T.G. Furniture Corp.
0747	Westwind Village	Regular Store	Mattress Firm, Inc.	8/22/2007	890 Woodstock Rd #103 Roswell, GA 30075-0000	United Development-Highway 92 LLC
0750	Brookwood	Regular Store	Mattress Firm, Inc	10/24/2007	2585 Peachtree Parkway #200 Cumming, GA 33041-0000	JLV Brookwood LLC
0752	Buckhead Square	Regular Store	Mattress Firm, Inc	5/15/2008	3275 Peachtree Rd #280 Atlanta, GA 30305-2420	Selig Enterprises Inc
0901	Independence	Regular Store	Mattress Firm, Inc	1/27/1997	19130 E. 39th Street, Ste.#A Independence, MO 64057-3353	Cole/DDR MT Independence, LLC
0902	Merriam	Regular Store	Malachi Mattress America, Inc.	8/20/1997	5740 Antioch Rd.	DDR MDT Merriam Town Center LLC

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
Merriam, KS 66202-2015
0907	Prospect Plaza	Regular Store	Mattress Firm, Inc	7/25/2000	6443 N. Prospect Gladstone, MO 64119-1545	Centro Bradley SPE 3 LLC
0908	Midtown Market Place	Regular Store	Mattress Firm, Inc	3/28/2000	3215 Main Kansas City, MO 64111-2645	HBJ Investments, LLC
0909	Summit Woods	Regular Store	Mattress Firm, Inc	8/7/2001	1748 NW Chipman Rd Lee’s Summit, MO 64081-3936	R.E.D. Capital Holdings of Lee’s Summitt, SPE LLC
0910	Barry Towne	Regular Store	Malachi Mattress America, Inc.	7/24/2001	8409 N. Madison Ave Kansas City, MO 64155-2779	Serf Co.
0913	Shoal Creek	Regular Store	Mattress Firm, Inc	12/15/2005	9231 NE Hwy 152, #H1 Kansas City, MO 64157-1207	D&B Real Estate Venture LLC
0914	Blue Ridge	Regular Store	Mattress Firm, Inc	9/11/2007	4175-4179 Sterling Ave. Kansas City, MO 64133-1348	MBS Mall Investor-98, LLC
0915	Tiffany Springs	Regular Store	Mattress Firm, Inc	2/14/2008	9004 NW Skyview Ave Kansas City, MO 64154-0000	Cousins Tiffany Springs Marketcenter LLC
1301	New Hope	Regular Store	Mattress Firm, Inc	6/17/1997	5446-B New Hope Commons Dr. Durham, NC 27707-9618	KIR New Hope Commons Limited Partnership
1304	Garner	Regular Store	Mattress Firm, Inc	10/3/1997	2564 Timber Dr. Garner, NC 27529-2589	Regency Centers, LP (Garner Towne Square)
1306	North Capital	Regular Store	Mattress Firm, Inc	12/15/1997	5260 Capital Blvd, #111 Raleigh, NC 27616-3232	Capvest Associates Limited Partnership
1310	North Durham	Regular Store	Mattress Firm, Inc	1/18/2007	1515-101 North Pointe Dr. Durham, NC 27705-3496	North Pointe Development Associates, LP
1311	Alexander Place	Regular Store	Mattress Firm, Inc	1/18/2007	7880 Promenade Place #100 Raleigh, NC 27617-1918	DDRTC Alexander Place LLC
1312	Beaver Creek Commons	Regular Store	Mattress Firm, Inc	1/18/2007	1067 Beaver Creek Commons Dr Apex, NC 27502-3918	Ramco Jacksonville LLC
1314	Southpointe	Regular Store	Mattress Firm, Inc	12/17/2004	6409 Fayetteville Rd., Ste 140 Durham, NC 27713-6297	The Brown Family Trust, d/b/a TB2 Management
1315	Millbrook Capital	Regular Store	Mattress Firm, Inc	3/16/2005	4917 Captial Blvd. Raleigh, NC 27616-4414	Master Beds, LLC
1316	Wake Forest	Regular Store	Mattress Firm, Inc	10/30/2007	11480 Capital Blvd #TBA Wake Forest, NC 27587-0000	Interface Caveness LLC
1604	Avenues	Regular Store	Mattress Firm, Inc	5/14/1998	11035 Phillips Hwy. Ste. #4 Jacksonville, FL 32256-1596	HD Enterprises, LLP

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
1607	Roosevelt Square	Regular Store	Mattress Firm, Inc	8/30/1999	4495 Roosevelt Blvd #320 Jacksonville, FL 32210-0903	Roosevelt Square LP/Dewberry Capital Corp
1611	St. John’s Town Centre	Regular Store	Mattress Firm, Inc	11/5/2004	10261 River Marsh Dr., #101 (Unit A01) Jacksonville, FL 32246-7418	Shops at St. Johns LLC
1612	St Augustine	Regular Store	Mattress Firm, Inc	3/21/2006	1835 US Hwy 1, Ste 1 St Augustine, FL 32086-4294	Selig Enterprises, Inc. - Seabridge Square
1613	Baymeadows	Regular Store	Mattress Firm, Inc	11/1/2005	8060 Philips Hwy, Ste 201 Jacksonville, FL 32256-7477	M&P Baymeadows, LLC
1615	Hodges on Beaches (Pablo Creek)	Regular Store	Mattress Firm, Inc	9/12/2006	3267 Hodges Blvd # 8 Jacksonville, FL 32224-6063	Kimco Jacksonville LTD
1616	Plantation	Regular Store	Mattress Firm, Inc	12/27/2006	1782 Blanding Blvd, Ste 1 Middleburg, FL 32068-3801	Kimco Middleburg, LLC
1705	Lawndale	Regular Store	Mattress Firm, Inc.	4/18/2007	2643 Lawndale Avenue Greensboro, NC 27408-4802	MFP Lawndale, LLC
1706	Oak Summit	Regular Store	Mattress Firm, Inc.	1/18/2007	334 East Haynes Mill Road, Space 5 Winston Salem, NC 27105-9135	DDRTC Oak Summit LLC
1707	Wendover Village	Regular Store	Mattress Firm, Inc.	1/18/2007	4203 West Wendover Ave, Ste F Greensboro, NC 27407-1920	DDR Southeast Wendover, LLC
1709	High Point Main Street	Regular Store	Mattress Firm, Inc.	5/31/2006	2117 N Main St High Point, NC 27262-7700	Rome Pizza Corporation
1712	Bridford	Regular Store	Mattress Firm, Inc.	8/1/2007	1218 Bridford Parkway #A Greensboro, NC 27407-2699	Centro Properties Group
1802	Sunset Plaza	Regular Store	Mattress Firm, Inc.	1/18/2007	10800 Sunset Plaza Sunset Hills, MO 63127-1221	The Plaza at Sunset Hills, L.L.C.
1805	West County	Regular Store	Mattress Firm, Inc.	7/13/2007	15464 Manchester Rd Ellisville, MO 63011-3029	Haffer Enterprises LLC
1808	Chesterfield Commons	Regular Store	Mattress Firm, Inc.	1/18/2007	Shop 164 THF Blvd Chesterfield, MO 63005-0000	THF Chesterfield Development LLC
1811	Clayton Place	Regular Store	Mattress Firm, Inc.	5/10/2007	8069 Clayton Road St Louis, MO 63117-1141	Clayton Place Associates, LLC
1816	Brentwood	Regular Store	Mattress Firm, Inc.	11/3/2007	1900 S Brentwood Blvd St Louis, MO 63144-1812	H. A. & A. H. Eckhardt
2005	Florence	Regular Store	Mattress Firm, Inc.	4/17/2000	1030 Hansel Road Florence, KY 41042-4867	Hamilton West Development Ltd Co

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
2006	Hyde Park	Regular Store	Malachi Mattress America, Inc., dba Mattress Firm	6/8/2000	3880 Paxton Ave #F Cincinnati, OH 45209-2372	Hyde Park Plaza
2012	Bridgewater	Regular Store	Mattress Firm, Inc.	11/6/2005	3371 Princeton Rd, #105 Hamilton, OH 45011-5389	Bridgewater Falls I, LLC
2013	Florence Square	Regular Store		12/21/2005	7683 Mall Rd, Ste A Florence, KY 41042-1403	New Plan Property Holding Company
2014	Eastgate Pavilion	Regular Store	Mattress Firm, Inc.	4/25/2006	660 Eastgate South Drive Cincinnati, OH 45245-1534	KRG Eastgate Pavilion, LLC
2015	Kenwood	Regular Store	Mattress Firm, Inc.	1/11/2007	7727 Kenwood Place Cincinnati, OH 45236-2803	FNC Kenwood Group, LLC
2103	Castleton	Regular Store	Malachi Mattress America, Inc.	3/1/1999	8369 Castleton Corner Dr Indianapolis, IN 46250-2578	Castleton Square Marketplace, LLC
2105	I-69 North-Whse	Regular Store	Malachi Mattress America, Inc.	7/30/1999	7226 E 87th St #D2 Indianapolis, IN 46256-1279	Westminster Northeast LLC
2108	Avon	Regular Store	Mattress Firm, Inc.	3/8/2005	10667 US Hwy 36 Avon, IN 46123-0000	EM Investments, LLC
2110	Carmel	Regular Store	Mattress Firm, Inc.	1/24/2006	14641 US 31 South, #9 Carmel, IN 46032-0000	Village Park Plaza, LLC
2112	Greenwood North	Regular Store	Mattress Firm, Inc.	6/15/2007	1551 East Stop 12 Road, Ste E Indianapolis, IN 46227-1006	M & B Realty, LLC
2114	Carmel Southwest	Regular Store	Mattress Firm, Inc.	6/15/2007	9873 N Michigan Rd #130 Carmel, IN 46032-0000	West Carmel FSLP, LLC and West Carmel CSI, LLC
2404	Pineville	Regular Store	Mattress Firm, Inc.	1/18/2007	11235 Carolina Place Pkwy Pineville, NC 28134-6322	Shops on the Parkway, LLC
2405	University Place	Regular Store	Mattress Firm, Inc. dba Mattress Firm	1/18/2007	8821-3 J.W. Clay Blvd. Charlotte, NC 28262-6421	Howell Family Properties, LLC
2406	Lake Norman	Regular Store	Mattress Firm, Inc.	1/18/2007	16637 Statesville Rd Huntersville, NC 28078-7193	Northcross Land & Development, LP
2407	Sycamore Commons	Regular Store	Mattress Firm, Inc.	1/18/2007	2113 Matthews Township Pkwy #D Matthews, NC 28105-5924	DDRTC Sycamore Commons LLC
2408	Southpark	Regular Store	Mattress Firm, Inc.	1/18/2007	4735 Sharon Road, Suite 100 Charlotte, NC 28210-0069	Steven D. Bell & Co.
2410	Rivergate NC	Regular Store	Mattress Firm, Inc.	6/16/2006	14119 Rivergate Pkwy, Ste 100 Charlotte, NC 28273-8872	CK RiverGate Shopping Center, LLC
2503	Dale Mabry	Regular Store	Mattress Firm, Inc.	9/8/1998	1101 N. Dale Mabry, Ste. #102 Tampa, FL 33607-4827	Theodore J. Couch Sr.
2504	Citrus Park	Regular Store	Mattress Firm, Inc.	6/22/1999	12887 Citrus Plaza Dr Tampa, FL 33625-3010	KIR Tampa 003, LLC
2505	Countryside	Regular Store	Malachi Mattress - Tampa, Ltd dba Mattress Firm	10/30/1998	27054 US Hwy 19 North Clearwater, FL 33761-3468	I.C.I. Real Estate (Florida), Inc.

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
2506	Gateway	Regular Store	Mattress Firm	9/7/1999	7801 Dr. MLK St. St. Petersburg, FL 33702-0000	DDRTC Gateway Market Center LLC
2508	Sarasota	Regular Store	Malachi Mattress America, Inc.	7/1/2000	4104 South Tamiami Trail Sarasota, FL 34231-3626	Rodney Dessberg
2513	New Tampa	Regular Store	Malachi Mattress America, Inc. dba Mattress Firm	2/28/2000	17631 Bruce B Downs Blvd. Tampa, FL 33647-3223	Shoppes at New Tampa, LC
2514	West Brandon	Regular Store	Malachi Mattress America, Inc. dba Mattress Firm	5/16/2001	2326 West Brandon Blvd. Brandon, FL 33511-4715	Regency Centers L.P.
2516	Tyrone	Regular Store	Malachi Mattress America, Inc. dba Mattress Firm	2/18/1998	3951 Tyrone Blvd. North, Unit 801 St. Petersburg, FL 33709-4132	Park & Tyrone Associates Ltd
2517	West Shore Mall	Regular Store	Malachi Mattress America, Inc.	12/27/2001	128 S. South West Shore Blvd. B Tampa, FL 33609-2539	Regency Centers L.P.
2519	Mitchell Ranch	Regular Store	Mattress Firm, Inc.	8/8/2003	3122 Little Rd, #D-1 Trinity, FL 34655-1864	Inland Western New Port Richey Mitchell, LLC
2520	Crossroads	Regular Store	Mattress Firm, Inc.	11/10/2003	2113 66th St North St Petersburg, FL 33710-4711	Home Depot USA, Inc.
2523	Clearwater Mall	Regular Store	Mattress Firm, Inc.	10/6/2004	2660 Gulf to Bay Blvd #100 Clearwater, FL 33759-3901	KB Investment Holdings, Ltd.
2525	University Park	Regular Store	Mattress Firm, Inc.	12/21/2004	8212 Tourist Center Drive, Ste 3853 University Park, FL 34201-0000	Cooper Creek Associates
2526	Lakeland	Regular Store	Mattress Firm, Inc.	3/28/2005	3954 US 98 North Lakeland, FL 33809-0000	KSCS Florida Holdings LLC&FCS Florida Holdings LLC
2527	Wesley Chapel	Regular Store	Mattress Firm, Inc.	4/26/2005	27709 SR-56, Ste 105 Wesley Chapel, FL 33544-8837	Professional Place Wesley LLC
2528	Colonial Square	Regular Store	Mattress Firm, Inc.	9/30/2005	14454 N Dale Mabry Hwy Carrollwood, FL 33618-2020	Carrollwood Partners, LLC
2529	Bayport Commons	Regular Store	Mattress Firm, Inc.	3/31/2007	11731 W Hillsborough Ave Tampa, FL 33635-9748	KRG/PRP Oldsmar, LLC
2701	Poplar Ave	Regular Store	Malachi Mattress America, Inc. dba Mattress Firm	9/29/1998	4631 Poplar Ave. Memphis, TN 38117-4419	Poplar Center Development
2703	Wolfchase	Regular Store	Malachi Mattress America, Inc.	7/13/1999	8070 Hwy 64, #102 Memphis, TN 38133-4057	GTP Stage, LLC
2704	Bartlett	Regular Store	Malachi Mattress America, Inc.	6/30/2000	5975 Stage Road Suite 2 Bartlett, TN 38134-4561	WNI/Tennessee, LP
2705	Southaven	Regular Store	Malachi Mattress America, Inc.	11/10/1999	35 Goodman Rd. West #A Southaven, MS 38671-9485	Lightman South Lake Co., LLC
2708	Olive Branch	Regular Store	Mattress Firm, Inc.	8/9/2004	7796 Craft-Goodman Rd, Ste 108	DS Investments Olive Branch, LLC

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
Olive Branch, TN 38654-0000
2709	Collierville	Regular Store	Mattress Firm, Inc.	2/22/2007	10210 Collierville Road, Suite 106 Collierville, TN 38017-3359	KCBBHB, LLC
2902	North Scottsdale	Regular Store	Mattress Firm - Arizona, LLC	1/18/2007	17025 N Scottsdale Rd #120 Scottsdale, AZ 85255-5887	Perry Investment Trust No. 2, LLC
2904	Arrowhead Mall	Regular Store	Mattress Firm - Arizona, LLC	1/18/2007	7439 W. Bell Rd., Ste #1 Peoria, AZ 85382-4843	C/O Communities Southwest
2907	Paradise Valley	Regular Store	Mattress Firm - Arizona, LLC	1/18/2007	4744 E. Thunderbird #7 Phoenix, AZ 85032-5577	TNT Plaza
2911	Ahwatukee	Regular Store	Mattress Firm - Arizona, LLC	1/18/2007	1020 N. 54th St. Suite 200 Chandler, AZ 85226-1030	SFB Robb & Stucky Investments, LLC
2915	Glendale	Regular Store	Mattress Firm - Arizona, LLC	1/18/2007	6030 W. Behrend Drive #121 Glendale, AZ 85308-6964	R Street Investors, LLC
2918	Apache Junction	Regular Store	Mattress Firm - Arizona, LLC	1/18/2007	183 Apache Trail, Suite 101 Apache Junction, AZ 85220-3426	Chlam, LLC
2919	Red Mountain	Regular Store	Mattress Firm - Arizona, LLC	1/18/2007	6620 E. McKellips Rd., Suite 105 Mesa, AZ 85215-2867	HJ Red Mountain, LLC
2925	Gateway Crossing	Regular Store	Mattress Firm - Arizona, LLC	2/1/2006	9995 W McDowell Rd, Ste 104 Avondale, AZ 85392-4614	Raintree Pad 2, LLC
2932	59th & Bell	Regular Store	Mattress Firm, Inc.	1/18/2007	5890 W Bell Rd #102A Glendale, AZ 85308-3884	KIR Glendale, LP
2934	Scottsdale & 101	Regular Store	Metropolitan Mattress Corporation	1/18/2007	7000 E Mayo Blvd #1114 Phoenix, AZ 85054-6157	Scottsdale/101 Associates, LLC
2935	Surprise	Regular Store	Metropolitan Mattress Corporation	1/18/2007	13820 W Bell Rd Surprise, AZ 85374-3991	Litchfield-Bell/Grand, LLC
2936	Superstition Springs	Regular Store	Mattress Firm - Arizona, LLC.	1/18/2007	6321 E Southern Ave #BO1 Mesa, AZ 85206-3750	The Westcor Company II, LP
2937	Paradise Valley South	Regular Store	Mattress Holding Corporation	1/18/2007	12005 N Tatum Blvd Phoenix, AZ 85028-1650	Paradise Village Investment Company
2940	Arrowhead North	Regular Store	Metropolitan Mattress Corporation	1/18/2007	7260 W Bell Rd Glendale, AZ 85308-8539	3 Day Blinds, Inc.
2941	Biltmore	Regular Store	Mattress Firm - Arizona, LLC	1/18/2007	1615 E Camelback #100 Phoenix, AZ 85016-3984	LDR-Camelback, LLC
2944	Indian Bend	Regular Store	Mattress Holding Corporation	1/18/2007	6987 N Hayden Rd #A1 Scottsdale, AZ 85250-7982	Hing Properties, Inc.
2946	Dysart	Regular Store	Mattress Holding Corporation	1/18/2007	13070 W Rancho Santa Fe Blvd Avondale, AZ 85303-1758	Weingarten Realty Investors
2948	24th & Baseline (East Baseline)	Regular Store	Mattress Holding Corporation	2/1/2005	2070 E Baseline RD #102 Phoenix, AZ 85042-6948	c/o Westwood Financial Corp

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
2949	San Tan Village	Regular Store	Mattress Firm	1/18/2007	2795 S Market St, Ste 101 Gilbert, AZ 85295-1306	Macerich SanTan Phase 2 SPE LLC
2950	Chandler Village	Regular Store	Mattress Firm	1/18/2007	3401 W Frye Rd, Ste 1 Chandler, AZ 85226-5005	Chandler Village Center, LLC #2142
2951	Estrella	Regular Store	Mattress Firm	1/18/2007	1170 Estrella Pkwy, #A107 Goodyear, AZ 85338-9276	Frontera Development Estrella Pkwy, LLC
2952	Ocotillo	Regular Store	Metropolitan Mattress Corporation	4/3/2006	4245 S Arizona Ave, #1 Chandler, AZ 85248-4588	Southshore Town Center Investors, LLC
2955	Lake Pleasant	Regular Store	Mattress Firm, Inc.	10/2/2007	21471 N Lake Pleasant Pkwy #1710 Peoria, AZ 85382-0000	Camino A Lago Marketplace, LLC
2956	Queen’s Creek	Regular Store	Mattress Firm, Inc.	11/6/2007	20952 S Ellsworth Loop Rd #E1&2 Queen Creek, AZ 85242-0000	Vestar QCM LLC
2957	Goodyear	Regular Store	Mattress Firm, Inc.	2/7/2008	15475 W. McDowell Rd #101 Goodyear, AZ 85395-2526	Evergreen-McDowell & Pebble Creek LLC
3702	Polaris	Regular Store	Malachi American Mattress, Inc.	12/3/1999	1491 Polaris Parkway Columbus, OH 43240-2041	Polaris Center, LLC
3706	Easton	Regular Store	Malachi American Mattress, Inc.	10/31/2000	3942 Morse Crossing Columbus, OH 43219-6081	Dime High III, LLC
3712	Slate Ridge	Regular Store	Mattress Firm, Inc.	10/26/2006	2032 Baltimore Reynoldsburg Rd. Reynoldsburg, OH 43068-3261	Kohr Royer Griffith, Inc.
3713	Tuttle	Regular Store	Mattress Firm, Inc.	9/24/2007	6126 Park Center Circle Dublin, OH 43017-0000	Park Center Circle Ventures LLC
3801	Haywood Road	Regular Store	Mattress Firm, Inc.	1/18/2007	505 Haywood Rd Greenville, SC 29607-2710	William R. Timmons, Jr, Trust Under Will of ~
3802	Asheville	Regular Store	Mattress Firm, Inc.	1/18/2007	83 South Tunnel Rd Asheville, NC 28803-2266	Dreamland of Asheville Assoc., LLC
3804	Cherrydale Point	Regular Store	Mattress Firm, Inc.	1/18/2007	3211 North Pleasantburg Dr. Greenville, SC 29609-2900	PL Cherrydale Point LLC
4002	Mount Pleasant	Regular Store	Mattress Firm, Inc.	1/18/2007	1117 Market Center Blvd. #B Mt. Pleasant, SC 29464-7569	SGCT Group I, LLC
4003	West Ashley	Regular Store	Mattress Firm, Inc.	1/18/2007	946 Orleans Rd. # F7 Charleston, SC 29407-4849	WA Shoppes LLC (West Ashely Shoppes)
4004	Center Point	Regular Store	Mattress Firm, Inc.	5/30/2007	4593 Centre Pointe Drive N. Charleston, SC 29418-0000	Hamilton Chase-Citadel LLC
4101	Belle Isle	Regular Store	Mattress Firm, Inc. dba Mattress Firm	12/14/1999	1710 Belle Isle Blvd # H Oklahoma City, OK 73118-4225	BIS Corporation

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
4102	Quail Springs	Regular Store	Mattress Firm, Inc. dba Mattress Firm	12/14/1999	2220 W. Memorial Rd #B Oklahoma City, OK 73134-8010	NP/I&G Quail Springs, LLC
4103	Silver Springs	Regular Store	Malachi Mattress America, Inc.	12/2/1999	7640 NW Expressway #101 Oklahoma City, OK 73132-1621	Silver Springs Pointe Holdings, LLC
4105	Westgate Marketplace	Regular Store	Malachi Mattress America, Inc.	1/3/2001	6301 SW 3rd Street Oklahoma City, OK 73128-1023	Westgate Marketplace Investors #1, LLC
4201	Cortana Mall	Regular Store	Mattress Firm, Inc.	4/1/2008	8686 Florline Blvd Baton Rouge, LA 70814	National Retail Properties, Inc.
4202	Siegen Plaza	Regular Store	Malachi Mattress America, Inc.	6/26/2001	6725 Siegen Lane, Suite A Baton Rouge, LA 70809-0000	Weingarten Realty Investments
5101	Port Charlotte	Regular Store	Mattress Firm, Inc.	3/21/2007	1940 Tamiami Trail #101 Port Charlotte, FL 33948-2180	MSKP Murdock, LLC
5103	Coral Walk	Regular Store	Mattress Firm, Inc.	9/28/2007	1830 Pine Island Rd #120 Cape Coral, FL 33991-0000	Cole MT Capital Cape Coral FL LLC
5105	North Ft Myers	Regular Store	Mattress Firm, Inc.	2/26/2008	Colonial Blvd 6 Mile Cypress Parkway Ft. Myers, FL 33907-0000	UG Six Mile LP
5201	Downtown Dadeland	Regular Store	Mattress Firm, Inc.	10/31/2006	8905 Dadeland Blvd. Miami, FL 33156-1650	JW Davis
5202	Mall at 163rd	Regular Store	Mattress Firm, Inc.	12/16/2006	1203 NE 163rd, Suite #102 Miami, FL 33162-4634	ERT 163rd Street Mall, LLC
5203	Bird Trade	Regular Store	Mattress Firm, Inc.	1/12/2007	8292 Bird Trade Shopping Center Miami, FL 33155-0000	Bird Trade Center, LLC
5204	Royal Palm	Regular Store	Mattress Firm, Inc.	2/15/2007	551 North State Road 7, Suite 101 Royal Beach, FL 33411-1764	R.T.G. Furniture Corp.
5206	Pembroke	Regular Store	Mattress Firm, Inc.	2/19/2007	11009-11017 Pines Blvd. Hollywood, FL 33026-5217	Pembroke Lake, LLC
5207	Landing at Tradition	Regular Store	Mattress Firm, Inc.	3/2/2007	10548 SW Village Parkway #4D-E Port St. Lucie, FL 34987-2359	The Landing at Tradition Development Company, LLC
5208	Jupiter West	Regular Store	Mattress Firm, Inc.	6/8/2007	6767 W Indiantown Rd Jupiter, FL 33458-0000	Scribe Riviera JV
5209	Westland Commons	Regular Store	Mattress Firm, Inc.	6/27/2007	1738 West 49th Street (bays 4,5,6) Hialeah, FL 33012-3299	Hialeah Fee Commons, LTD
5213	Port St. Lucie West	Regular Store	Mattress Firm, Inc.	9/21/2007	1399 St. Lucie West Blvd. St. Lucie, FL 34986-1968	MDC Shoppes II, LLC
5219	West Coral Springs	Regular Store	Mattress Firm, Inc.	10/9/2007	1838 N University Dr Coral Springs, FL 33071-	Isla Verde Land Investors LTD

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
6031
5222	Palms Springs Mile	Regular Store	Mattress Firm, Inc.	1/28/2008	795 W 49th St #TBA Hialeah, FL 33012-3608	Palm Springs Mile Associates Ltd
5223	Vero Beach	Regular Store	Mattress Firm, Inc.	3/4/2008	Vero Beach, FL 33145-0000	6350 Shoppes LLC
5304	Howell Branch	Regular Store	Mattress Firm, Inc.	1/19/2007	2525 Howell Branch RD. Ste 1001 Casselberry, FL 32751-0000	Semoran Associates, Ltd
5305	Oviedo	Regular Store	Mattress Firm, Inc.	7/25/2007	8155 Red Bug Lake Road Oviedo, FL 32765-9266	Deno P. Dikeou
5306	TG Lee Commons	Regular Store	Mattress Firm, Inc.	9/20/2007	6651 S. Semoran Blvd. (units 109-110) Orlando, FL 32822-1547	RLMF Equities, LLC
5307	Ocala Berkshire	Regular Store	Mattress Firm, Inc.	10/2/2007	I 75 @ SR 200 Ocala, FL 00000-0000	Berkshire-Ocala, LLC
5309	Winter Park	Regular Store	Mattress Firm, Inc.	10/3/2007	933 N. Orlando Avenue Winter Park, FL 32789-2964	Village Shoppes of Winter Park, LLC
5310	Clermont	Regular Store	Mattress Firm, Inc.	8/24/2007	1495 E. Hwy 50, Ste C Clermont, FL 34711-3243	Clermont Heights Plaza LLC
5311	Turkey Lake	Regular Store	Mattress Firm, Inc.	10/10/2007	8972 Turkey Lake Rd #100 Orlando, FL 32819-7380	Weingarten Realty Investors
5312	Fashion Square Mall	Regular Store	Mattress Firm, Inc.	12/3/2007	3748 E. Colonial Dr. Orlando, FL 32803	Brett K. Oubre
5403	Lake Mead	Regular Store	Mattress Firm, Inc.	3/22/2007	2303 N RAINBOW Las Vegas, NV 89108-7028	Rainbow Promenade Partners LLC
5404	Craig Road	Regular Store		3/22/2007	2020 W Craig Rd N Las Vegas, NV 89030-2729	Sierra Town Center, LLC
5405	Silverado	Regular Store	Mattress Firm, Inc.	3/22/2007	9731 S Eastern #1 Las Vegas, NV 89123-6959	AIG Baker Silverado, LLC
5406	Flamingo (Decatur)	Regular Store	Mattress Firm, Inc. dba Mattress Firm	3/22/2007	4880 W Flamingo Rd Las Vegas, NV 89103-3704	Anderson Brothers Limited Partnership
5410	Tropicana	Regular Store	Mattress Firm, Inc.	3/22/2007	3375 E Tropicana, #F8 Las Vegas, NV 89121-0000	Tropicana Center
5413	Boca Park	Regular Store	Mattress Firm, Inc.	3/22/2007	8700 W Charleston Las Vegas, NV 89117-5478	Boca Park Parcels, LLC
5416	Grand Canyon	Regular Store	Mattress Firm, Inc.	3/22/2007	4145 S Grand Canyon Las Vegas, NV 89147-7160	Grand Flamingo Corner, LLC
5417	Blue Diamond	Regular Store	Mattress Firm, Inc.	3/22/2007	7850 S Dean Martin Dr (AKA Industrial Blvd) Las Vegas, NV 89139-6604	Black Bongo, LTD
5418	Warm Springs	Regular Store	Mattress Holding Corp.	3/22/2007	410 Marks St #100 Henderson, NV 89014-8636	SAC Henderson LLC

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
5421	Boca West	Regular Store	Mattress Firm, Inc.	3/13/2003	8950 W Charleston Blvd # 9 & 10 Las Vegas, NV 89117-5475	Boca Park LLC
5422	Rainbow West	Regular Store	Mattress Firm, Inc.	1/18/2007	1040 S Rainbow Blvd Las Vegas, NV 89145-6232	Joe Dehorty
5423	Sunset	Regular Store	Mattress Firm, Inc.	10/24/2007	1351 W Sunset Rd Henderson, NV 89014-8608	Retail Shops at Sunset LLC
5424	Eastern	Regular Store	Mattress Firm, Inc.	10/24/2007	9905 S Eastern Ave #150 Henderson, NV 89014-0000	Cap Investors LV LLC
5425	Alliante	Regular Store	Mattress Firm, Inc.	10/24/2007	6512 N Decatur Las Vegas, NV 89014-0000	Eagle Group, LLC
5427	Fort Apache	Regular Store	Mattress Firm, Inc.	1/30/2008	5195 S Ft Apache Rd #105 Las Vegas, NV 89148-1765	Apache Structures LLC
5428	Arroyo	Regular Store	Mattress Firm, Inc.	10/1/2007	7305 Arroyo Crossing Parkway #105 Las Vegas, NV 89118-4076	Rainbow Arroyo Commons, LLC
5429	McCarren Marketplace	Regular Store	Mattress Firm, Inc.	4/25/2008	5775 S Eastern Ave Bldg B6 #104-106 Las Vegas, NV 89119-3010	McCarren Marketplace LLC
5501	Alabaster	Regular Store	Mattress Firm, Inc.	12/5/2008	60 Colonial Promenade, Suite 301 Alabaster, AL 35007	Shoppes at Alabaster, LLC
5502	Brook Highland	Regular Store	Mattress Firm, Inc.	12/5/2008	5285 Hwy 280 S. # 101 Birmingham, AL 35242	GS II Brook Highland, LLC
5503	Eastwood	Regular Store	Mattress Firm, Inc.	12/5/2008	1672 Montclair Rd Birmingham, AL 35210	Map Eastwood, LLC
5504	Trussville	Regular Store	Mattress Firm, Inc.	12/5/2008	1830 Gadsden Highway Birmingham, AL 35235	Vermeer Sales & Services
5505	Tuscaloosa	Regular Store	Mattress Firm, Inc.	12/5/2008	1800 McFarland Blvd #400 Birmingham, AL 35401	Carlyle-Cypress Tuscaloosa I, LLC
0156	Vision Park	Junior Anchor	Mattress Firm, Inc.	3/19/2007	100 Vision Park Dr Shenandoah, TX 77384-3000	I-45 Vision Park, LLC
0530	Bitters	Junior Anchor	Mattress Firm, Inc.	10/24/2007	13413 US Hwy 281 (San Pedro) San Antonio, TX 78216-2058	Hixon Properties Inc
0542	Bandera	Junior Anchor	Mattress Firm, Inc.	10/27/2007	5803 NW Loop 410 San Antonio, TX 78238-2503	Jackson Seamus LLC
1708	Stratford Commons	Junior Anchor	Mattress Firm, Inc.	10/18/2004	156 Stratford Commons Ct, Ste C Winston Salem, NC 27103-5530	Galileo Stratford Commons LP
2403	Independence-Whse	Junior Anchor	Mattress Firm, Inc.	1/18/2007	4641-A E. Independence Blvd. Charlotte, NC 28212-0000	TKC XXXIV, LLC

MFI Loc No.	Store/Warehouse Name	Property Type	Tenant	Original Lease Date	Property Address	Landlord
4106	Westpark Business Center	Junior Anchor	Mattress Firm, Inc.	10/5/2007	4139 W Reno Oklahoma City, OK 73107-6531	Westpark Business Center Company LLC
5221	Cutler Bay	Junior Anchor	Mattress Firm, Inc.	11/26/2007	18591 S Dixie Hwy Miami, FL 33157-6845	Woolbright South Dade Two LLC
Executed Leases in Process of Store Opening
1713	Alamance	Super Center	Mattress Firm, Inc.	4/28/2008	NEQ University Dr @ I-40 Burlington, NC 27215-0000	Alamance Crossing LLC
5212	Florida City Centre	Super Center	Mattress Firm, Inc.	6/5/2008	US Hwy 1 & NE 7th St. Florida City, FL 33034-0000	Interra FC I LLC
5220	Jensen Beach	Super Center	Mattress Firm, Inc.	11/1/2007	2837 NW Federal Highway Stuart, FL 34994-9252	Sandy East, LLC
0275	Frisco Parkway	Regular Store	Mattress Firm, Inc.	10/16/2008	11445 Dallas Tollway, Suite 280 Frisco, TX 75034	Inland Western/Weber JV Frisco Parkway Limted Partnership
0543	New Braunfels	Regular Store	Mattress Firm, Inc.	8/14/2008	2802 IH-35 Suite A New Braunfels, TX 78130	New Braunfels IH-35 Retail Associates, L.P.
0745	Canton	Regular Store	Mattress Firm, Inc	8/28/2007	Canton Marketplace, Suite 110 Canton, GA 30114-0000	Canton Marketplace, LLC
0751	North Druid Hill	Regular Store	Mattress Firm, Inc	3/5/2008	2320 N. Druid Hills Atlanta, GA 30239-3109	North Druid Development LLC
2530	Wesley Grove	Regular Store	Mattress Firm, Inc.	10/17/2008	SR 54 & I-75 Wesley Chapel, FL 33544	54 West Capital, LLC
5106	Avenue Shops	Regular Store	Mattress Firm, Inc.	4/25/2008	11621 S Cleveland Ave #1 Ft Myers, FL 33907-2866	TGI Fort Myers - 41 LLC
5215	Okeechobee Plaza	Regular Store	Mattress Firm, Inc.	9/18/2007	MWC Okeechobee Blvd & Baywinds Dr. West Palm Beach, FL 33411-0000	UG Okeechobee, LP
5224	Intracoastal Mall	Regular Store	Mattress Firm, Inc.	2/29/2008	3507 NE 163rd St N. Miami Beach, FL 33160-0000	MSW Intracoastal Mall LLC
5225	Caligo	Regular Store	Mattress Firm, Inc.	7/2/2008	State Road 7 and Hillsboro Blvd #106 Parkland, FL 33067-0000	Caligo Crossing, LLC
5226	Shore Square		Mattress Firm, Inc	8/21/2008	9005 Biscayne Blvd. Miami Shores, FL 33138-0000	MSW Intracoastal Mall LLC
5506	The Grove	Regular Store	Mattress Firm, Inc	12/5/2008	Intersection of I-459 and John Hawkins Parkway Hoover, AL 00000	KD Hoover, LLC

Inactive Locations

MFI Location Number	Store/Warehouse Name	Tenant	Original Lease Date	Property Address	Landlord
Stores Closed With Sublease
0243	Valley Ranch	Mattress Firm, Inc.	4/7/2004	660 West Interstate-635 Irving, TX 75063-0000	Inland Western Irving, LP (Macarthur Crossing)
2998	MetMatt Operations	Mattress Firm - Arizona, LLC.	3/12/2004	1524 W 14th St, #115 Tempe, AZ 85281-0000	LBA Realty Fund II-Company III, LLC
2928	Fiesta Mall	Mattress Holding Corp.	12/22/2004	1457 W Southern Ave., Ste 15 Mesa, AZ 85202-4853	Mercado Fiesta Center OO,LLC
0598	Pro San Antonio Warehouse	Mattress Firm, Inc.	1/9/2007	6900 Alamo Downs Parkway #140 San Antonio, TX 78238-0000	EastGroup Properties LP
5601	Bluffton	Mattress Holding Corp.	7/8/2008	1172 Fording Island Dr Bluffton, SC 29910-0000	Master Beds, LLC
Stores Closed Without Sublease
3103	West Palm-Whse	Malachi Mattress America, Inc.	12/4/2000	2399 Palm Beach Lakes Boulevard West Palm Beach, FL 33409-0000	Realty Income Corporation, Bldg #1045
0155	Northline Commons	Mattress Firm, Inc.	9/8/2006	4400 B North Freeway, #400 Houston, TX 77022-3611	Northline Mall Limited Partnership
0163	Kuyrkendall	Mattress Firm, Inc.	6/6/2007	1814 FM 1960 West Houston, TX 77077-0000	Bliami Properties
0167	Sheperd & Alabama	Mattress Firm Operating, Ltd.	6/6/2007	3113 S. Shepard Houston, TX 77082-0000	Sharifi Family Trust
0172	Westheimer Towne Center	Mattress Firm Operating, Inc.	4/2/2007	8539 Westheimer Rd. Suite B Houston, TX 77007-0000	Westheimer Towne Center, Ltd. LLC
0197	Pro Houston Warehouse	Mattress Firm, Inc.	2/26/2007	8758 Clay Rd #418 Houston, TX 77080-0000	Guardian Management Co
0257	Irving West	Mattress Firm, Inc.	10/24/2007	2701 W Airport Freeway #112 &116 Irving, TX 75062-0000	Dr. M Nazarian
0748	Jonesboro	Mattress Firm, Inc	10/1/2007	6655 Tara Blvd #101 Jonesboro, GA 30236-6762	Shoppes at Tara - BC LLC
2929	Gilbert & Southern	Metropolitan Mattress Corporation	1/18/2007	1120 S Gilbert Rd #101 Mesa, AZ 85213-5206	Serhan Investments, Inc.
3102	Boca Raton	Malachi Mattress America, Inc.	12/4/2000	6649 N. Federal Hwy Boca Raton, FL 33487-0000	N Boca Properties LLC
3604	Strongsville	Malachi Mattress America, Inc.	10/1/1999	17149 South Park Ctr Strongsville, OH 44136-0000	OfficeMax, Inc

Notes to Schedule 3.05(b)
1) All Real Property listed herein are leased properties.

2) The underlying lease agreements do not contain any options to purchase all or any portion of such Real Property or any interest therein or contain any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein.

2) No lease agreement to the Real Property listed herein requires the consent of the landlord or tenant thereunder, or other party thereto, to the Restatement Transactions.

Schedule 3.06(c)

Violations and Proceedings

None.

Schedule 3.07(a)

Equity Interests and Subsidiaries

Current Legal Entities Owned	Jurisdiction of Organization	Record Owner	Certificate No.	No. of Shares (Interests) Outstanding/No. of Shares of Common Stock (Interests) Authorized	No of Shares of Preferred Stock Authorized but not Issued
Mattress Holdco, Inc.	Delaware	Mattress Intermediate Holdings, Inc.	2	100/100	0
Mattress Holding Corp.	Delaware	Mattress Holdco, Inc.	1	100/100	0
Mattress Firm, Inc.	Delaware	Mattress Holding Corp.	3	1,010.7135/10,000	1,000
Mattress Firm — Arizona, LLC	Arizona	Mattress Firm, Inc.	N/A	N/A	N/A
Metropolitan Mattress Corporation	Arizona	Mattress Firm — Arizona, LLC	5	1,000/5,000	N/A
The Mattress Venture, LLC	Texas	Mattress Firm, Inc.	N/A	N/A	N/A

Schedule 3.07(b)

Organizational Chart

Schedule 3.08

Litigation

None.

Schedule 3.13

Taxes

None.

Schedule 3.19

Insurance

Named Insured	Carrier	Coverage Type	Begin	End	Policy No#	Coverage Limit	Aggregate Limit	Retention/ Deductible	Premium Rate	Inception Premium
CASUALTY DIVISION:
Mattress Holdings, LLC, et al*	Zurich American Insurance Company	General Liability	10/31/08	10/31/09	50-95-670-01	Ea Occurrence, all exposures excluding medical expense: $1,000,000 (Med Exp $10,000)	Gen, Aggr $5,000,000 for all exposures, except: Prod/Oper Aggr $2,000,000 Empl Benefits $1,000,000	Self Insured Retention $100,000 per occurrence	0.23620 per $1,000 audited sales	$119,281
Mattress Holding, LLC, et al*	Zurich American Insurance Company	Worker’s Compensation & Employer’s Liability	10/31/08	10/31/09	50-95-669-01	WC: Statutory Bodily Injury: $1,000,000	n/a	Self Insured Retention $150,000 per occurrence	$0.2424188 per $100 audited payroll	$189,191
Mattress Holding, LLC, et al*	Zurich American Insurance Company	Automobile Liability	10/31/08	10/31/09	50-95-571-01	Combined Single $2,000,000 Personal Injury: Statutory Medical: $5,000/person	n/a	n/a	$1,271 per vehicle	$51,436
Mattress Holding, LLC, et al*	Zurich American Insurance Company	Automobile Physical Damage	10/31/08	10/31/09	BAP 5095671-00	Lesser of: Actual Cash Value, or Cost of Repairs (Hired Autos: $50,000) UM/UIM: Rejected except where statutory	n/a	Deductible $1,000 per occurrence	$343.571 per vehicle	$13,901
Mattress Holding, LLC, et al*	St. Paul Fire & Marine Insurance Company	Primary Umbrella Liability	10/31/08	10/31/09	QK09001811	Each Occurence $25,000,000 in excess of primary lines	General Aggregate $25,000,000	Self Insured Retention $10,000 per occurrence	n/a	$49,900
Mattress Holding, LLC, et al*	Ohio Casualty Insurance Company	Excess Umbrella Liability	10/31/08	10/31/09	ECO 09 53586393	$25,000,000 in excess of Primary Umbrella	General Aggregate $25,000,000	n/a	n/a	$19,109
Mattress Holding, LLC, et al*	Continental Casualty Company (CNA)	Building & Personal Property	1/31/09	1/31/10	RMP2083618894	Blanket limit $25,000,000 Subj to policy sublimits & deductibles	Blanket limit $25,000,000 Subj to policy sublimits & deductibles	$25,000 all locations, including Time Limit	2.0825 per $1,000 stated property value	$343,346
Mattress Holding, LLC, et al*	Marsh USA Inc.	Service Fee	10/31/07	10/31/08	2007-2008	n/a	n/a	n/a		$175,000
FINANCIAL PRODUCTS DIVISION:
Mattress Holding, LLC, et al*	US Specialty Insurance Co (HCC)	Directors & Officers and EPL Includes Fiduciary	1/31/09	1/31/10	14-MGU-09- A18408	$5,000,000 Each occurrence D&O &/or EPL	Aggregate $5,000,000	$50,000 $0 for all insured persons in non-indemnifiable loss		$37,600
Mattress Holding, LLC, et al*	Travelers Casualty & Surety Company of America	Commercial Crime	1/31/09	1/31/10	104875323	$2,000,000 per occurrence, subject to policy sublimits	n/a	$50,000 $1,000 for computer restoration $0 for ERISA & claim expense		$10,879
Mattress Holding, LLC, et al*	Liberty Insurance Underwriters, Inc	KRE / Special Crime	1/18/07	1/18/ 10	205265-017	$1,000,000, subject to policy sublimits	n/a	n/a		$2,500
JW Childs Associates, including Mattress Holdings, LLC	Zurich American Insurance Company	E&O Floating Excess Management Liability Layer (FLEX)	11/15/08	11/15/09	DOC904471602	$10,000,000 per claim and aggregate, excess of Mattress Holdings’ D&O, EPL, and Fiduciary policies, subject to group package limit $25mm	$10,000,000 per claim and aggregate, excess of Mattress Holdings’ D&O, EPL, and Fiduciary policies, subject to group package limit $25mm	n/a		$5,749
JW Childs Associates, including Mattress Holdings, LLC	Liberty Mutual Insurance Company	E&O Floating Excess Management Liability Layer (FLEX)	11/15/08	11/15/09	BL4N405515003	$10,000,000 excess of $10,000,000 Zurich E&O policy, subject to group package limit $25mm	$10,000,000 excess of $10,000,000 Zurich E&O policy, subject to group package limit $25mm	n/a		$4,024
JW Childs Associates, including Mattress Holdings, LLC	Twin City Fire Insurance Company	E&O Floating Excess Management Liability Layer (FLEX)	11/15/08	11/15/09	00PE22687007	$5,000,000 excess of $10,000,000 Liberty Mutual E&O policy, subject to group package limit $25mm	$5,000,000 excess of $10,000,000 Liberty Mutual E&O policy, subject to group package limit $25mm	n/a		$1,575
										$1,023,491

*Includes as insured each subsidiary entity to Mattress Holdings, LLC.

Schedule 6.01(b)

Existing Indebtedness

			Term		Loan
	Borrower	Interest rate	Orig	Maturity	Principal
UBS Senior Term	Mattress Holding Corp.	Base+Margin	01/18/07	01/18/14	$235,845,938
UBS Senior Revolver	Mattress Holding Corp.	Base+Margin	01/18/07	01/18/14	23,000,000
					258,845,938

Yotes - Seller Note (St. Louis acquisition)	Mattress Firm, Inc.	Prime+1%	07/13/07	09/30/09	666,667

Crown Stockpicker (34718)	Mattress Firm, Inc.	7.32%	12/15/05	01/15/10	33,758
Crown Stockpicker (34718)	Mattress Firm, Inc.	8.89%	04/27/06	02/27/11	13,400
Crown Stockpicker (33936)	Mattress Firm, Inc.	7.32%	10/15/05	09/15/10	9,047
Crown Stockpicker (33929)	Mattress Firm, Inc.	7.31%	10/15/05	09/15/10	18,173
Crown Stockpicker (33930)	Mattress Firm, Inc.	7.31%	10/15/05	09/15/10	9,107
Crown Stockpicker (34116)	Mattress Firm, Inc.	7.31%	11/15/05	10/15/10	9,448
Crown Stockpicker (33721)	Mattress Firm, Inc.	7.31%	10/15/05	09/15/10	18,215
Ford Motor Credit (American Mattress)	Mattress Firm, Inc.	9.99%	06/06/07	09/10/11	18,773
Ford Motor Credit (American Mattress)	Mattress Firm, Inc.	9.99%	06/06/07	03/10/11	19,718
CIT Technology (Bedtime Mattress)	Mattress Firm, Inc.	10.00%	03/23/07	11/29/09	12,011
GMAC Truck # 048 (Mattress Pro)-Refinance	Mattress Firm, Inc.	9.381	03/08/08	12/08/09	6,720
GMAC Truck # 926 (Mattress Pro)-Refinance	Mattress Firm, Inc.	9.381	03/08/08	12/08/09	6,718
Crown Stock Picker (Dallas) (40108527)	Mattress Firm, Inc.	6.750	05/15/08	04/15/03	23,587
Crown Stock Picker (Austin) (40108522)	Mattress Firm, Inc.	6.750	05/15/08	04/15/03	23,587
Crown Stock Picker (Houston) (40108526)	Mattress Firm, Inc.	6.750	06/15/08	05/15/13	28,020
Hatachi 3843004	Mattress Firm, Inc.	3.90%	03/03/05	01/03/09	8,702
Hatachi 3843005	Mattress Firm, Inc.	3.90%	03/03/05	01/03/09	8,702
Hatachi 3843006	Mattress Firm, Inc.	3.90%	03/20/05	02/20/09	9,653
Hatachi 3843007	Mattress Firm, Inc.	3.90%	03/28/05	02/28/09	9,653
Hatachi 3843008	Mattress Firm, Inc.	3.92%	02/01/05	01/31/10	10,601
Crown Stockpicker (32653)	Mattress Firm, Inc.	7.70%	07/01/05	06/27/09	1,383
Crown Stockpicker (40531)	Mattress Firm, Inc.	8.40%	04/27/07	03/27/11	15,228
Crown Stockpicker (40532)	Mattress Firm, Inc.	8.79%	04/27/07	03/27/11	6,563
Crown Stockpicker	Mattress Firm-Arizona, LLC	9.56%	09/23/04	09/01/09	3,637
Crown Stockpicker	Mattress Firm-Arizona, LLC	8.93%	08/15/06	07/15/11	15,345
AFCO Property Insurance P#2083618894	Mattress Firm, Inc.	4.11%	02/04/09	10/31/09	244,574
					584,325
					$260,096,929

Schedule 6.09(d)

Transactions with Affiliates

Management Agreement, dated as of January 18, 2007 and amended as of the Restatement Date, by and among J.W. Childs Associates, L.P., a Delaware limited partnership, Mattress Holding Corp., a Delaware corporation, Mattress Firm, Inc., a Delaware corporation, and Mattress Intermediate Holdings, Inc., a Delaware corporation.

Equity Support Letter, dated as of the Restatement Date, as amended, supplemented or otherwise modified from time to time, by and among the Equity Cure Provider, Mattress Interco, Inc., a Delaware Corporation, and such other parties thereto.

Equity Side Letter, dated as of the Restatement Date, as amended, supplemented or otherwise modified from time to time, by and among TCW/Crescent Mezzanine Partners IV, L.P. and the Equity Cure Provider.

Payment Direction Letter, dated as of the Restatement Date, by and among Mattress Interco, Inc., a Delaware corporation and Mattress Intermediate Holdings, Inc., a Delaware corporation.

Exhibit A

Form of Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [    ] (the “Assignor”) and [     ] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[ ]

2.	Assignee:	[ ]

3.	Borrower:	Mattress Intermediate Holdings, Inc.

4.	Administrative Agent: TCW/Crescent Mezzanine Partners IV, L.P., as the administrative agent under the Loan Agreement

5.

Loan Agreement:  The Amended and Restated Loan Agreement dated as of March [20], 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Mattress Intermediate Holdings, Inc., a Delaware corporation, as borrower, the Lenders,  and TCW/Crescent Mezzanine Partners IV, L.P., as administrative agent (in such capacity, “Administrative Agent”).

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans(1)
Loan	$	$		%

Effective Date:                                   , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.](2)

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[ ]

By:
Name:
Title:

ASSIGNEE

[ ]

By:
Name:
Title:

(1)           Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(2)   This date may not be fewer than 5 Business days after the date of assignment unless the Administrative Agent otherwise agrees.

Consented to and Accepted:

MATTRESS INTERMEDIATE HOLDINGS, INC.

By:
Name:
Title:

TCW/CRESCENT MEZZANINE PARTNERS IV, L.P., as Administrative Agent

By:	TCW/Crescent Mezzanine Management IV, L.L.C.,
its Investment Manager

By:	TCW Asset Management Company,
its Sub-Advisor

By:
Name:
Title:

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other person  of any of their respective obligations under any Loan Document.

1.2           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements of an eligible assignee under Section 10.04(b) of the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15 of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

EXHIBIT B

[Form of]
NOTE

$	New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, MATTRESS INTERMEDIATE HOLDINGS, INC, a Delaware corporation, as borrower (the “Borrower”), hereby promises to pay to the order of                         and its registered assigns (the “Lender”) and its registered assigns on the Maturity Date (as defined in the Loan Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of                       DOLLARS ($                      ), or, if less, the aggregate unpaid principal amount of all Loans of the Lender outstanding under the Loan Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Loan Agreement. Borrower further agrees to pay interest at such office specified in Section 2.14 of the Loan Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, on the dates and in the manner specified in the Loan Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date and amount of each Loan of the Lender outstanding under the Loan Agreement and the date and amount of each payment or prepayment hereof; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Loan Agreement.

This Note is one of the Notes referred to in the Amended and Restated Loan Agreement dated as of March 20, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Borrower, as borrower, the Lenders party thereto and TCW/CRESCENT MEZZANINE PARTNERS IV, L.P., as administrative agent and is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Loan Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

During the continuance of any one or more of the Events of Default specified in the Loan Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE LOAN AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE LOAN AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE HOLDER OF THIS NOTE MAY REQUEST, AND WILL PROMPTLY BE MADE AVAILABLE UPON REQUEST, THE FOLLOWING INFORMATION WITH RESPECT TO THIS NOTE: ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY. SUCH INFORMATION WILL BE PROVIDED BY JIM R. BLACK, CHIEF FINANCIAL OFFICER OF THE BORROWER, AT (713) 651-2083.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

MATTRESS INTERMEDIATE HOLDINGS, INC., as Borrower

By:
Name: Jim R. Black
Title: Vice President, Chief Financial Officer,
Secretary and Treasurer

Note

Exhibit C

[Form of]
NON-BANK CERTIFICATE

Reference is made to the Amended and Restated Loan Agreement dated as of January [30], 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among MATTRESS INTERMEDIATE HOLDINGS, INC., a Delaware corporation, as borrower (the “Borrower”), the lenders party thereto from time to time and TCW/CRESCENT MEZZANINE PARTNERS IV, L.P., as administrative agent.

The undersigned is not (i) a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)), (ii) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code.

[NAME OF LENDER]

By:
Name:
Title:

[ADDRESS]

Dated:                                    , 200

Exhibit D

Form of Opinion of Ropes & Gray LLP

March 20, 2009

To the Administrative Agent
and each Lender party to the
Loan Agreement referred to below

Ladies and Gentlemen:

This opinion is being furnished to you pursuant to the Amended and Restated Loan Agreement dated as of March 20, 2009 (the “Loan Agreement”), among Mattress Intermediate Holdings, Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and TCW/Crescent Mezzanine Partners IV, L.P., as Administrative Agent.  Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Loan Agreement.

We have acted as counsel to the Company and Mattress Holding Corp., a Delaware corporation (“Opco”), in connection with the Loan Documents (as defined below) being executed and delivered on the date hereof.

In connection with this opinion, we have examined the following documents:

(a)           the Loan Agreement;

(b)           the Notes (if any) being delivered on the date hereof;

(c)           the Assignment, Assumption and Release Agreement, dated March 20, 2009, among Opco, the Company, TCW/Crescent Mezzanine Partners IV, L.P., as successor administrative agent, Mattress Holdco, Inc., a Delaware corporation (“Holdings”), the other guarantors party thereto and the lenders party thereto.

The agreements referred to in clauses (a) through (c) above are referred to herein collectively as the “Loan Documents”.

We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.  In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed herein are limited to matters governed by the laws of the State of

New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America (collectively, the “Covered Laws”).

Based upon and subject to the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.             Each of the Company and Opco (a) is a corporation validly existing and in good standing under the laws of the State of Delaware and (b) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party.

2.             Each of the Company and Opco has duly authorized, executed and delivered each of the Loan Documents to which it is a party.

3.             Each of the Loan Documents to which each of the Company and Opco is a party constitutes the valid and binding obligation of each such person and is enforceable against each such person in accordance with its terms.

4.             The execution and delivery by the each of the Company and Opco of the Loan Documents to which such person is a party and the performance by such person of its obligations thereunder will not violate or require the repurchase of securities under its charter or by-laws.  The execution and delivery by each of the Company and Opco of the Loan Documents to which such person is party and the performance by such person of its obligations thereunder will not violate any Covered Laws.

5.             Under the Covered Laws, no consent, approval, license or exemption by, or order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained by the Company or Opco in connection with the execution and delivery of the Loan Documents to which each such person is party or the performance by each such person of its obligations thereunder.

6.             We are not representing the Company or Opco in any pending litigation in which it is a named defendant that challenges the validity or enforceability of, or seeks to enjoin the performance of, the Loan Documents.

7.             Neither the Company nor Opco is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Our opinion that each of the Loan Documents to which each of the Company and Opco is a party constitutes the valid and binding obligation of each such person, enforceable against each such person in accordance with its terms, is subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors and secured parties and (ii) general principles of equity.

The opinions expressed herein do not purport to cover, and we express no opinion with respect to, the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law.

The opinions expressed herein are subject to the qualification that the enforceability of provisions in the Loan Documents providing for indemnification or contribution may be limited by public policy considerations.  In addition, we express no opinion as to (i) the extent to which broadly worded waivers, conclusive presumptions or determinations or powers of attorney may be enforced, (ii) the enforceability of any provision of the Loan Documents which purports to grant the right of setoff to an affiliate of a lender or a purchaser of a participation in the loans outstanding thereunder, which permits the exercise of a right of setoff against amounts not then due, or which constitutes a penalty or forfeiture or provides for liquidated damages, or (iii) the enforceability of any provision which provides for non-effectiveness of oral modifications, waiver of or consent to service of process and venue, waiver of offset or defenses, or judgment currency.  In connection with the provisions of the Loan Documents whereby the parties submit to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the federal courts.

In addition, certain provisions contained in the Loan Documents may be unenforceable in whole or in part but the inclusion of such provisions in the Loan Documents does not affect the validity of any of the other provisions thereof, and the remaining provisions of the Loan Documents are sufficient for the practical realization of the benefits intended to be provided thereby.

This opinion is being furnished only to the addressees and is solely for their benefit and the benefit of their assignees who become Lenders or Administrative Agent under the Loan Agreement.  This opinion may not be relied upon for any other purpose or by any other person without our prior written consent.

Very truly yours,

Ropes & Gray LLP